As filed with the Securities and Exchange Commission on November 29, 2005

Registration No. 333-128816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 2

to

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JER INVESTORS TRUST INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

1650 Tysons Blvd.

Suite 1600

McLean, Virginia 22102

(703) 714-8000

(Address, Including Zip Code, and Telephone Number, Including Area code, of Registrant’s Principal Executive Offices)

Daniel T. Ward

Secretary

JER Investors Trust Inc.

1650 Tysons Blvd.

Suite 1600

McLean, Virginia 22102

(703) 714-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area code, of Agent for Service)

Copy to:

David J. Goldschmidt

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	11,286,501	$15.96	180,132,556	19,274	(2)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices for the Registrant’s common stock as reported on the New York Stock Exchange on November 28, 2005.
(2)	The registration fee was previously paid in connection with the initial filing of this registration statement on October 4, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting, pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated November 29, 2005

11,286,501 Shares of Common Stock

This prospectus relates to up to 11,286,501 shares of common stock of JER Investors Trust Inc. that the selling stockholders named in this prospectus may offer for sale from time to time. We will not receive any of the proceeds from the sale of any shares by the selling stockholders.

The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other exchanges on which our shares of common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “JRT.” The last reported sale price of our common stock on November 28, 2005 was $15.96 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 12 of this prospectus for a discussion of these risks.

•	We are dependent upon our manager and certain key personnel of J.E. Robert Company provided to us through our manager and may not find a suitable replacement if our manager terminates the management agreement or key personnel are no longer available to us.

•	There are conflicts of interest in our relationship with J.E. Robert Company and its affiliates, including with our manager, that could result in decisions that are not in the best interest of our stockholders, such as conflicts in allocating investments that may also be suitable for J.E. Robert Company and its affiliates or in allocating time of officers between us and J.E. Robert Company and its affiliates.

•	The conflicts of interest policy developed by J.E. Robert Company and the JER Fund III partnership agreement may limit the type of investments we make and may impact our ability to comply with REIT requirements and restrictions and with the Investment Company Act.

•	The incentive fee may cause our manager to invest in more risky investments to increase Funds From Operations and thereby increase the incentive fee earned by our manager.

•	The base management fee is payable to our manager regardless of our performance.

•	Our board of directors has approved very broad investment guidelines for our manager and does not approve each investment decision made by our manager.

•	We have limited experience operating as a REIT or a public company and may not operate successfully.

•	We expect to incur significant debt to finance our investments, which will subject us to increased risk of loss and reduce the cash available for distributions to our stockholders.

•	We may not be able to access financing sources on favorable terms, which could adversely affect our ability to execute our business plan.

•	Interest rate fluctuations may reduce the returns on our investments and cause losses.

•	We are subject to significant competition and we may not compete successfully.

•	Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

•	The requirements of the Investment Company Act impose limits on our operations.

•	Complying with REIT requirements may cause us to forego otherwise attractive business opportunities.

The date of this prospectus is                  , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

i

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to “our company,” “the company,” “we,” “us” and “our” mean JER Investors Trust Inc.

Our Company

We are a specialty finance company organized by J.E. Robert Company, Inc. primarily to originate and acquire real estate debt securities and loans. We are externally managed and advised by JER Commercial Debt Advisors LLC, an affiliate of J.E. Robert Company, Inc. J.E. Robert Company and its affiliates are a fully integrated real estate investment management firm. We will continue to capitalize on the knowledge and substantial resources of J.E. Robert Company and its affiliates. We take advantage of the growing volume and complexity of commercial real estate structured finance products by investing primarily in loans and debt securities that we believe will yield attractive risk-adjusted returns. Our target investments include commercial real estate structured finance products, such as commercial mortgage backed securities (commonly known as CMBS), mezzanine loans and B-Note participations in mortgage loans, as well as commercial mortgage loans, loans to real estate companies, preferred equity and net leased real estate. We may also invest in residential mortgages and related securities.

We were organized in April 2004, completed a private placement of our common stock in June 2004 and completed our initial public offering of common stock in July 2005.

Since raising our initial equity capital in June 2004, we have invested approximately $450 million (on a cost basis and net of dispositions on a cost basis) in commercial real estate debt securities and loans. As of September 30, 2005, our investments consisted of the following:

	Estimated Fair Value(1)	% of Our Total Investments	Estimated Yield to Maturity
	(in thousands)
CMBS
BBB rated	$24,292	5.6%	6.0%
BB rated	163,852	37.5%	7.3%
B rated	86,726	19.8%	9.7%
Non-rated	68,218	15.6%	14.1%

Total CMBS	343,088	78.5%	9.0%
Mezzanine loans	94,183	21.5%	13.7%

Total at September 30, 2005	$437,271	100.0%	10.0%

(1)	Our CMBS investments are carried at estimated fair value. In estimating fair value, we generally use available pricing information from dealers who make markets in these securities, but under certain circumstances, we may adjust these valuations based on our knowledge of the securities and the underlying collateral.

From October 1 through November 15, we acquired CMBS comprised of BBB-, BB, B and non-rated classes, for an aggregate of $30.8 million, and originated an aggregate of $3.4 million in additional mezzanine loans under a mezzanine loan program. During the same period, one of our borrowers repaid a $14.9 million mezzanine loan in full.

On November 10, 2005, two of our subsidiaries, JER CRE CDO 2005-1, Limited and JER CRE CDO 2005-1, LLC, issued $416 million par value of collateralized debt obligations (together, the 2005-1 CDO), including privately placed notes totaling $276 million rated AAA through BBB-, or Investment Grade Bonds. We retained a portion of the BBB- rated notes, all of the non-investment grade rated notes and all of the ordinary and preferred shares of the 2005-1 CDO. The 2005-1 CDO includes a ramp facility that will finance up to $46 million par value of additional collateral securities. At issuance, the weighted average cost of borrowing for the Investment Grade Bonds was approximately 83 basis points (excluding fees and expenses) over applicable swaps or LIBOR rates.

In connection with the pricing of the 2005-1 CDO in October 2005, through JER CRE CDO 2005-1, Limited, we entered into an amortizing swap with an initial notional balance of approximately $110 million and a final maturity of May 2015. Under the swap, we agreed to pay the counterparty a fixed interest rate of 4.943% per annum in exchange for floating payments on the applicable notional amount. In addition, in connection with the pricing of the 2005-1 CDO, we effectively terminated or assigned for value the $201 million notional amount of interest rate swaps outstanding as of September 30, 2005. Our $250 million warehouse facility with Banc of America Securities, LLC and our $100 million repurchase facility with Liquid Funding were also terminated in connection with the completion of the CDO.

We anticipate purchasing an additional CMBS investment aggregating approximately $52.5 million, which we expect to close in December 2005. This investment is subject to our satisfactory completion of due diligence and customary closing conditions. We cannot assure you that we will consummate this transaction.

Our investments generally are secured, directly or indirectly, by individual real estate properties or portfolios of real estate properties with a loan to value ratio ranging from approximately 60% to 90%. We currently finance our investments with short-term warehouse facilities, but we intend to use match-funded financing structures, such as collateralized debt obligations, or CDOs. Our strategy is to maximize the difference between the yield on our investments and the cost of financing these investments. Our objective is to generate cash for distribution, increase net asset value per share and provide attractive total returns to our stockholders.

Competitive Strengths

We believe that our competitive strengths include:

•	Strong Management Team. The principal executives of our manager have an average of more than 18 years of experience in real estate investing and finance, including significant experience in CMBS investment, private equity investment, capital markets, transaction structuring and risk management, providing us with significant expertise in key areas of our business.

•	Disciplined Underwriting. Established in 1981, J.E. Robert Company has significant experience as a real estate investor and provides us with the expertise to implement our detailed underwriting approach. The non-investment grade nature of certain CMBS and mezzanine loans increases the importance of underwriting both the borrower and underlying real estate assets.

•	Access to J.E. Robert Company’s Extensive Relationships. J.E. Robert Company and its affiliates’ extensive relationships with participants in the real estate industry and participants in real estate financing also provide us access to significant investment and financing opportunities. In addition, our relationship with J.E. Robert Company and its affiliates provides us access to their extensive relationships with major financial institutions that provide both short-term lending facilities as well as long-term structured debt capabilities through the issuance of CDOs. These relationships are important in structuring debt programs to achieve our goals of match-funding our debt and our investments.

•	Special Servicer Expertise. J.E. Robert Company currently has the highest special servicer ratings from both Fitch Investor’s Service, Inc. and Standard & Poor’s, Inc. The special servicer function is critical with respect to maximizing the return of principal and interest from the underlying loans. As an experienced special servicer, J.E. Robert Company has gained in-depth knowledge of debt, loan participation and syndication documentation, intercreditor agreements, bankruptcy and other creditor rights issues. We believe this expertise provides us a competitive advantage in sourcing, structuring and managing our investments.

Summary Risk Factors

An investment in shares of our common stock involves various material risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock:

•	We are dependent upon our manager and certain key personnel of J.E. Robert Company provided to us through our manager and may not find a suitable replacement if our manager terminates the management agreement or key personnel are no longer available to us.

•	There are conflicts of interest in our relationship with J.E. Robert Company and its affiliates, including with our manager, that could result in decisions that are not in the best interest of our stockholders, such as conflicts in allocating investments that may also be suitable for J.E. Robert Company and its affiliates or in allocating time of officers between us and J.E. Robert Company and its affiliates.

•	The conflicts of interest policy developed by J.E. Robert Company and the JER Fund III partnership agreement may limit the type of investments we make and may impact our ability to comply with REIT requirements and restrictions and with the Investment Company Act.

•	The incentive fee may cause our manager to invest in more risky investments to increase Funds From Operations and thereby increase the incentive fee earned by our manager.

•	The base management fee is payable to our manager regardless of our performance.

•	Our board of directors has approved very broad investment guidelines for our manager and does not approve each investment decision made by our manager.

•	We have a limited experience operating as a REIT or a public company and may not operate successfully.

•	Our investments in mortgage backed securities are subject to the risks of delinquency and foreclosure, which could subject us to losses.

•	Investments in mezzanine loans and B-Notes involve greater risks of loss than senior loans secured by income producing properties.

•	We expect to incur significant debt to finance our investments, which will subject us to increased risk of loss and reduce the cash available for distributions to our stockholders.

•	We may not be able to access financing sources on favorable terms, or at all, which could adversely affect our ability to execute our business plan.

•	We may not be able to acquire eligible securities for future CDO issuances, or may not be able to issue CDO securities on attractive terms that closely match fund the duration of our assets and liabilities, which may require us to seek more costly financing for our investments or to liquidate assets.

•	Interest rate fluctuations may reduce the returns on our investments and cause losses.

•	We are subject to significant competition and we may not compete successfully.

•	Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

•	The requirements of the Investment Company Act impose limits on our operations.

•	The stock ownership limit for REITs imposed by the Internal Revenue Code and our charter may reduce the liquidity of our common stock and restrict business combination opportunities.

•	Complying with REIT requirements may cause us to forego otherwise attractive business opportunities.

•	Our manager has discretion in the use of borrowings under our repurchase agreements, and stockholders will not have an opportunity to evaluate the investments that may be made with these borrowings.

Targeted Investments

We have the ability to invest across a wide range of assets, allowing us to determine the type of investment in a project that we believe will offer the best risk-adjusted return. As certain of our targeted asset classes (summarized below) become relatively more attractive, we can adjust our asset mix to invest in the portion of the capital structure that we believe offers the best relative value.

•	CMBS. Within the CMBS market, we focus on (i) non-investment grade classes, including the BB rated, B rated and non-rated classes, which together typically total 3% to 5% of the principal amount of a CMBS issuance and (ii) BBB rated classes, which typically total 2% to 4% of the principal amount of a CMBS issuance. According to Commercial Mortgage Alert (January 7, 2005), CMBS issuance in the United States averaged approximately $68 billion per year from 2000 through 2004 and increased by a compound annual growth rate of more than 17% over that same five-year period. We believe that CMBS issuance will continue to increase over the next several years. We believe the investment opportunity in CMBS currently lies in our ability to underwrite prudently and purchase the “first-loss” tranches and non-investment grade bonds, capitalizing on our manager’s ability to price the underlying real estate risk.

•	Mezzanine Loans. We originate and invest in mezzanine loans, which are subordinate to conventional first mortgage loans and senior to the borrower’s equity. A mezzanine loan is typically secured by a subordinate mortgage on the property or the borrower’s ownership interest in the property owner. We may hold junior or senior positions in such mezzanine loans.

•	B-Notes. We invest in “B-Notes,” which are junior participations in a first mortgage loan on a single property or group of related properties. The B-Note market has grown substantially in recent years with the expansion of the securitization market. The senior participation is known as the “A-Note.” The B-Note shares a single borrower and mortgage with the A-Note and is secured by the same collateral.

•	Mortgage Loans. We intend to invest in portfolios of mortgage loans from various sellers, including life insurance companies, banks and other owners. We expect these loans to generally be secured by first mortgages on commercial or residential properties in the United States.

•	Bridge Loans. We intend to provide bridge loans to borrowers who are typically seeking short-term capital to be used in the acquisition, construction or redevelopment of a property. We expect our bridge loans to be predominantly secured by first mortgage liens on the property.

•	Net Leased Real Estate. We intend to make investments in net leased real estate assets. J.E. Robert Company and its affiliates’ underwriting experience with this class of assets also allows us to pursue assets with lease terms of under 10 years.

•	Other Real Estate Structured Finance Products. We may invest in other real estate structured finance products, including preferred equity, commercial mortgage loans, residential mortgages and related securities and loans to real estate companies that are not specific to a particular property. We may acquire portfolios of performing mortgage loans at a discount where we believe we can achieve appropriate risk adjusted returns. We may also make investments in real estate-related operating companies, including REITs. These investments may take the form of secured debt, preferred stock and other hybrid instruments such as corporate mezzanine loans.

Our Manager

We are externally managed and advised by JER Commercial Debt Advisors LLC, an affiliate of J.E. Robert Company. As of the date of this prospectus, JER Commercial Debt Advisors LLC is 77% owned by Mr. Joseph E. Robert, Jr., 20% owned by Deborah L. Harmon, president and chief investment officer of J.E. Robert Company and a member of our investment committee, 2% owned by Keith W. Belcher, vice chairman of our board of directors, executive vice president and a member of our investment committee, and 1% owned by J.E. Robert Company. J.E. Robert Company is wholly owned by Mr. Robert. Founded in 1981, J.E. Robert Company is a fully integrated real estate investment management firm with more than 24 years of experience in sourcing, underwriting and managing a broad spectrum of real estate debt products and equity investments. During the 1980s and early 1990s, J.E. Robert Company was retained by U.S. governmental agencies, including the U.S. Federal Savings and Loan Insurance Company, the U.S. Resolution Trust Corporation and the U.S. Federal Deposit Insurance Corporation, to manage and liquidate non-performing financial assets. Starting in 1991, J.E. Robert Company managed portfolios of performing, sub-performing and non-performing mortgage loans and real estate assets for other institutional investors. In addition to identifying investment opportunities for these investors, J.E. Robert Company was responsible for overseeing the due diligence, valuation, acquisition, asset management and disposition of the investments. J.E. Robert Company currently has the highest special servicer ratings from Fitch Investors Service, Inc. and Standard & Poor’s, Inc. rating services, and has served as special servicer or asset manager for over 30 securitized pools of non-performing and performing commercial loans with a par value at issuance of over $15 billion. Since 1997, J.E. Robert Company has primarily conducted its real estate investment management activities on a global basis through a series of private equity funds, which we refer to as the JER Funds.

J.E. Robert Company and its affiliates have more than 150 employees with headquarters in McLean, Virginia and additional offices in New York, California, Illinois, Connecticut, Texas, France, Mexico and the United Kingdom.

As of the date of this prospectus, our chairman and chief executive officer, Joseph E. Robert, Jr., our manager, our officers, directors and employees and officers, directors and employees of J.E. Robert Company own in the aggregate approximately 5.8% of our common stock.

Management Agreement

A management agreement governs the relationship between our company and our manager and describes the services to be provided by our manager and its compensation for those services. The management agreement requires our manager to oversee our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors.

The management agreement has an initial term of two years, expiring on June 4, 2006, and will automatically be renewed for one-year terms thereafter unless terminated by either us or our manager upon at least 180 days prior notice. We are able to terminate the management agreement without cause only after the initial two-year term and upon payment of a substantial termination fee.

Our manager is entitled to receive a base management fee from us, incentive compensation based on certain financial performance criteria and a termination fee if we decide to terminate the management agreement without cause. The following table summarizes the fees payable to our manager pursuant to the management agreement:

Fee	Summary Description
Base Management Fee	The base management fee is payable monthly in an amount equal to 1/12 of the sum of (i) 2.0% of the first $400 million of our equity, (ii) 1.5% of our equity in excess of $400 million and up to $800 million and (iii) 1.25% of our equity in excess of $800 million.

Incentive Fee	The incentive fee is payable quarterly in an amount equal to the product of: (i) 25% of the dollar amount by which (a) Funds From Operations for such quarter per share of common stock exceed (b) an amount equal to (A) the weighted average of prices per share of common stock in all offerings multiplied by (B) the greater of (1) 2.25% or (2) .875% plus one fourth of the ten-year U.S. treasury rate (as defined) for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding during such quarter.

Termination Fee	The termination fee, payable for termination without cause or non-renewal of the management agreement, shall be equal to four times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination.

For the period from April 19, 2004 (inception) to December 31, 2004 and the nine month period ended September 30, 2005, respectively, we incurred $1.9 million and $3.5 million in base management fees, $0.3 million and $0.4 million for expenses incurred on our behalf and $0 and $0.2 million in incentive fees. We pay incentive fees only if Funds From Operations exceed the threshold described in the table above.

Conflicts of Interest

J.E. Robert Company and its affiliates currently manage and invest in, and will continue to manage and invest in, other entities, including real estate-related investment entities. In addition, our chairman and chief executive officer and our other officers also serve as officers and/or directors of these other entities and our chairman and chief executive officer beneficially owns 78% of our manager. In particular, affiliates of J.E. Robert Company, in their capacity as general partners of the JER Funds, are currently in the process of making investments in a wide range of commercial real estate equity and debt assets for JER Fund III, one of the JER Funds. The JER Fund III partnership agreement restricts the ability of affiliates of J.E. Robert Company to form another pooled investment fund with investment objectives substantially similar to those of JER Fund III. However, J.E. Robert Company and its affiliates are permitted by the JER Fund III partnership agreement to manage an entity that, like us, invests “primarily” in (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities. The JER Fund III partnership agreement does not define “primarily.” The general partner of JER Fund III has advised us that it interprets “primarily” to mean more than 50%. The JER Fund III partnership agreement restricts our manager’s ability to cause us to invest in real estate structured finance products other than (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities. This may require us to forego desirable investment opportunities and subject us to the risk that we will be limited in our ability to refocus our investment strategy if trends in the availability and performance of residential mortgages and related securities and conduit securitization investments make such a change desirable.

Certain investments appropriate for us may also be appropriate for JER Fund III. While we target primarily conduit commercial mortgage backed securities, mezzanine loans, B-Notes, bridge loans, preferred equity, loans to real estate companies, mortgage loans, net leased real estate assets and residential mortgages and related securities, JER Fund III seeks to invest in direct ownership of real estate, non-conduit commercial mortgage backed securities, equity securities, preferred equity and high yield debt (typically with equity participation). J.E. Robert Company has developed a conflicts policy in an effort to provide fair treatment of us and JER Fund III with respect to investment allocation. Under the conflicts policy, to the extent that a specific investment opportunity is determined to be suitable for and advantageous to us and JER Fund III, J.E. Robert Company will allocate the investment opportunity equally between us and JER Fund III wherever reasonably practicable. Where J.E. Robert Company determines that an equal allocation is not reasonably practicable, it will allocate that investment in a manner that it determines in good faith to be fair and reasonable. J.E. Robert Company will also apply the foregoing allocation procedures between us and any future investment funds, companies or vehicles or other entities that it controls with which we have overlapping investment objectives.

In addition, so long as the management agreement is in effect, J.E. Robert Company and its affiliates have agreed not to raise, sponsor or advise any new investment fund, company or vehicle (including any REIT) that invests primarily in conduit CMBS and other related loan products in the United States. For a more detailed discussion of our conflicts of interest, see “Our Manager and the Management Agreement—Conflicts of Interest in Our Relationship with Our Manager.”

Our Structure

The following chart illustrates the structure and ownership of our company and our manager as of the date of this prospectus:

(1)	Includes 77% owned by Mr. Robert, 20% owned by Deborah L. Harmon, president and chief investment officer of J.E. Robert Company and a member of our investment committee, and 2% owned by Keith W. Belcher, vice chairman of our board of directors, executive vice president and a member of our investment committee.
(2)	We formed JER CRE CDO 2005-1, Limited, JER CRE CDO 2005-1, LLC and JER CRE CDO 2005-1 Depositor, LLC in connection with the 2005-1 CDO transaction.
(3)	We formed JER TRS Holding Company, Inc., a taxable REIT subsidiary, because it gives us flexibility to hold certain assets or engage in certain activities that we, as a REIT, cannot hold or in which we cannot engage directly. To date, JER TRS Holding Company, Inc. has no assets. We formed JER Investors Trust Finance Company I LLC and JER Investors Trust Finance Company II LLC to enter into and hold assets related to a repurchase agreement.

The Offering

Common stock offered	The selling stockholders may, from time to time, sell up to 11,286,501 shares of our common stock.

Use of proceeds

The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

New York Stock Exchange Symbol	“JRT”

Tax Status

We have elected to be treated as a REIT for federal income tax purposes. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, we may have subsidiary entities that are subject to federal income taxation and to various other taxes. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred capital gain rates that currently apply, pursuant to legislation enacted in 2003, to dividends received by individuals, trusts and estates from taxable corporations. See “Federal Income Tax Considerations.”

Restrictions on Ownership of Our Capital Stock

Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, our charter generally prohibits any stockholder, including certain groups of stockholders that are treated as a single person for this purpose, from directly or indirectly owning more than 9.8% of the aggregate value of our outstanding capital stock, referred to in this prospectus as the stock ownership limit. Our board of directors has discretion to grant exemptions from the ownership limit, subject to terms and conditions as it deems appropriate.

Distribution Policy

We generally need to distribute at least 90% of our taxable income each year (subject to certain adjustments) in order to qualify as a REIT under the Internal Revenue Code. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors. We intend to make regular quarterly distributions to the holders of our common stock. On May 31, 2005, we paid a common stock cash dividend of $.25 per share of common stock related to the first quarter 2005. On July 29, 2005, we paid a common stock cash dividend of $.30 per share of common stock related to the second quarter of 2005. On October 28, 2005, we paid a common stock dividend of $.30 per share of common stock related to the third quarter of 2005. With respect to the aggregate cumulative dividends of $14.2 million paid to holders of our common stock with respect to the nine months ended September 30, 2005, $1.7 million represented a return of capital for GAAP purposes. Purchasers of shares in this offering will not receive any of the above described dividends.

We were incorporated in the State of Maryland on April 19, 2004. Our principal executive offices are located at 1650 Tysons Blvd., Suite 1600, McLean, Virginia 22102. Our telephone number is (703) 714-8000. We maintain a web site at www.jer.com. Information at our web site is not and should not be considered part of this prospectus.

Summary Consolidated Financial Information

The following table presents summary historical consolidated financial information as of September 30, 2005 and December 31, 2004 and for the nine months ended September 30, 2005 and the period from inception (April 19, 2004) to December 31, 2004. The summary historical consolidated financial information presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our audited consolidated financial statements with respect to information as of December 31, 2004 and for the period from inception (April 19, 2004) to December 31, 2004 and from our unaudited consolidated financial statements with respect to information as of and for the nine months ended September 30, 2005. In addition, since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	For the Nine Months Ended September 30, 2005	Period from April 19, 2004 (inception) to December 31, 2004
	(unaudited)
	(in thousands, except per share data)
Consolidated Income Statement Data:
Interest and other income	$23,663	$3,540

Expenses:
Interest expense	3,307	—
Management fees	3,682	1,864
General and administrative (excluding stock compensation)	3,191	2,438
Stock compensation	134	5,137

Total expenses	10,314	9,439

Loss on sale of assets	(821)	—

Net income (loss) available to common stockholders	$12,536	$(5,899)

Earnings (loss) per share:
Basic	$0.80	$(0.62)
Diluted	$0.80	$(0.62)
Weighted average number of common shares outstanding:
Basic	15,576	9,512
Diluted	15,576	9,512

	As of September 30, 2005	As of December 31, 2004
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
CMBS, at fair value	$343,088	$167,070
Real estate loans	$94,183	$29,865
Total assets	$445,549	$199,679
Debt secured by pledge of CMBS and loans	$45,300	$39,200
Dividends payable	$7,706	—
Stockholders’ equity	$388,482	$158,789

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, which describe all the material risks of an investment in our common stock, together with the other information contained in this prospectus before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to Our Management and our Relationship with Our Manager and J.E. Robert Company and its Affiliates

We are dependent upon our manager and certain key personnel of J.E. Robert Company provided to us through our manager and may not find a suitable replacement if our manager terminates the management agreement or such key personnel are no longer available to us.

Neither we nor our manager have any employees. All of our officers are employees of J.E. Robert Company. We have no separate facilities and are completely reliant on our manager and J.E. Robert Company, which has significant discretion as to the implementation of our operating policies and strategies. Pursuant to a services agreement among us, our manager and J.E. Robert Company, our manager relies on J.E. Robert Company to provide our manager with the personnel, services and resources as needed by our manager to enable it to carry out its obligations and responsibilities under the management agreement. Our manager is not significantly capitalized and does not have its own facilities or employees separate from J.E. Robert Company. Mr. Robert is the sole stockholder of J.E. Robert Company. Mr. Robert beneficially owns 78% of our manager, and as a result, Mr. Robert is in a position to control the policies, decision making and operations of our manager. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of certain of J.E. Robert Company’s executive officers, whose continued service is not guaranteed. If our manager terminates the management agreement or key officers leave our manager, we may be unable to execute our business plan.

There are conflicts of interest in our relationship with J.E. Robert Company and its affiliates, including with our manager, which could result in decisions that are not in the best interests of our stockholders.

Our chairman and chief executive officer and another member of our board and each of our executive officers also serve as officers of our manager and other J.E. Robert Company affiliates, our chairman and chief executive officer owns 78% of our manager, Deborah L. Harmon, president and chief investment officer of J.E. Robert Company and a member of our investment committee, owns 20% of our manager and Keith W. Belcher, vice chairman of our board of directors, executive vice president and a member of our investment committee, owns 2% of our manager. J.E. Robert Company and its affiliates currently manage and invest in, and will continue to manage and invest in, other real estate-related investment entities and the personnel provided to us through our manager are not required to devote a specific amount of time to our business. At the time of our formation when our management agreement, incentive plan, conflicts policy and other organizational matters were approved for us, Mr. Robert, the sole stockholder of J.E. Robert Company, was our sole stockholder and our sole director. As a result, these matters were not negotiated at arm’s length, and their terms, including fees payable to our manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may enter into transactions in the future with J.E. Robert Company and its affiliates that may result in conflicts of interest. In addition, we have agreed to indemnify J.E. Robert Company and our manager and their respective directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties, performed in good faith in accordance with and pursuant to the management agreement and the related services agreement.

The base management fee payable to our manager is payable regardless of our performance.

We will pay our manager substantial base management fees, based on our equity capital, regardless of the performance of our portfolio. For example, $1.9 million of base management fees were payable to our manager for the period from inception (April 19, 2004) to December 31, 2004 despite the fact that we experienced a net loss of $5.9 million during the same period.

The incentive fee may cause our manager to invest in more risky investments to increase Funds From Operations and thereby increase the incentive fee earned by our manager.

Our manager is entitled to receive incentive compensation based upon our achievement of targeted levels of Funds From Operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on Funds From Operations may lead our manager to place undue emphasis on the maximization of Funds From Operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

The JER Fund III partnership agreement limits our ability to invest in certain real estate structured finance products.

Affiliates of J.E. Robert Company, in their capacity as general partner of the JER Funds, are currently in the process of making investments in a wide range of commercial real estate equity and debt assets for JER Fund III, one of the JER Funds. The JER Fund III partnership agreement provides that neither J.E. Robert Company nor any affiliate can close on another pooled investment vehicle with objectives substantially similar to those of JER Fund III, other than certain kinds of funds, including a JER CMBS Fund. The JER Fund III partnership agreement further provides that none of J.E. Robert Company and its affiliates shall make investments outside of JER Fund III that are substantially similar to the type of investments to be made by JER Fund III, except for investments that a JER CMBS Fund is permitted to make under its governing documents. It is J.E. Robert Company’s intention that we qualify as a JER CMBS Fund under the JER Fund III partnership agreement. The JER Fund III partnership agreement defines a “JER CMBS Fund” as a fund organized by J.E. Robert Company or any of its affiliates to “primarily” invest in (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities. The JER Fund III partnership agreement defines “conduit securitizations” as CMBS collateralized primarily by newly originated loans (i) issued for the purposes of securitizations, (ii) with fixed interest rates and maturities of seven to ten years and (iii) with loan to value ratios generally averaging approximately 75% and debt service coverage ratios generally averaging 1.25% based on net cash flow from the underlying real estate, all as reasonably determined by an affiliate of J.E. Robert Company as general partner acting in good faith. The JER Fund III partnership agreement does not define “primarily.” The general partner of JER Fund III has advised us that it interprets “primarily” to mean more than 50%. We contemplate investing in a variety of structured finance products, including CMBS issued in connection with conduit securitizations, mezzanine loans, B-Note participations in mortgage loans, commercial loans, loans to real estate companies, and net leased real estate. We may also invest in residential mortgages and related securities such as residential mortgage backed securities. The ability of our manager to invest in these types of structured finance products on our behalf is limited, but not completely restricted, so long as we meet the definition in the JER Fund III partnership agreement of a JER CMBS Fund, which requires us to invest “primarily” in (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities. The JER Fund III partnership agreement may prevent our manager from pursuing desirable investment opportunities on our behalf and subject us to the risk that we will be limited in our ability to refocus our investment strategy if trends in the availability and performance of residential mortgages and related securities and conduit securitization investments make such a change desirable.

While we target primarily conduit commercial mortgage backed securities, mezzanine loans, bridge loans, B-Notes, preferred equity, corporate loans, mortgage loans and net leased real estate and residential mortgages and related securities, JER Fund III generally seeks to invest in direct ownership of real estate, non-conduit commercial mortgage backed securities, equity securities, preferred equity and high yield debt (typically with equity participation). The investments we pursue may overlap with the investment objectives of JER Fund III. To the extent that specific investment opportunities are determined by J.E. Robert Company to be suitable for and advantageous to us and JER Fund III, J.E. Robert Company will allocate the opportunities equally between us and JER Fund III wherever reasonably practicable. Where J.E. Robert Company determines that an equal allocation is not reasonably practicable, it will allocate that investment in a manner that it determines in good faith to be fair and reasonable. J.E. Robert Company will also apply the foregoing allocation procedures between us and any future investment funds, companies or vehicles or other entities that it controls with which we have overlapping investment objectives. J.E. Robert Company may nonetheless allocate investments potentially of value for us to JER Fund III under its conflicts policy. J.E. Robert Company may also alter the policy at any time without notice to or input from us or our stockholders.

Through November 15, 2005, we originated, together with JER Fund III, mezzanine loans totaling $63.4 million as part of a program to provide financing for garden apartment condominium conversions in Florida. Because these mezzanine loans were determined to be suitable for both us and JER Fund III, the ownership of these loans has been allocated equally between us and JER Fund III in accordance with the conflicts policy adopted by J.E. Robert Company described above. Consequently, our share of the mezzanine loans is $31.7 million.

Termination of our management agreement would be costly.

Termination of the management agreement with our manager without cause or non-renewal of the management agreement is costly. We may terminate the management agreement without cause only upon the completion of the initial term of the management agreement, which is June 4, 2006. After that time, the management agreement renews automatically and we must give our manager 180 days prior notice of any termination or non-renewal and pay a termination fee, within 90 days of termination, equal to four times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. We also must pay the termination fee if we fail to renew the agreement upon expiration of the initial term or subsequent terms. In addition, following any termination of the management agreement, we must pay our manager all compensation accruing to the date of the termination. These provisions increase the effective cost to us of terminating or electing not to renew the management agreement, thereby adversely affecting our ability to terminate our manager without cause, even if we believe the manager’s performance is not satisfactory.

The conflicts of interest policy developed by J.E. Robert Company and the JER Fund III partnership agreement may limit the type of investments we make and may impact our ability to comply with REIT requirements and restrictions and with the Investment Company Act.

We must abide by the terms of the conflicts of interest policy developed by J.E. Robert Company with respect to conflicts of interest with JER Fund III. The conflicts policy may at times prevent us from acquiring 100% of certain attractive investments because the policy requires that investments determined to be appropriate for both us and JER Fund III be allocated equally between us and JER Fund III whenever reasonably practicable. In addition, where J.E. Robert Company determines that it is not reasonably practicable to equally allocate an investment, that investment may be allocated solely to JER Fund III. Because the JER Fund III partnership agreement restricts our manager’s ability to cause us to invest in real estate structured finance products other than (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities, it may be difficult for us to avoid the registration requirements of the Investment Company Act or satisfy the REIT requirements of the tax laws. This requirement may also cause us to forego desirable investment opportunities and subject us to the risk that we may be limited in our ability to refocus our investment strategy if needed.

Mr. Joseph E. Robert, Jr. has significant control over our company and will influence decisions regarding our operations and our business.

Mr. Joseph Robert, Jr. is our chairman and chief executive officer and the chairman and chief executive officer of our manager. Mr. Robert beneficially owns 78% of our manager. As of the date of this prospectus, Mr. Robert beneficially owns approximately 3.8% of our common stock. As a result, Mr. Robert has significant control over us, particularly our management. Mr. Robert may exercise his influence over us according to interests with which you may disagree.

Our board of directors has approved very broad investment guidelines for our manager and does not approve each investment decision made by our manager.

Our manager is authorized to follow very broad investment guidelines. Our directors will periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors will rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

We may change our investment strategy without stockholder consent, which may result in riskier investments.

We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

We may change our operational policies without stockholder consent, which may adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our REIT status, acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Risks Relating to Our Business Strategy

We have limited experience operating as a REIT or a public company and may not operate successfully.

We were organized in April 2004 and have a limited operating history. We completed our initial public offering in July 2005. Our senior management team has limited experience with the complex rules and regulations governing public companies in general and REITs in particular. Our results of operations depend on many factors, including the performance of our assets, the availability of opportunities for the acquisition of additional assets, the level and volatility of interest rates, readily accessible short and long term financing, conditions in the financial markets and economic conditions, and we may not operate successfully.

We had a net loss for the year ended December 31, 2004 and cannot assure you that we will be profitable in the future.

For the year ended December 31, 2004, we had a net loss of $5.9 million. We cannot assure you that we will be profitable or have funds available to make distributions to our stockholders in the future.

We expect to incur significant debt to finance our investments, which may subject us to increased risk of loss and reduce cash available for distributions to our stockholders.

We intend to leverage our assets through borrowings, generally through the use of bank credit facilities, repurchase agreements and the issuance of CDOs. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender’s estimate of the stability of the portfolio’s cash flow. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. As of June 30, 2005 and September 30, 2005, we had outstanding indebtedness totaling $251.3 million and $45.3 million, respectively. Net proceeds resulting from the initial public offering were used to repay any outstanding indebtedness under our repurchase agreements as of that time.

Our debt service payments reduce cash available for distribution to stockholders. For the nine months ended September 30, 2005, $3.3 million of debt service was incurred on the borrowings related to our repurchase agreements. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

While we intend to maintain target debt-to-equity ratios of between approximately two-to-one to three-to-one, our governing documents contain no limitation on the amount of debt we may incur, and our board of directors may change our debt policy at any time without stockholder approval. In addition, we may leverage individual assets at substantially higher levels. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations may be insufficient to make required payments of principal and interest, resulting in the loss of some or all of our assets to foreclosure or sale in order to satisfy our debt obligations;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced; and

•	the use of leverage could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

We leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls that we will have to satisfy. We may not have the funds available to satisfy these margin calls.

We may not be able to access financing on favorable terms, or at all, which could adversely affect our ability to execute our business plan.

We expect to finance our assets over the long-term through a variety of means, including credit facilities, issuance of CDOs and other structured financings. Our ability to execute this strategy depends on various conditions in the markets that are beyond our control, including liquidity and credit spreads. We cannot assure you that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders, funds available for operations as well as for future business opportunities.

Interest rate fluctuations could reduce our ability to generate income on our investments and may cause losses.

Our primary interest rate exposures relate to our loans, mortgage backed securities and variable-rate debt, as well as our interest rate swaps that we utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also may affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates. In a period of rising interest rates, our interest expense could increase, while the interest we earn on our fixed-rate debt investments would not change, adversely affecting our profitability. As of September 30, 2005, 78% of our investments on a cost basis had fixed rate terms and we had no indebtedness with fixed rate terms. We entered into several forward-starting interest rate swaps to mitigate the risk of changes in the interest-related cash outflows on a forecasted issuance of long-term debt. As of September 30, 2005, under these swaps, we agreed to pay the counterparties a weighted average interest rate of 4.76% per annum, in exchange for their making floating payments to us based on LIBOR, on the total notional amount of $201 million. On November 10, 2005, two of our subsidiaries, JER CRE CDO 2005-1, Limited and JER CRE CDO 2005-1, LLC, issued $416 million par value of collateralized debt obligations (together, the 2005-1 CDO). In connection with the pricing of the 2005-1 CDO in October 2005, through JER CRE CDO 2005-1, Limited, we entered into an amortizing swap with an initial notional balance of approximately $110 million and a final maturity of May 2015. Under the swap, we agreed to pay the counterparty a fixed interest rate of 4.943% per annum in exchange for floating payments on the applicable notional amount. In addition, in connection with the pricing of the 2005-1 CDO, we effectively terminated or assigned for value the $201 million notional amount of interest rate swaps outstanding as of September 30, 2005.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

At September 30, 2005, the existence of our interest rate swaps mitigated an impact of an interest rate increase on our floating rate short-term debt. As a result and due to floating rates on our mezzanine loans, increases in interest rates will increase our net income. The following table shows the estimated change in net income for a 12-month period based on changes in the interest rates applied to our assets and liabilities as of September 30, 2005:

Rate Change (Basis Points)	Estimated Change in Net Income Over 12 Months
(in thousands)
-100	$(2,499)
+100	2,499
+200	4,998

Interest rate changes will also affect the fair value of our CMBS investments, real estate loans and derivatives.

If credit spreads widen before we obtain long-term financing for our assets, the value of our assets may suffer.

We price our assets based on our assumptions about future levels of credit spreads for longer term fixed rate financing of those assets. We expect to obtain longer term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or the London Inter-Bank Offered Rate

(LIBOR). If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material adverse effect on our income and a reduction in the economic value of the assets that we have originated or acquired.

We may not be able to acquire eligible securities for future CDO issuances, or may not be able to issue CDO securities on attractive terms that closely match fund the duration of our assets and liabilities, which may require us to seek more costly financing for our investments or to liquidate assets.

We intend to finance our real estate securities on a long-term basis, such as through the issuance of CDOs. We will initially finance our investments with relatively short-term credit facilities. We use these short-term facilities to finance the acquisition of real estate securities until a sufficient quantity of securities is accumulated, at which time we intend to refinance these facilities through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. We also bear the risk that we will not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long term financing. Inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate the assets.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

The terms of the CDOs that we have issued and intend to issue in the future generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as “over-collateralization.” The CDO terms provide that, if certain delinquencies or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analyses of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets pledged to secure CDOs. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, of the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our net income. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

We may be required to repurchase loans that we have sold to indemnify holders of our CDOs.

If any of the loans we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, the terms of our 2005-1 CDO require us, and the terms of any future CDOs will likely require us, to repurchase those loans (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

An increase in prepayment rates could adversely affect yields on our investments.

The value of our assets may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, we are likely to reinvest the proceeds of prepayments received during these periods in assets yielding less than the mortgage loans that were prepaid. In addition, the market value of the mortgage loan assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of certain investments.

Our hedging transactions may limit our gains or result in losses.

We intend to use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. The value of our forwards, futures and swaps may fluctuate over time in response to changing market conditions, and will tend to change inversely with the value of the risk in our liabilities that we intend to hedge. Hedges are sometimes ineffective because the correlation between changes in value of the underlying investment and the derivative instrument is less than was expected when the hedging transaction was undertaken. Since most of our hedging activity is intended to cover the period between origination or purchase of loans and obtaining permanent fixed-rate financing for those loans, unmatched losses in our hedging program tend to occur when the planned securitized financing fails to occur, or if the hedge proves to be ineffective. Losses on hedge positions will reduce cash available for distribution to stockholders and such losses may exceed amounts invested in these instruments.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

We are subject to significant competition and we may not compete successfully.

We are subject to significant competition in seeking investments. We compete with several other companies, such as other REITs, insurance companies and other investors, including funds and companies affiliated with J.E. Robert Company. Recently, there has been increased competition in the CMBS market, with many companies seeking to invest in CMBS issuances. Some of our competitors have greater resources than us and we may not be able to compete successfully for investments.

Risks Related to Our Investments

Our real estate investments are subject to risks particular to real property.

We own assets secured by real estate and may own real estate directly. Real estate investments will be subject to various risks, including:

•	acts of God, including earthquakes, hurricanes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

The mortgage loans in which we invest and the mortgage loans underlying the mortgage backed securities in which we invest will be subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by the risks particular to real property described above, as well as, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in specific industry segments;

•	declines in regional or local real estate values, or rental or occupancy rates; and

•	increases in interest rates, real estate tax rates and other operating expenses.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

CMBS evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage backed securities we invest in are subject to all of the risks of the underlying mortgage loans. To date, with respect to the underlying loans with aggregate outstanding loan pool balances of approximately $20.0 billion in the eleven new issue conduit securitization trusts in which we have acquired CMBS, we have been notified of delinquencies on seven underlying mortgage loans. The seven delinquent loans totaled approximately $44.6 million, or 0.2% of the outstanding pool balance. We have also acquired CMBS in two other securitization trusts. Based on the most recent trustee report available (dated October 17, 2005), one of these seasoned securitizations consisted of 278 total underlying loans with an outstanding loan pool balance of approximately $1.9 billion. There were eight delinquent loans totaling approximately $24.1 million, which equaled 1.2% of the outstanding pool balance. Based on the most recent trustee report available (dated October 28, 2005), a second seasoned securitization consisted of 6,898 total underlying loans with an outstanding pool balance of approximately $33.9 billion. There were 160 delinquent loans totaling approximately $771.7 million, which equaled 2.3% of the outstanding pool balance.

Our investments in subordinated mortgage backed securities could subject us to increased risk of losses.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit provided by the borrower, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage backed securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.

The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of or actual economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage backed securities to make principal and interest payments or to refinance may be impaired. In this case, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities. As of June 30, 2005 and September 30, 2005, approximately 55% and 72%, respectively, of the cost basis of our portfolio consisted of non-investment grade subordinated mortgage backed securities.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

Investments in mezzanine loans take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in the entity that directly or indirectly owns the property. These types of investments involve a higher degree of risk than a senior mortgage loan because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the property owning entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our investment, which could result in losses. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. As of June 30, 2005 and September 30, 2005, approximately 21% and 22%, respectively, of the cost basis of our portfolio consisted of mezzanine loans.

The B-Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. B-Notes reflect similar credit risks to comparably rated commercial mortgage backed securities. However, since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties. B-Notes also are less liquid than commercial mortgage backed securities, thus we may be unable to dispose of underperforming or non-performing investments. The higher risks associated with our subordinate position in our B-Note investments could subject us to increased risk of losses. As of June 30, 2005 and September 30, 2005, approximately 4% and 0%, respectively, of the cost basis of our portfolio consisted of B-Notes. In July 2005, the remaining $16.9 million balance of a B-Note investment was repaid in full.

Bridge loans involve a greater risk of loss than traditional mortgage loans.

We may provide bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition or renovation of real estate. The borrower has usually identified an undervalued asset that has been under-managed or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and the price of our common stock may be adversely affected.

Preferred equity investments involve a greater risk of loss than traditional debt financing.

We may make preferred equity investments. Preferred equity investments are subordinate to debt financing and are not secured. Should the issuer default on our investment, we would only be able to proceed against the entity that issued the preferred equity in accordance with the terms of the preferred security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after any lenders to the entity are paid. As a result, we may not recover some or all of our investment, which could result in losses.

Investments in REIT debt securities are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in subordinated real estate securities, which may result in losses to us.

We may invest in REIT debt securities. Investments in REIT debt securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. Investments in REIT debt securities are subject to the inherent risks associated with real estate-related investments discussed in this prospectus, including the risks described above with respect to mortgage loans and mortgage backed securities and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;

•	the dependence upon the successful operation of and net income from real property;

•	risks generally incident to interests in real property; and

•	risks specific to the type and use of a particular commercial property.

REIT debt securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in REIT debt securities that are rated non-investment grade. As a result, investments in REIT debt securities are also subject to risks of:

•	limited liquidity in the secondary trading market;

•	substantial market price volatility resulting from changes in prevailing interest rates;

•	subordination to the prior claims of banks and other senior lenders to the issuer;

•	the operation of mandatory sinking fund or redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets;

•	the possibility that earnings of the REIT security issuer may be insufficient to meet its debt service and dividend obligations; and

•	the declining creditworthiness and potential for insolvency of the issuer of REIT securities during periods of rising interest rates and economic downturn.

These risks may adversely affect the value of outstanding REIT debt securities and the ability of the issuers thereof to repay principal and interest or make dividend payments, which could reduce our ability to make distribution to our stockholders.

Investments in net lease properties may generate losses.

We expect to make investments in net leased real estate assets. The value of our investments and the income from our investments in net lease properties will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain a property, we will be subject to all risks associated with owning real estate. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If we were to fail to meet these obligations, the applicable tenant could abate rent or terminate the applicable lease, which may result in a loss of our capital invested in, and anticipated profits from, the property. In addition, we may find it difficult to lease property to new tenants that may have been suited to the particular needs of a former tenant.

We may make investments in non-U.S. dollar denominated securities, which subject us to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase CMBS denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound and the euro. A change in foreign currency exchange rates may have an adverse impact on returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk, subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. Investments in foreign countries also subject us to risks of multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

Except in rare instances, loans we may acquire or originate will not conform to conventional loan standards applied by traditional lenders and will not be rated or will be rated as non-investment grade (for example, for investments rated by Moody’s Investors Service, ratings lower than Baa3, and for Standard & Poor’s, ratings lower than BBB-). The non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, loans we originate or acquire may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock. We currently anticipate investing primarily in unrated or non-investment grade assets. There are no limits on the percentage of unrated or non-investment grade assets we may hold in our portfolio.

Credit ratings assigned to our investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to our investments will not be downgraded.

Some of our investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s, Inc. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our investments in the future, the value of these investments could significantly decline, which may have an adverse affect on us.

Insurance on mortgage loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

As a result of the events of September 11, 2001, insurance companies are limiting and excluding coverage for acts of terrorism in insurance policies. As a result, we may suffer losses from acts of terrorism that are not covered by insurance. In addition, the mortgage loans that are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to the replacement cost of the properties. There can be no assurance that the lenders under our mortgage loans will not take the position that exclusions from our coverage for losses due to terrorist acts is a breach of a covenant that, if uncured, could allow the lenders to declare an event of default and accelerate repayment of the mortgage loans.

Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The real estate securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage backed securities that we purchase are traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The B-Notes, mezzanine, bridge and mortgage loans we originate or purchase are particularly illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default.

Lack of diversification in number of investments increases our dependence on individual investments.

Our investment policy allows us to invest up to 20% of our equity in any individual investment. As a result, our portfolio may be concentrated in a small number of assets, increasing the risk of loss to us and our stockholders if a default or other problem arises.

Liability relating to environmental matters may impact the value of our properties or the properties underlying our investments.

Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

When we acquire net leased properties directly, there may be environmental problems associated with the property of which we were unaware. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make debt payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to stockholders.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless will be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and we cannot ensure you that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Our targeted investment properties and the properties underlying our investments are required to comply with the Americans with Disabilities Act and fire, safety and other regulations, which may require us or them to make unintended expenditures that adversely impact their ability to make interest payments to us and our ability to pay dividends to stockholders.

Any properties we acquire directly, and the properties underlying our investments, are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and we expect under our leases will be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our targeted investment properties and properties underlying our investments. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to make distributions to our stockholders. Further, required compliance with these rules and regulations by the owners of the properties underlying our investments may reduce their funds available to make interest payments to us.

We may be adversely affected by unfavorable economic changes in geographic areas where the properties underlying our investments may be concentrated.

Adverse conditions in the areas where the properties underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) may have an adverse effect on the value of our properties. A material decline in the demand or the ability of tenants to pay rent for office and industrial space in these geographic areas may result in a material decline in our cash available for distribution.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

We believe the risks associated with our business will be more acute during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Risks Related to Our Organization and Structure

Maryland takeover statutes may prevent or make difficult a change of control of our company that could be in the interests of our stockholders.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

The business combination statute may discourage others from trying to acquire control of a corporation and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for the common stock of that corporation or otherwise be in the interest of the stockholders of that corporation.

We have exempted by charter provision all business combinations from the application of this statute and consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to any business combination between any other party and us. However, we may, by charter amendment approved by our board of directors and our stockholders, opt into the business combination provisions of Maryland law in the future.

We also have opted out of the “control share” provisions of Maryland law that provide that “control shares” of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. However, we may, by amendment to our by-laws, opt in to the control share provisions of Maryland law in the future without stockholder approval, which could inhibit a third party from making or completing an acquisition of us that is in the interests of our stockholders. See “Important Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations” and “—Control Share Acquisitions.”

Our authorized but unissued common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may issue additional common and preferred shares and may establish a series of preferred stock with terms that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

The requirements of the Investment Company Act impose limits on our operations.

We conduct our operations so as not to be regulated as an investment company under the Investment Company Act of 1940, as amended. We rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act (and potentially Section 3(c)(6) if, from time to time, we engage in our real estate business through one or more majority-owned subsidiaries). The assets that we acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we may not issue redeemable securities. We are in the process of applying for no-action relief with respect to the characterization of certain of our assets as qualifying real estate assets for purposes of the requirements of Section 3(c)(5)(C). We cannot assure you that such no-action relief will be granted or that it will be granted on the terms requested. If we fail to own a sufficient amount of qualifying real estate assets or real estate related assets to satisfy the requirements of Section 3(c)(5)(C) and could not rely on any other exemption or exclusion under the Investment Company Act, we could be characterized as an investment company. The risk that we might be characterized as an investment company subject to registration and regulation under the Investment Company Act is greater to the extent that we invest in pools of CMBS that contain some real estate related notes. The characterization of us as an investment company would require us to either (i) change the manner in which we conduct our operations to avoid being required to register as an investment company or (ii) to register as an investment company. We cannot assure you that we would be able to complete any required dispositions or acquisitions of assets, or deleveraging, on favorable terms, or at all. Consequently, any modification of our business plan could have a material adverse effect on us. Further, if we were determined to be an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we may be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. Finally, because affiliate transactions are prohibited under the Investment Company Act, failure to maintain our exemption would force us to terminate our management agreement, services agreement and all other agreements with affiliates. Any of these results would be likely to have a material adverse effect on our business, our financial results and our ability to make distributions to stockholders. See “Operating Policies and Strategies—Investment Company Act Considerations” in this prospectus.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a director’s actions will be upheld if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Our by-laws require us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that a director may only be removed with cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled by the board of directors. This requirement makes it more difficult to change our management by removing and replacing directors and may prevent changes in control of our company that are in the interest of our stockholders.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We operate in a manner intended to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the IRS) as to our REIT status, we have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT. This opinion has been issued in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued and will not cover subsequent periods. Counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for federal income tax purposes, and the tax treatment of participation interests that we hold in mortgage loans and mezzanine loans, may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers will not cause a violation of the REIT requirements. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets may generate substantial mismatches between taxable income and available cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, in order to comply with REIT requirements.

The stock ownership limit imposed by the Internal Revenue Code for REITs and our charter may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of the aggregate value of our outstanding capital stock following the completion of this offering. Our board may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. The ownership limits imposed by the tax law are based upon direct or indirect ownership by “individuals,” but only during the last half of a tax year. The ownership limits contained in our charter key off of the ownership at any time by any “person,” which term includes entities. These ownership limitations in our charter are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Taxation of REITs in General.” Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through taxable subsidiary corporations. Such subsidiaries will be subject to corporate level income tax at regular rates.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate or foreign currency risks will generally constitute income that does not qualify for purposes of the 75%

income requirement applicable to REITs, and will also be treated as nonqualifying income for purposes of the REIT 95% income test unless specified requirements are met. See “Federal Income Tax Consideration—Taxation of JER Investors Trust—Derivatives and Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our future securitizations could be considered to result in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, although Treasury regulations have not yet been drafted to clarify the law, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income” and “Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax- Exempt Stockholders.” Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Risks Related to this Offering

The market price and trading volume of our common stock may be volatile.

On July 13, 2005, we completed an initial public offering of our common stock, which is listed on the New York Stock Exchange. While there has been active trading in our common stock since the initial public offering, we cannot assure you that an active trading market in our common stock will be sustained. Even if an active trading market for our common stock continues, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price you paid to acquire them. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	application and interpretation of the rules and regulations of the Investment Company Act; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plan), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales on the market price of our common stock. Any sales of a substantial number of our shares in the public market, or the perception that sales might occur, may cause the market price of our shares to decline.

You should not rely on lock-up agreements in connection with our initial public offering to limit the amount of common stock sold into the market.

Pursuant to lock-up agreements we entered into in connection with our initial public offering, we agreed with the underwriters of our initial public offering not to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible or exercisable for any of our common stock for a period of 180 days following July 13, 2005, the date of the IPO prospectus, subject to certain exceptions. Our directors, officers and affiliates agreed, with limited exceptions, for a period of 180 days after the date of the IPO prospectus that they will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., the sole book-runner of our initial public offering, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common or our other capital stock.

Friedman, Billings, Ramsey & Co., Inc. may, at any time, release all or a portion of the securities subject to the foregoing lock-up provisions. If the restrictions under the lock-up agreements with us and our directors, officers and affiliates are waived or terminated, approximately 1,501,144 outstanding shares of common stock will be available for sale into the market, subject only to applicable securities rules and regulations. These sales, or the perception that these sales may occur, could reduce the market price for our common stock.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future.

We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of taxable income, such distributions would generally be considered a return of capital for federal income tax purposes.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate and bond markets specifically;

•	legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts);

•	availability of capital to us;

•	our ability to obtain future financing arrangements;

•	changes in interest rates and interest rate spreads;

•	changes in generally accepted accounting principles;

•	market trends;

•	policies and rules applicable to REITs;

•	application and interpretation of the rules and regulations of the Investment Company Act; and

•	other factors discussed under the heading “Risk Factors.”

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The “Risk Factors” and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any proceeds from the sale of the common stock offered by this prospectus.

DISTRIBUTION POLICY

In order to qualify as a REIT so that corporate income tax generally does not apply to our earnings, we must, in addition to meeting other requirements, distribute to our stockholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus (ii) 90% of the excess of our net income from foreclosure property (as defined in Section 856(e) of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less (iii) any excess non-cash income (as determined under the Internal Revenue Code). We are subject to income tax on income that is not distributed, and to an excise tax to the extent that certain percentages of our income are not distributed by specified dates. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Annual Distribution Requirements.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. The actual amount and timing of distributions will be at the discretion of our board of directors, and will depend upon a number of factors, including:

•	our actual results of operations;

•	restrictions under Maryland law;

•	the timing of the investment of our equity capital;

•	the amount of our Funds From Operations;

•	our financial condition;

•	our debt service requirements;

•	our capital expenditure requirements;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors our board of directors deems relevant.

Subject to the distribution requirements referred to in the immediately preceding paragraph, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to extent that cash is available for distribution.

It is anticipated that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. To the extent that we decide to make distributions in excess of taxable income, such distributions generally would be considered a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see “Federal Income Tax Considerations—Taxation of JER Investors Trust—Taxation of REITs in General,” “Federal Income Tax Considerations—Taxation of JER Investors Trust—Annual Distribution Requirements” and “Federal Income Tax Considerations—Taxation of Stockholders.”

We intend to make regular quarterly distributions to the holders of our common stock. On May 31, 2005, we paid a common stock cash dividend of $.25 per share of common stock related to the first quarter 2005. On July 29, 2005, we paid a common stock cash dividend of $.30 per share of common stock related to the second quarter of 2005. On October 28, 2005, we paid a common stock dividend of $.30 per share of common stock related to the third quarter of 2005. With respect to the aggregate cumulative dividends of $14.2 million paid to holders of our common stock with respect to the nine months ended September 30, 2005, $1.7 million represented a return of capital for GAAP purposes. Purchasers of shares in this offering will not receive any of the above described dividends.

PRICE RANGE OF SHARES OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “JRT.” On November 28, 2005, the closing sale price of our common stock, as reported on the NYSE, was $15.96. As of September 30, 2005, there were 85 record holders of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name. The following table sets forth the high and low sale prices for our common stock for the period indicated as reported on the New York Stock Exchange.

2005	High	Low
Third Quarter	$19.00	$18.00
Fourth Quarter (through November 28, 2005)	18.51	15.96

Before our common stock was listed on the New York Stock Exchange, shares of our common stock were eligible for trading in the Private Offering, Resales and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., the PORTAL Market. Individuals and institutions that sold shares of our common stock before our common stock was listed on the New York Stock Exchange were not obligated to report their sales to the PORTAL Market. Therefore, the last sales price that were reported on the PORTAL Market may not have been reflective of sales of our common stock that occurred and were not reported.

The table below reflects the high and low prices for trades of our shares on the PORTAL Market known to us for each of the quarterly periods indicated.

Quarter	High	Low
Second Quarter 2004	$15.00	$15.00
Third Quarter 2004	$15.00	$15.00
Fourth Quarter 2004	$15.25	$15.00
First Quarter 2005	$15.25	$15.00
Second Quarter 2005	$15.00	$14.90

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents selected historical consolidated financial information as of September 30, 2005 and December 31, 2004 and for the nine months ended September 30, 2005 and the period from inception (April 19, 2004) to December 31, 2004. The selected historical consolidated financial information presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our audited consolidated financial statements with respect to information as of December 31, 2004 and for the period from inception (April 19, 2004) to December 31, 2004 and from our unaudited consolidated financial statements with respect to information as of and for the nine months ended September 30, 2005. In addition, since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	For the Nine Months Ended September 30, 2005	Period from April 19, 2004 (inception) to December 31, 2004
	(unaudited)
	(in thousands, except per share data)
Consolidated Income Statement Data:
Interest and other income	$23,663	$3,540
Expenses:
Interest expense	3,307	—
Management fees	3,682	1,864
General and administrative (excluding stock compensation)	3,191	2,438
Stock compensation	134	5,137

Total expenses	10,314	9,439

Loss on sale of assets	(821)	—

Net income (loss) available to common stockholders	$12,536	$(5,899)

Earnings (loss) per share:
Basic	$0.80	$(0.62)
Diluted	$0.80	$(0.62)
Weighted average number of common shares outstanding:
Basic	15,576	9,512
Diluted	15,576	9,512

	As of September 30, 2005	As of December 31, 2004
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
CMBS, at fair value	$343,088	$167,070
Real estate loans	$94,183	$29,865
Total assets	$445,549	$199,679
Dividends payable	$7,706	$—
Debt secured by pledge of CMBS and loans	$45,300	$39,200
Stockholders’ equity	$388,482	$158,789

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

We are a specialty finance company established in April 2004 to capitalize on the growing volume of commercial real estate structured finance products. We are externally managed and advised by JER Commercial Debt Advisors LLC, an affiliate of J.E. Robert Company, Inc. J.E. Robert Company and its affiliates are a fully integrated real estate investment management firm. We will continue to capitalize on the knowledge and substantial resources of J.E. Robert Company and its affiliates. Utilizing borrowings and the net proceeds of our June 2004 private placement, we have invested in CMBS, mezzanine loans and B-Note participations in mortgage loans. We also intend to originate, acquire and invest in whole commercial mortgage loans, preferred equity, loans to real estate companies and net leased real estate assets. We expect to derive substantially all our income from the difference between the interest or rental income we earn on our investments and the expense we incur in financing our investments. We may also invest in residential mortgages and related securities, but expect that such investments will be limited.

We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. As a REIT, we will generally not be subject to federal income tax on that portion of our income that is distributed to stockholders if we distribute at least 90% of our REIT taxable income to our stockholders by the due date of our federal income tax return and comply with various other requirements.

In June 2004, we sold 11,500,000 shares of common stock in a private placement for net proceeds of approximately $160.1 million. Additionally, we issued 335,000 shares of common stock to our manager and an aggregate of 6,000 shares of restricted common stock to our independent directors pursuant to our Nonqualified Stock Option and Incentive Award Plan, which we refer to as our Incentive Plan, at the time of the closing of the private placement. In July 2004, when James Kimsey and Frank Caufield joined our board of directors, we issued each of them 2,000 additional shares of restricted common stock pursuant to our Incentive Plan. In September 2005, we granted each of our independent directors an additional 2,000 shares of restricted stock pursuant to our automatic restricted stock awards. In July 2005, we sold 12,000,000 shares of common stock in an initial public offering for net proceeds of approximately $196 million. In August 2005, we sold an additional 1,832,025 shares of common stock for net proceeds of approximately $30.2 million pursuant to the underwriters’ over-allotment option. The proceeds from the initial public offering were used to repay outstanding indebtedness under our repurchase agreements at that time. As of September 30, 2005, we had a total of 25,687,035 shares of common stock outstanding.

Trends

Competition: We expect to face increased competition for our targeted investments. However, we expect that the size and growth of the market for these investments, as well as the continuing trend of tranching and further retranching commercial mortgage loans into new securities that are packaged and resold, will continue to provide us with a variety of investment opportunities. We believe borrowers need a full range of financing opportunities to make acquisitions, in particular on larger assets where substantial equity commitments are required. In addition, as interest rates rise, we believe there will be more pressure on senior lenders to be more prudent in their lending decisions, which provides additional opportunities for us. We believe that the mezzanine debt market is growing because purchasers of commercial real estate are increasingly using mezzanine debt and preferred equity financing to reduce their required equity investment and to attain greater leverage on their equity. However, at the same time, we believe that there is and will continue to be greater competition among providers of mezzanine financing, which could result in declining interest rates on mezzanine financing.

Rising interest rate environment: We believe that interest rates are likely to increase. With respect to our existing and future floating rate investments, we believe such interest rate increases should result in increases in our net interest income. Similarly, we believe such an increase in interest rates should result in an increase in our net interest income on future fixed interest rate investments made by us. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. With respect to our existing fixed rate investments, we believe our strategy of financing such assets through a future match-funded CDO, combined with utilizing interest rate swaps prior to execution of the CDO, will allow us to mitigate reductions in net interest income. Nevertheless, we may not be able to successfully match fund all of our investments.

Critical Accounting Policies

Our most critical accounting policies relate to investment consolidation, revenue recognition, securities valuation, loan loss provisions, derivative accounting and income taxes. Each of these items involves estimates that require management to make judgments that are subjective in nature. We rely on J.E. Robert Company and its affiliates’ experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. Under different conditions, we could report materially different amounts using these critical accounting policies.

Investment Consolidation. For each investment we make, we evaluate the underlying entity that issued the securities we acquired or to which we made a loan in order to determine the appropriate accounting. We refer to guidance in SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FIN 46R, Consolidation of Variable Interest Entities, in performing our analysis. FIN 46R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. An entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns (“variable interest entities” or “VIEs”). Variable interest entities within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both.

Our ownership of the subordinated classes of CMBS from a single issuer gives us the right to control the foreclosure/workout process on the underlying loans (“Controlling Class CMBS”). FIN 46R has certain scope exceptions, one of which provides that an enterprise that holds a variable interest in a qualifying special-purpose entity (“QSPE”) does not consolidate that entity unless that enterprise has the unilateral ability to cause the entity to liquidate. SFAS 140 provides the requirements for an entity to be considered a QSPE. To maintain the QSPE exception, the trust must continue to meet the QSPE criteria both initially and in subsequent periods. A trust’s QSPE status can be impacted in future periods by activities by its transferor(s) or other involved parties, including the manner in which certain servicing activities are performed. To the extent our CMBS investments were issued by a trust that meets the requirements to be considered a QSPE, we record the investments at the purchase price paid. To the extent the underlying trusts are not QSPEs, we follow the guidance set forth in FIN 46R as the trusts would be considered VIEs.

We have analyzed the governing pooling and servicing agreements for each of our subordinated class CMBS and believe that the terms are industry standard and are consistent with the QSPE criteria. However, there is uncertainty with respect to QSPE treatment due to ongoing review by accounting standard setters, potential actions by various parties involved with the QSPE, as discussed above, as well as varying and evolving interpretations of the QSPE criteria under SFAS 140. Additionally, the standard setters continue to review the FIN 46R provisions related to the computations used to determine the primary beneficiary of a VIE. Future guidance may require the Company to consolidate CMBS trusts in which the Company has invested.

The non-investment grade and unrated tranches of the CMBS owned by us provide credit support to the more senior classes of the related commercial securitizations. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, the remaining CMBS classes will bear such losses in order of their relative subordination.

The table below details the purchase date, face amount of our CMBS, the face amount of the total respective issuance and the amortized cost of our CMBS investment as of September 30, 2005 and December 31, 2004:

		Face Amount Purchased	Total Face Amount of CMBS Issuance	Amortized Cost
CMBS Trust	Investment Date			September 30, 2005	December 31, 2004
		(In thousands)	(In thousands)	(In thousands)
MACH One 2004-1	July 2004	$50,637	$643,261	$18,416	$18,697
CSFB 1998-C1	August 2004	12,500	2,482,942	9,058	8,919
CSFB 2004-C4	November 2004	52,976	1,138,077	22,546	31,905
MLMT 2004-BPC1	November 2004	76,986	1,242,650	26,551	55,046
JPMCC 2004-C3	December 2004	81,561	1,517,410	35,956	52,846
JPMCC 2005-CIBC11	March 2005	70,035	1,800,969	34,438	—
BACM 2005-1	April 2005	84,663	2,322,091	41,913	—
LB-UBS 2005-C2	April 2005	7,000	1,942,131	4,282	—
CSFB 2005-C2	May 2005	82,261	1,614,084	38,905	—
LB-UBS 2005-C3	June 2005	39,335	2,060,632	19,937	—
JPMCC 2005-CIBC12	July 2005	70,429	2,167,039	35,170	—
JPMCC 2005-LDP4	September 2005	90,352	2,677,075	48,852	—

Total		$718,735	$21,608,361	$336,024	$167,413

Our maximum exposure to loss as a result of our investment in these VIEs totaled $336.0 million and $167.4 million as of September 30, 2005 and December 31, 2004, respectively.

The financing structures that we offer to our borrowers on certain of our loans involve the creation of entities that could be deemed VIEs and, therefore, could be subject to FIN 46R. We have evaluated these entities and have concluded that none of them are VIEs that are subject to consolidation under FIN 46R.

Revenue Recognition. The most significant source of our revenue comes from interest income on our securities and loan investments. Interest income on loans and securities investments is recognized over the life of the investment using the effective interest method. Mortgage loans will generally be originated or purchased at or near par value and interest income will be recognized based on the contractual terms of the debt instrument. Any loan fees or acquisition costs on originated loans will be deferred and recognized over the term of the loan as an adjustment to yield. Interest income on CMBS is recognized on the effective interest method as required by EITF 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” Under EITF 99-20, management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase prices. Subsequent to the purchase and on a quarterly basis, these estimated cash flows are updated and a revised yield is calculated based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls have to be estimated due to delinquencies on the underlying mortgage loans and the timing and magnitude of credit losses on the mortgage loans underlying the securities. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income. When current period cash flow estimates are lower than the previous period and fair value is less than an asset’s carrying value, we will write down the asset to fair market value and record an impairment charge in current period earnings.

Securities Valuation. We designate certain of our investments in mortgage backed securities, mortgage related securities and certain other securities as available-for-sale. Securities available-for-sale are carried at estimated fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. The fair value of CMBS investments is determined based on pricing information from dealers who make markets in these securities. Management also uses a discounted cash flow model that utilizes prepayment and loss assumptions based upon historical experience, economic factors and the characteristics of the underlying cash flow in order to substantiate the fair value of the securities and may, under certain circumstances, adjust the valuation based on its knowledge of the securities and underlying collateral. The assumed discount rate is based upon the yield of comparable securities. We also use, but under certain circumstances, we may adjust these valuations based on our knowledge of the securities and the underlying collateral.

We must also assess whether unrealized losses on securities reflect a decline in value that is other than temporary, which would result in writing down the impaired security to its fair value, through earnings. This will create a new carrying basis for the security and a revised yield will be calculated based on the future estimated cash flows. See “—Revenue Recognition” above. Significant judgments of management are required in this analysis, which include assumptions regarding the collectability of the principal and interest, net of expenses, on the underlying loans.

Loan Loss Provisions. We purchase and originate mezzanine loans and commercial mortgage loans to be held as long-term investments. We evaluate each of these loans for possible impairment on a quarterly basis. Impairment occurs when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan. Upon determination of impairment, we will establish a reserve for loan losses and a corresponding charge to earnings through the provision for loan losses. Significant judgments are required in determining impairment, which include assumptions regarding the value of the real estate or partnership interests that secure the mortgage loans.

Derivative Accounting. We account for our derivative and hedging activities, using SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and SFAS 149, which requires all derivative instruments to be carried at fair value on the balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. We periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount adjusted for swap payments, recorded in other comprehensive income within stockholders’ equity. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133. For the nine months ended September 30, 2005, $8,231 of unrealized gains were recorded due to ineffectiveness.

Income Taxes. We operate in a manner that we believe will allow us to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we were to fail to meet these requirements and do not qualify for certain statutory relief provisions, we would be subject to federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders.

Results of Operations

Net income for the nine months ended September 30, 2005 was $12.5 million, or $0.80 per diluted share. Net loss for the period from inception (April 19, 2004) through September 30, 2004 and for the period from inception (April 19, 2004) through December 2004 was $6.0 million, or ($0.72) per diluted share, and $5.9 million, or ($0.62) per diluted share, respectively. For the period ended September 30, 2004, and for the period ended December 31, 2004, prior to stock-based compensation expense of $5.1 million and $5.1 million, respectively, the net loss was approximately $0.9 million, or ($0.10) per diluted share, and $0.8 million, or ($0.08) per diluted share, respectively. Management believes that net loss prior to stock-based compensation expense is useful to investors because the stock compensation grant was a one-time grant made in connection with our formation and initial equity raise. The reconciliation of net income (loss) prior to stock-based compensation expense to net income (loss) is as follows:

(In thousands)	For the nine months ended September 30, 2005	For the period inception (April 19, 2004) through September 30, 2004	For the period inception (April 19, 2004) through December 31, 2004
Net income (loss):

GAAP presentation	$12,536	$(5,974)	$(5,899)
Add back: Stock Compensation	134	5,119	5,137

Non-GAAP presentation	$12,670	$(855)	$(762)

Net income (loss) per diluted share:
GAAP presentation	$0.80	$(0.72)	$(0.62)
Add back: Stock Compensation	0.01	0.62	0.54

Non-GAAP presentation	$0.81	$(0.10)	$(0.08)

We use net income (loss) prior to stock-based compensation expense in the evaluation of our business because we believe that such financial measure is a useful indication of the expected recurring performance of our assets and liabilities, as the grant of stock-based compensation at the completion of our June 2004 private placement was a one-time event. As a non-GAAP financial measure, however, net income (loss) to common stockholders prior to stock-based compensation expense has certain limitations, including that net income (loss) to common stockholders prior to stock-based compensation expense does not take into account the overall dilutive effect to our financial performance on a per share basis as a result of our having issued additional common shares to the Manager. In addition, should the issuance of stock-based compensation recur on a regular basis going forward, use of net income (loss) prior to stock-based compensation expense would no longer be a useful or indicative financial measure. Therefore, currently, we do not use net income (loss) prior to stock-based compensation expense as a measure of our financial performance on a per share basis.

Interest Income. The following tables set forth information regarding the total amount of interest income from our assets:

(In thousands)	For the nine months ended September 30, 2005	For the period inception (April 19, 2004) through September 30, 2004	For the period inception (April 19, 2004) through December 31, 2004

CMBS	$15,664	$562	$2,344
Real estate loans	7,826	—	245
Cash and cash equivalents	76	611	951

Total	$23,566	$1,173	$3,540

The increase in interest income from the prior year is due to the acquisition of interest bearing assets.

Interest Expense. Interest expense for the nine months ended September 30, 2005 was $3.3 million. There was no interest expense for the period from inception (April 19, 2004) through September 30, 2004. Interest expense for the period from inception (April 19, 2004) through December 31, 2004 was approximately $9,000. Interest expense consists of interest incurred on current debt outstanding on our repurchase agreements and amortization of deferred financing fees related to our repurchase agreements. The increase in interest expense from the prior year is due to an increase in our current debt outstanding.

Management Fees. Base management fees are calculated as a percentage of stockholders’ equity adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income. Our manager is also entitled to receive quarterly incentive fees based on our Funds From Operations (as defined in the management agreement with our manager). Management fees for the nine months ended September 30, 2005 was $3.7 million. For the period from inception (April 19, 2004) through September 30, 2004, and for the period from inception through December 31, 2004 management fees were $1.1 million and $1.9 million, respectively, comprised entirely of base management fees payable to our manager. The increase in management fees from the period from inception (April 19, 2004) through September 30, 2004 to the nine months ended September 30, 2005 is related to the increase in the average equity balance outstanding during these periods and as a result of our initial public offering in July 2005 and the issuance of shares associated with the underwriters’ over-allotment option.

Incentive fees for the nine months ended September 30, 2005 were $0.2 million and are included in management fees above. No incentive fees were payable to our manager during the period from inception through September 30, 2004 and from inception through December 31, 2004.

General and Administrative Expense. General and administrative expenses for the nine months ended September 30, 2005 were $3.2 million. General and administrative expenses for the nine month period ended September 30, 2005 consisted primarily of due diligence expenses of $1.7 million, insurance premiums of $0.4 million and fees for professional services of $0.4 million. General and administrative expenses of $1.0 million for the period from inception (April 19, 2004) to September 30, 2004 consisted primarily of fees for professional services, insurance premiums and due diligence expenses. General and Administrative expenses of $2.4 million for the period from inception (April 19, 2004) to December 31, 2004 consisted primarily of fees for professional services of $0.7 million, insurance premiums of $0.3 million and due diligence expenses of $0.9 million. Other general and administrative expenses include overhead charges and reimbursements to our manager. The increase in general and administrative expenses from the period from inception (April 19, 2004) through September 30, 2004 to the nine months ended September 30, 2005 are primarily related to increased due diligence expenses incurred in connection with our investments in CMBS.

Stock Compensation. As part of the June 2004 private placement, we recorded $5.1 million ($0.62 per share) and $5.1 million ($0.54 per share), respectively, in compensation expense related to stock awards issued to our independent directors and our manager for the period from inception (April 19, 2004) to September 30, 2004 and for the period from inception to December 31, 2004. As consideration for our manager’s role in raising capital for our company, it was granted an award of 335,000 shares of stock in connection with the private placement. One-half of the shares granted to our manager were subject to a risk of forfeiture under certain circumstances, including a failure to file with the SEC either a registration statement providing for the initial public offering of our common stock or a shelf registration statement providing for the resale of our common stock by March 4, 2005 and a failure to use our commercially reasonable best efforts to cause such IPO or shelf registration statement to be declared effective by the SEC as promptly as practicable after the filing of such registration statement. We filed a shelf registration statement on October 4, 2005. The registration statement has not yet been declared effective. Until such time as the shelf registration statement is declared effective, one-half of the shares granted to our manager remain subject to risk of forfeiture. Each non-officer director was also granted 2,000 shares of restricted stock on the date of the first meeting of our board of directors attended by the director. In

September 2005, we granted each of our independent directors an additional 2,000 shares of restricted stock pursuant to the terms of the automatic restricted stock grant in our Incentive Plan. One half of the restricted stock granted to the directors in September 2005 is subject to a risk of forfeiture for one year from the date of grant. For the nine months ended September 30, 2005, we recorded $133,954 in compensation expense.

Loss on Sale of Assets. Loss on sale of assets for the nine months ended September 30, 2005 was ($0.8) million. During the nine month period ended September 30, 2005, sales of BBB rated CMBS bonds with a cost basis of $88.1 million, resulted in a loss of $1.0 million, offset by a $0.2 million gain resulting from the sale of a B-Note investment at par to an unaffiliated third party. The unamortized fee related to the portion of the B-Note investment sold was recognized as a gain on sale. For the period from inception (April 19, 2004) through September 30, 2004 and for the period from inception (April 19, 2004) through December 31, 2004, there were no sales of assets.

Net income for the nine months ended September 30, 2005 prior to gain on sales of assets was $13.4 million or $0.85 per diluted share. Net loss prior to gain on sale of assets for the period from inception (April 19, 2004) through September 30, 2004 and for the period from inception (April 19, 2004) through December 31, 2004 was $6.0 million and $5.9 million, respectively. Management believes that net income prior to gain (loss) on sales of assets is useful to investors and meaningful as a measure of performance as we, in general, do not intend to sell or trade assets in the ordinary course of business and therefore will generally not have gains (losses) from the sales of assets. The reconciliation of net income before gain on sales of assets to net income is as follows:

	For the nine months ended September 30, 2005	For the period inception (April 19, 2004) through September 30, 2004	For the period inception (April 19, 2004) through December 31, 2004
(In thousands)
Net income (loss):
GAAP presentation	$12,536	$(5,974)	$(5,899)
Add back: Loss on sales of assets, net	821	—	—

Non-GAAP presentation	$13,357	$(5,974)	$(5,899)

Net income (loss) per diluted share:
GAAP presentation	$0.80	$(0.72)	$(0.62)
Add back: Loss on sales of assets, net	0.05	—	—

Non-GAAP presentation	$0.85	$(0.72)	$(0.62)

We use net income (loss) prior to gain (loss) on sales of assets in the evaluation of our business because we believe that such financial measures are a useful indication of the expected recurring performance of our assets and liabilities as we, in general, do not intend to sell or trade assets in the ordinary course of business. As a non-GAAP financial measure, however, net income (loss) prior to gain (loss) on sales of assets has certain limitations, including that net income (loss) prior to gain (loss) on sales of assets does not take into account actual losses that we incur relating to the sale of assets. In addition, should the sale of assets recur on a regular basis going forward, use of net income (loss) prior to gains (losses) on sales of assets would no longer be a useful or indicative financial measure.

Liquidity and Capital Resources

Our principal sources of funds are operating cash flows, borrowings and future debt and equity offerings. In July 2005, we completed our initial public offering of 12,000,000 shares of common stock. In August, the underwriters exercised their option to purchase an additional 1,832,025 shares. The net proceeds to us on the sale of 12,000,000 shares in the initial public offering and the 1,832,025 shares pursuant to the over-allotment option was $226.4 million, after deducting the underwriting discount and offering expenses. The proceeds from the offering were used to repay outstanding indebtedness under our repurchase agreements described below. We expect our borrowings will be through loan agreements, including warehouse facilities, and other credit facilities with institutional lenders. We may also issue long-term debt securities and preferred stock.

We currently have three repurchase agreements in place secured by certain of our assets. Two of the agreements are with Banc of America Securities LLC and its affiliates and provide for financing secured by certain CMBS, B-Notes and mezzanine loans and first mortgage loans that we may acquire in the future. The first agreement is a nine-month warehouse facility (“Warehouse Facility”) providing for a maximum of $250 million in financing and matures on the earlier of December 31, 2005 or the completion of a collateralized debt obligation of a majority of the assets financed under the facility. The second repurchase agreement provides for a maximum of $150 million in financing and has an initial maturity date of May 8, 2006, with a one-year extension option, subject to certain conditions. The third repurchase agreement is with Liquid Funding, an affiliate of Bear, Stearns & Co. Inc. and provides financing of up to $100 million secured by rated and unrated CMBS and expires December 30, 2005. Each of the three repurchase agreements bear interest based on one-month LIBOR (3.86% at September 30, 2005) plus a margin of 35 to 200 basis points, tiered according to the financed assets’ credit rating or loan-to-value ratio, as applicable. Under each of the repurchase agreements, the financial institutions retain the right to mark the underlying collateral to estimated market values. A reduction in the value of our pledged assets may require us to provide additional collateral or fund margin calls so that the outstanding loan amount will be less than or equal to the allowable amount.

In connection with the completion of our CDO, the Warehouse Facility and the Liquid Funding repurchase facility were terminated on November 10, 2005.

The following table presents certain information regarding our contractual obligations:

	Amount at September 30, 2005	Amount at June 30, 2005	Weighted Ave. Interest Rate at September 30, 2005	Range of Obligations
	(in thousands)
Purchase obligations	$86,674	$45,572		Less than 1 year

Debt obligations	$45,300	$251,318	4.40%	Less than 1 year

In connection with the completion of our CDO, on November 10, 2005, we repaid all amounts outstanding under our repurchase agreements.

If we default in the payment of interest or principal on any debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt, requiring us to immediately repay all outstanding principal. If we are unable to make payments, our lender could force us to sell our securities or foreclose on our assets that are pledged as collateral to such lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock. Our current debt obligations do not include any financial or restrictive covenants. However, we expect that future debt obligations will contain such restrictions.

We intend to make regular quarterly distributions to the holders of our common stock. On May 31, 2005, we paid a common stock cash dividend of $.25 per share of common stock related to the first quarter 2005. On July 29, 2005, we paid a common stock cash dividend of $.30 per share of common stock related to the second quarter of 2005. On October 28, 2005, we paid a common stock dividend of $.30 per share of common stock related to the third quarter of 2005. With respect to the aggregate cumulative dividends of $14.2 million paid to holders of our common stock with respect to the nine months ended September 30, 2005, $1.7 million represented a return of capital for GAAP purposes. Purchasers of shares in this offering will not receive any of the above described dividends.

In order to qualify as a REIT and thereby avoid corporate level tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our ordinary income and short-term capital gains on an annual basis. Certain of our investments, such as the subordinate CMBS investments, may generate substantial mismatches between taxable income and available cash. In order to meet the foregoing distribution requirement, we may need to borrow, sell assets or raise additional capital. Additionally, we will need to raise additional capital in order to acquire additional investments. We anticipate borrowing funds to obtain additional capital, but there can be no assurance that we will be able to do so on terms acceptable or available to us, if at all.

We expect to meet our short-term liquidity requirements generally through the net proceeds from our initial public offering, cash flow provided by operations as well as borrowings. Our initial borrowings have been short-term, variable rate debt; however, we ultimately expect to finance the majority of our assets through a match-funded CDO strategy. Our CDO strategy is dependent upon our ability to place the match-funded debt we intend to create in the market at spreads that provide a positive arbitrage. If spreads for CDO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute the CDO strategy will be severely restricted.

We expect to meet our long-term liquidity requirements, specifically the repayment of debt and our investment funding needs, through additional borrowings, the issuance of debt and equity securities and the liquidation or refinancing of our assets at maturity. We believe that the value of these assets is, and will continue to be, sufficient to repay our debt at maturity under either scenario. However, our ability to meet our long-term liquidity requirements is subject to obtaining additional equity and debt financing. Decisions by investors and lenders to enter into transactions with us will depend upon a number of factors, such as our historical and projected financial performance, compliance with the terms of our current credit arrangements, industry and market trends, the availability of capital and our investors’ and lenders’ policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities.

We have conducted preliminary negotiations with financial institutions and believe, on the basis of these negotiations, that we will be able to obtain longer-term financing in amounts and at interest rates generally consistent with our financing objectives. We cannot assure you, however, that negotiations with potential lenders will result in a definitive agreement being entered into or consummated or at terms consistent with our business plan. In the event that we are unable to secure lines of credit or collateralized financing on favorable terms, our ability to successfully effect our investment strategy may be significantly impacted and returns to investors may be reduced.

We expect that the net proceeds from the initial public offering completed in July 2005, our cash flow provided by operations, and our current and anticipated financings will satisfy our liquidity needs over the next twelve months.

Inflation

We believe that the risk of increases in the market interest rates on any floating rate debt that we may invest in as a result of inflation will be largely offset by our use of match funding financing.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk. Market risk is the exposure to loss resulting from changes in interest rates, credit curve spreads, foreign currency exchange rates, commodity prices and equity prices. The primary market risks to which we are exposed are interest rate risk and credit curve risk. Interest rate risk is highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Credit curve risk is highly sensitive to dynamics of the markets for commercial mortgage securities and other loans and securities we plan to invest in. Excessive supply of these assets combined with reduced demand will cause the market to require a higher yield. This demand for higher yield will cause the market to use a higher spread over the U.S. Treasury securities yield curve, or other benchmark interest rates, to value these assets. Changes in the general level of the U.S. Treasury yield curve can have significant effects on the market value of our intended portfolio.

Our operating results depend substantially on the difference between the interest and related income earned on our assets and the interest expense incurred in connection with our interest-bearing liabilities. Competition from other providers of real estate financing may lead to a decrease in the interest rate earned on our interest-bearing assets, which we may not be able to offset by obtaining lower interest costs on our borrowings. Changes in the general level of interest rates prevailing in the financial markets may affect the spread between our interest-earning assets and interest-bearing liabilities. Any significant compression of the spreads between interest-earning assets and interest-bearing liabilities could have a material adverse effect on us. In addition, an increase in interest rates could, among other things, reduce the value of our interest-bearing assets and our ability to realize gains from the sale of such assets, and a decrease in interest rates could reduce the average life of our interest-earning assets.

We may utilize a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on our operations. We do not intend to utilize derivatives for speculative or other purposes other than interest rate risk management. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of securities and that such losses may exceed the amount invested in such instruments. A hedge may not perform its intended purpose of offsetting losses. Moreover, with respect to certain of the instruments used as hedges, we are exposed to the risk that the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position. If we anticipate that the income from any such hedging transaction will not be qualifying income for REIT income test purposes, we may conduct part or all of our hedging activities through a corporate subsidiary that will be fully subject to federal corporate income taxation (a taxable REIT subsidiary). Our profitability may be adversely affected during any period as a result of changing interest rates.

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. Our net interest income is affected by changes in various interest rates, primarily LIBOR and treasury rates. At September 30, 2005, our primary sensitivity to interest rates related to the income we earned on our $94.2 million of real estate loans.

At September 30, 2005, the existence of our interest rate swaps mitigates the impact of an interest rate increase on our floating rate short-term debt. As a result and due to floating rates on our real estate loans, increases in interest rates will increase our net income. The following table shows the estimated change in net income for a 12-month period based on changes in the interest rates applied to our assets and liabilities as of September 30, 2005:

Rate Change (Basis Points)	Estimated Change in Net Income over 12 Months
(in thousands)
-100	$ (2,499)
+100	2,499
+200	4,998

Interest rate changes will also affect the fair value of our CMBS investments, real estate loans and derivatives.

We entered into several forward-starting interest rate swaps to mitigate the risk of changes in the interest-related cash outflows on a forecasted issuance of long-term debt. These swaps are designated as cash flow hedges for GAAP purposes and are expected to be effective in hedging the risk of changes in 10-15 years of interest cash outflows attributable to changes in the 10-15 year USD-LIBOR swap rate over the term of the hedging relationship. Under these swaps, we agreed to pay the counterparties a weighted average fixed interest rate of 4.76% per annum in exchange for floating payments on the total notional amount of $201 million as of September 30, 2005. On November 10, 2005, two of our subsidiaries, JER CRE CDO 2005-1, Limited and JER CRE CDO 2005-1, LLC, issued $416 million par value of collateralized debt obligations (together, the 2005-1

CDO), including privately placed notes totaling $276 million rated AAA through BBB-, or Investment Grade Bonds. We retained a portion of the BBB- rated notes, all of the non-investment grade rated notes and all of the ordinary and preferred shares. The 2005-1 CDO includes a ramp facility that will finance up to $46 million par value of additional collateral securities. At issuance, the weighted average cost of borrowing for the Investment Grade Bonds was approximately 83 basis points (excluding fees and expenses) over applicable swaps or LIBOR rates.

In connection with the pricing of the 2005-1 CDO in October 2005, through JER CRE CDO 2005-1, Limited, we entered into an amortizing swap with an initial notional balance of approximately $110 million and a final maturity of May 2015. Under the swap, we agreed to pay the counterparty a fixed interest rate of 4.943% per annum in exchange for floating payments on the applicable notional amount. In addition, in connection with the pricing of the 2005-1 CDO, we effectively terminated or assigned for value the $201 million notional amount of interest rate swaps outstanding as of September 30, 2005. Our $250 million warehouse facility with Banc of America Securities, LLC and our $100 million repurchase facility with Liquid Funding were also terminated in connection with the completion of the CDO.

Credit Risk. Our portfolio of commercial real estate loans and securities is subject to a high degree of credit risk. Credit risk is the exposure to loss from debtor defaults. Default rates are subject to a wide variety of factors, including, but not limited to, property performance, property management, supply and demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the American economy and other factors beyond our control.

All loans are subject to a certain probability of default. We underwrite our CMBS investments assuming the underlying loans will suffer a certain dollar amount of defaults and the defaults will lead to some level of realized losses. Loss adjusted yields are computed based on these assumptions and applied to each class of security supported by the cash flow on the underlying loans. The most significant variables affecting loss adjusted yields include, but are not limited to, the number of defaults, the severity of loss that occurs subsequent to a default and the timing of the actual loss. The different rating levels of CMBS will react differently to changes in these assumptions. The lowest rated securities are generally more sensitive to changes in timing of actual losses. The higher rated securities are more sensitive to the severity of losses.

We generally assume that substantially all of the principal of a non-rated security will not be recoverable over time. The timing and the amount of the loss of principal are the key assumptions to determine the economic yield of these securities. Timing is of paramount importance because we will assume substantial losses of principal on the non-rated securities, therefore the longer the principal balance remains outstanding the more interest the holder receives to support a greater economic return. Alternatively, if principal is lost faster than originally assumed, there is less opportunity to receive interest and a lower or possibly negative return may result.

If actual principal losses on the underlying loans exceed assumptions, the higher rated securities will be affected more significantly as a loss of principal may not have been assumed. We expect that most if not all principal will be recovered with respect to classes rated B or higher.

We manage credit risk though the underwriting process, establishing loss assumptions and careful monitoring of loan performance. Before acquiring a controlling class security (represented by a majority ownership interest in the most subordinate tranche) in a proposed pool of loans, we perform a rigorous analysis of all of the proposed underlying loans. Information from this review is then used to establish loss assumptions. We assume that a certain portion of the loans will default and calculate an expected or loss adjusted yield based on that assumption. After the securities have been acquired, we monitor the performance of the loans, as well as external factors that may affect their value.

Factors that indicate a higher loss severity or acceleration of the timing of an expected loss will cause a reduction in the expected yield and therefore reduce our earnings. Furthermore, we may be required to write down a portion of the adjusted purchase price of the affected assets through a charge to income.

We will also invest in commercial real estate loans, primarily mezzanine loans, bridge loans, B-notes, loans to real estate companies, mortgage loans and net leased real estate. We may also invest in residential mortgages and related securities. These investments will be subject to credit risk. The extent of our credit risk exposure will be dependent on risks associated with commercial and residential real estate. Property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event a borrower’s net operating income decreases, the borrower may have difficulty repaying our loans, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

With respect to one of our mezzanine loan investments with a principal balance outstanding of $11.5 million at September 30, 2005, we have initially determined that one or more non-monetary defaults may exist under the applicable loan documents due to the failure and/or delay by the applicable borrowing entities to provide certain information about the borrower entities, the underlying property and an opinion of their independent auditors unqualified as to the scope of the audits or as to the status of the borrowers or property owner as a going concern. Although we are working with the borrowers to correct such non-monetary defaults, no assurance can be given that such defaults will be remedied. All payments due under the mezzanine loan are current.

OUR COMPANY

We are a specialty finance company organized by J.E. Robert Company, Inc. primarily to originate and acquire real estate debt securities and loans. We are externally managed and advised by JER Commercial Debt Advisors LLC, an affiliate of J.E. Robert Company, Inc. J.E. Robert Company and its affiliates are a fully integrated real estate investment management firm. We will continue to capitalize on the knowledge and substantial resources of J.E. Robert Company and its affiliates. We take advantage of the growing volume and complexity of commercial real estate structured finance products by investing primarily in loans and debt securities that we believe will yield the highest risk-adjusted returns. Our target investments include commercial real estate structured finance products such as commercial mortgage backed securities (commonly known as CMBS), mezzanine loans and B-Note participations in mortgage loans, as well as whole commercial mortgage loans, loans to real estate companies, preferred equity, and net leased real estate. We may also invest in residential mortgages and related securities. We intend to pursue a selective investment strategy, targeting specific transactions based on an analysis of debt structure and taking into account the underlying real estate and borrower credit risk. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

J.E. Robert Company was founded in 1981 to provide expertise to public and private financial institutions in resolving real estate loan workout situations. Since its founding, the firm has been active in all facets of the commercial real estate debt markets, including sourcing, due diligence, valuation, acquisition, asset management and disposition.

Since 1991, J.E. Robert Company has served as the special servicer or asset manager for over 30 securitized pools of non-performing and performing commercial loans with a par value at issuance of over $15 billion. The primary function of the special servicer is to manage any loans that default or become delinquent at their maturity. Accordingly, the special servicer function is critical with respect to maximizing the return of principal and interest from the underlying loans. J.E. Robert Company currently has the highest special servicer ratings of “CSS1” and “strong” from Fitch Investors Service, Inc. and Standard & Poor’s rating services, respectively. J.E. Robert Company is currently the special servicer for nine of the twelve CMBS pools in which we have made investments to date.

Our Investment Strategy

Our strategy is to hold a diversified portfolio of commercial real estate debt investments, including CMBS, mezzanine loans and B-Notes. We also intend to invest in preferred equity, loans to real estate companies, mortgage loans and net leased real estate assets. We may also invest in residential mortgages and related securities. Our strategy is to maximize the difference between the yields on our investments and the cost of financing these investments. Our objective is to generate cash available for distribution, facilitate capital appreciation and provide attractive total returns to our stockholders.

We invest in commercial real estate structured finance products that provide rates of return that we believe are appropriate taking into account the underlying credit risk. Our investments generally are secured, directly or indirectly, by individual real estate properties or pools of properties that generally provide loan to value ratios in the range of approximately 60% to 90%.

We currently finance our investments with short-term warehouse facilities and intend to use match-funded financing structures such as collateralized debt obligations, commonly known as CDOs. We seek to maximize investment yields and mitigate risks to capital and dividends through prudent match-funded liabilities.

We selectively pursue investments where we believe cash flows have been mispriced, including the purchase of discounted securities in sectors that have fallen out of favor due to economic pressures, regulatory issues or illiquidity. We acquire assets primarily for income. Through our management agreement with our manager, we draw on J.E. Robert Company and its affiliates’ expertise and significant business relationships with participants in the real estate securities industry to enhance our access to these investments, which may not be broadly marketed. Since 1991, J.E. Robert Company and its affiliates have purchased investments from, purchased investments with, and served as asset manager of investments made by, major financial institutions and have developed relationships with these institutions, which enhance our ability to access potential investments and financing.

We broadly diversify our portfolio by asset type, tenant, tenant industry, location and servicer. We believe that diversification reduces the risk of capital loss and also enhances the terms of our financing.

Our Investment Guidelines

Our board of directors has adopted the following guidelines for our investments and borrowings:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act;

•	no more than 20% of our equity, determined as of the date of each investment, shall be invested in any single asset;

•	our debt-to-equity ratio generally shall be between approximately two-to-one and three-to-one, depending on the characteristics of our portfolio;

•	we shall not co-invest with our manager or any of its affiliates unless our investment committee determines that (i) the co-investment is otherwise in accordance with these investment guidelines and (ii) the terms of the co-investment are at least as favorable to us as to our manager or the affiliate (as applicable) making such co-investment; and

•	no more than 10% of our equity, determined as of the date of an investment, shall be invested in assets located outside of the United States or in non-U.S. dollar denominated securities.

Except with respect to the allocation of investments made pursuant to J.E. Robert Company’s conflicts policy in effect with respect to us and JER Fund III, we are not permitted to invest in joint ventures with our manager or its affiliates unless the investment is (i) made in accordance with the above guidelines and (ii) approved by all of the independent members of our board of directors. In addition, we are not permitted to (i) consummate any transaction that would involve the acquisition by us of an asset in which our manager or any of its affiliates has an ownership interest, or the sale by us of an asset to our manager or any of its affiliates, (ii) under circumstances where our manager is subject to an actual or potential conflict of interest because it is manages both us and any other person with which we have a contractual relationship, take any action constituting the granting to such person of a waiver, forbearance or other relief, or the enforcement against such person of remedies, under or with respect to the applicable contract or (iii) make a loan to any affiliate of our manager, unless such transaction or action is approved by all independent members of our board. These investment guidelines may be changed by our board of directors without the approval of our stockholders.

Targeted Investments

Our investment program focuses on the following real estate products:

•	CMBS;

•	mezzanine loans;

•	B-Notes;

•	bridge loans;

•	preferred equity;

•	loans to real estate companies;

•	mortgage loans; and

•	net leased real estate assets.

We may also invest in residential mortgages and related securities. Various types of real property will serve as the underlying collateral for our investments, including retail property, offices, industrial properties, apartments, condominiums and hotels. We intend to provide loans to all kinds of borrowers, including corporations, individuals and special purpose vehicles. We have no current plans to invest in non-U.S. denominated securities but may determine to invest in such securities in the future. Although we intend to invest as described in this prospectus, our actual investment allocations will depend on changing market conditions. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in each category. Many of these asset classes may also be suitable investments for JER Fund III or other existing or future investment entities controlled by J.E. Robert Company and its affiliates, giving rise to potential conflicts of interest. We will seek to identify those opportunities available in the market that can be acquired at attractive pricing and that provide opportunities to manage corresponding liabilities to mitigate financial risks. We intend to purchase and originate mortgage loans and our manager or J.E. Robert Company will service our investments. Mortgage loans that we originate will be sourced through direct relationships with owners and operators of real estate. These relationships have been developed by J.E. Robert Company since its founding. Loans that we purchase will be sourced through our manager’s and J.E. Robert Company’s direct relationships with loan sellers, including investment banks, commercial banks and insurance companies. We believe the competition, investment underwriting analysis, risk and profit margin and collateral evaluation for originated loans and purchased loans are approximately the same.

Since raising our initial equity capital in June 2004, we have invested approximately $450 million (on a cost basis and net of dispositions on a cost basis) in commercial real estate debt securities and loans. As of November 15, 2005, our investments consisted of the following:

% of Our Total Investments
CMBS
BBB rated	6.5%
BB rated	40.1%
B rated	22.0%
Non-rated	12.9%

Total CMBS	81.5%

Mezzanine loans
Originated	7.6%
Acquired	10.9%

Mezzanine loans	18.5%
Total at November 15, 2005	100.0%

We may change our investment strategy and policies without a vote of our stockholders. We may acquire assets from our manager or its affiliates, including securities issued by our manager or its affiliates, upon approval of all of our independent directors. These transactions must also comply with our general investment guidelines.

CMBS

We invest in commercial mortgage backed securities, or CMBS, which are typically pass-through certificates created by the securitization of a single mortgage loan or a pool of mortgage loans that are collateralized by commercial real estate properties. We believe the investment opportunity in CMBS currently lies in our ability to prudently underwrite and purchase the “first-loss” tranches and non-investment grade bonds, capitalizing on our manager’s ability to price the underlying real estate risk.

The securitization process is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment” grade. The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the CMBS. Based on the sequential payment priority, the risk of nonpayment for the AAA CMBS is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes which are sold at higher yields. We expect to invest primarily in the BBB and non-investment grade CMBS classes.

Each securitization typically requires the owner of the most subordinate CMBS class to appoint a special servicer. The primary function of the special servicer is to manage any loans that default or become delinquent at their maturity. Accordingly, the special servicer function is critical with respect to maximizing the return of principal and interest from the underlying loans.

J.E. Robert Company has been a special servicer since 1991 and has been engaged as special servicer or asset manager on over 30 securitized transactions. The total par value at issuance of the underlying loans have exceeded $15 billion. Typically, the governing documents of a securitization require that the special servicer be approved by one or more of the rating agencies. J.E. Robert Company currently has the highest special servicer ratings from both Fitch and S&P, based on an analysis of staff expertise, a review of policies and procedures and an evaluation of the quality of resolution results. With respect to those securitization transactions where we control the non-investment grade CMBS and have the right to appoint the special servicer, we intend to appoint J.E. Robert Company as special servicer. J.E. Robert Company is currently the special servicer for nine of the twelve CMBS pools in which we have made investments to date.

According to the Federal Reserve Board, the total amount of outstanding commercial mortgages increased to $2.3 trillion at the end of 2004 from $958 billion at the end of 1994. Annual United States CMBS issuance reached historical highs in 2003 and 2004 with issuances of $77.8 billion and $93.1 billion, respectively, and through September 23, 2005, has reached $105.0 billion, according to Commercial Mortgage Alert.

Based on the most recent rating agency treatment for conduit transactions that included non-investment grade bond structures, the non-investment grade classes of CMBS have averaged approximately 3% to 5% of the total issuances. BBB rated classes averaged approximately 2% to 4% of the total issuances. Based on assumed annual issuance consistent with the average of the prior five years and taking into account conventional pricing parameters, we estimate that the total size of the non-investment grade CMBS market exceeds $1 billion annually. No assurance can be made that non-investment grade components of CMBS will continue to be these sizes.

Mezzanine Loans

We originate and invest in mezzanine loans (including mezzanine construction loans) to owners of real properties that are encumbered by first lien mortgages, in which case our mezzanine loans generally will be secured by junior liens on the subject properties and/or by liens on the partnership or membership interests in the borrower’s property-owning subsidiary. Subject to negotiated contractual restrictions, the mezzanine lender generally has the right, following foreclosure, to become the sole indirect owner of the property subject to the lien of the primary mortgagor. Mezzanine debt can also be either junior or senior, denoting the particular leverage strip that may apply.

We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and/or a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our current mezzanine loan investments require the payment of current interest, which reduces our reliance on the residual value of the underlying property. Our mezzanine loans may also have prepayment lockouts, origination fees, deferred interest, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

B-Notes

We invest in B-Notes generated from structured transactions that may or may not have been rated by a recognized rating agency. These are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note, or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. Both of these debt instruments are senior to the mezzanine debt tranches described above though may be junior to another junior participation in the first mortgage loan.

B-Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A-Notes. As opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. We intend to acquire B-Notes in negotiated transactions with the originators on large single and portfolio private debt placements, as well as in the secondary market. The B-Note market has grown substantially in recent years with the expansion of the securitization market, and J.E. Robert Company and its affiliates have established relationships with many of the primary originators of B-Note products, which we believe will give us access to investment opportunities from these parties.

Bridge Loans

We may offer bridge loans to borrowers who are seeking short-term capital typically to be used in an acquisition of real estate. The bridge loans we expect to originate will predominantly be secured by first mortgage liens on the property and contemplate a takeout with the borrower, using the proceeds of a conventional mortgage loan to repay our bridge loan. We may also receive origination fees and other deferred compensation in connection with our bridge loans. We believe providing these bridge loans will lead to future investment opportunities for us, including mortgage loans, mezzanine debt and preferred equity investments.

Preferred Equity

We may make preferred equity investments in property-owning entities, generally in situations where the borrower’s capital structure does not allow for secured mezzanine financing because of restrictions imposed by senior lenders or other debt covenants. These investments are unsecured. Although preferred equity holders do not have priority relative to creditors, preferred equity holders have a first claim on cash flow and/or capital event proceeds relative to the common equity and often have covenant protections, such as negative pledges and overall debt limitations, to protect their equity position. We expect these investments to be priced in a manner similar to a mezzanine investment, though often with a premium because of the lack of collateral. Should an event of default occur, preferred equity holders have the right to replace the other equity holders to become the primary owner of the property subject to the lien of the primary mortgage. Like true owners, preferred equity investors have the option to support the loan during temporary cash flow shortfalls and dilute other common equity holders. We may also be able to negotiate special voting rights to help mitigate risks. J.E. Robert Company and its affiliates’ extensive equity underwriting experience qualifies it to underwrite, structure and manage these types of equity interests if we must take an active equity participation role.

Loans to Real Estate Companies

We may also make loans to real estate-related operating companies, including REITs. These investments may take the form of secured debt, preferred stock and other hybrid instruments such as convertible debt. Corporate mezzanine loans may finance, among other things, operations, mergers and acquisitions, management buy-outs, recapitalizations, start-ups and stock buy-backs generally involving real estate and real estate-related entities. J.E. Robert Company and its affiliates’ extensive experience with credit underwriting of both the underlying real estate and corporate credits positions it well to understand the appropriate approach for this type of investment.

Mortgage Loans

We may invest in portfolios of mortgage loans from various sellers, including life insurance companies, banks and other owners. We expect these loans to be secured by commercial or residential properties in the United States where we believe we can achieve attractive risk adjusted returns. These loans typically have maturities ranging from five to ten years. We should have an advantage over many other mortgage lenders given the range of debt and structuring flexibility we may offer creditworthy borrowers. We may also acquire portfolios of performing mortgages at a discount where we believe we can achieve appropriate risk adjusted returns.

Net Leased Real Estate Assets

We may invest in net leased real property. We may also consider larger transactions involving portfolios of net leased assets, taking into account concentration issues with a single tenant and the residual value of the underlying assets. We also may buy mortgage loans secured by real estate under long-term leases to credit worthy tenants. These generally include portfolios of fully amortizing mortgage loans or mortgage loans where some residual risk exist at the end of the term of the loan. These portfolios may include geographically diverse tenant and borrower concentrations. J.E. Robert Company and its affiliates’ credit and underwriting skills are important to properly structure, acquire and manage these types of diverse portfolios.

Our Investments

We acquired the securities in our current portfolio from major financial institutions that originate and service securities such as those in our portfolio.

CMBS. Through November 15, 2005, we have invested a total of $455 million ($366.8 million net of dispositions) in thirteen different CMBS transactions, including eleven newly-issued conduit securitizations. From October 1 through November 15, 2005, we acquired CMBS comprised of BBB-, BB, B and non-rated classes of bonds for an aggregate of $30.8 million. In December 2005, we anticipate purchasing an additional CMBS investment of approximately $52.5 million. Following is a summary of our CMBS investments as of September 30, 2005:

		Estimated Fair Value(1)	Weighted Average
Security Description	Face Amount		Coupon	Yield	Term(2)
	(In thousands)
CMBS
BBB rated	$25,726	$24,292	5.53%	5.97%	10.61
BB rated	208,442	163,852	4.80%	7.32%	12.16
B rated	153,298	86,726	4.80%	9.69%	13.68
Non-rated	240,562	68,218	4.87%	14.12%	8.68

Total securities	$628,028	$343,088	4.86%	8.96%	11.89

(1)	Our CMBS investments are carried at estimated fair value. In estimating fair value, we generally use available pricing information from dealers who make markets in these securities, but under certain circumstances, we may adjust these valuations based on our knowledge of the securities and the underlying collateral.
(2)	Represents the weighted average term in years as calculated based on the anticipated principal payments on bonds.

As of September 30, 2005, the mortgage loans in the underlying collateral pools for all CMBS were secured by properties of the types and at the locations identified below:

Location	% (1)	Property Type	% (1)
California	11.5%	Retail	34.1%
Texas	10.0%	Office	26.8%
New York	8.5%	Residential	18.6%
Florida	5.9%	Hospitality	5.5%
Other(2)	58.6%	Industrial	4.4%
Re-Remic(3)	5.5%	Other(2)	5.1%

Total	100.0%	Re-Remic(3)	5.5%

		Total	100.0%

(1)	Percentages are based on the unpaid principal balance of the underlying loans.
(2)	No other individual state or property type comprises more than 4.0% of the total.
(3)	Our investment in a Re-REMIC that holds CMBS from 41 previous conduit securitizations is not included in the above categories.

Mezzanine Loans. As of November 15, 2005, we had invested in five mezzanine loan transactions. In November 2004, we originated a $14.9 million mezzanine tranche of an $89.9 million two year floating rate loan used to finance the recapitalization of a portfolio of four Class-A multifamily properties in Houston, Texas. The properties are subject to a $75 million senior mortgage loan. The mezzanine loan bears interest at one-month LIBOR (3.86% at September 30, 2005) plus 700 basis points with a 2% LIBOR floor. In October 2005, the entire outstanding balance of this mezzanine loan was repaid.

In December 2004, we acquired a $15.0 million participation in a $53.5 million senior mezzanine loan. The $53.5 million senior mezzanine loan was part of a $970.0 million recapitalization of a portfolio of multifamily properties with concentrations in Texas, Virginia, South Carolina and Georgia. The properties are subject to $822.5 million of senior mortgage financing. The mezzanine loan has an initial term of two years and bears interest at one-month LIBOR plus 800 basis points.

In February 2005, we acquired an $11.5 million mezzanine loan. The loan is part of a $28.5 million financing used to renovate a historic hotel in Pittsburgh. The loan has an initial maturity of August 2006 and bears interest at one-month LIBOR plus 4.91%. We have initially determined that one or more non-monetary defaults may exist under the applicable loan documents due to the failure and/or delay by the applicable borrowing entities to provide certain information about the borrower entities, the underlying property and an opinion of their independent auditors unqualified as to the scope of the audits or as to the status of the borrowers or property owner as a going concern. Although we are working with the borrowers to correct such non-monetary defaults, no assurance can be given that such defaults will be remedied. All payments due under the mezzanine loan are current.

In April 2005, we acquired a $23 million junior mezzanine loan used to recapitalize the 755-room, full service Doubletree Metropolitan hotel in New York City. The loan has an initial maturity date of February 2007, with three one-year extension options. The junior mezzanine loan was part of a $200 million recapitalization. The loan bears an interest rate of one-month LIBOR plus 500 basis points with a 1% commitment fee.

Through November 15, 2005, we originated, together with JER Fund III, $63.4 million in mezzanine loans as part of a program to provide financing for garden apartment condominium conversions in Florida. Because these mezzanine loans meet both our investment objectives and the investment objectives of JER Fund III, the conflicts policy established by J.E. Robert Company requires that the ownership of these mezzanine loans be allocated equally between us and JER Fund III. Consequently, our share of the mezzanine loans is $31.7 million. The loans include limited guarantees from the principals of the borrowers, are fully cross collateralized, and are further secured by first liens on partnership interests and in some cases second mortgages. The mezzanine loans also provide, in certain circumstances, for cash flow sweeps as well as “springing” second mortgages. All of these loans have an initial term of two years, with two one-year extensions. The loans carry an interest rate of one-month LIBOR plus 1800 basis points plus a 2% exit fee. We do not have an obligation to fund amounts in addition to those already funded in connection with this mezzanine loan program.

Our mezzanine loans generally are secured a pledge, directly or indirectly, of the equity interests in the borrower’s property-owning subsidiary.

B-Notes. In January 2005, we acquired a $33.8 million B-Note participation in a $176.5 million mortgage loan to finance the condominium conversion of a hotel in Miami, Florida. This participation interest was subordinate to the $142.7 million senior participation interests in the loan. The loan bore interest based on one-month LIBOR plus a spread. During February 2005, we sold 50% of our investment in this B-Note at par to an unaffiliated third party reducing our investment to $16.9 million. In July 2005, the remaining $16.9 million balance of the B-Note investment was repaid in full as part of a refinancing of the entire loan.

Capital and Leverage Policies

We seek to enhance returns to stockholders through the use of leverage, with an overall target debt-to-equity ratio for our company of between approximately two-to-one and three-to-one, depending on the characteristics of our portfolio. We may leverage individual investments at substantially higher levels. Our financing strategy focuses on the use of match-funded financing structures. This means that we intend to seek to match the maturities of our financial obligations with the maturities of our investments, thus reducing the impact of changing interest rates on earnings. In addition, we intend to seek to match fund our assets with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps and caps, or through a combination of these strategies. This strategy is designed to reduce the impact of changing interest rates on our earnings. In this regard, we seek to utilize securitization structures, particularly collateralized debt obligations, or CDOs, as well as other match-funded financing structures. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage backed securities, B-Notes and other mortgage assets. Like typical securitization structures, in a CDO (i) the assets are pledged to a trustee for the benefit of the holders of the bonds, (ii) one or more classes of the bonds are rated by one or more rating agencies and (iii) one or more classes of the bonds are marketed to a wide variety of investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing.

We believe that CDO financing structures are an appropriate financing vehicle for our targeted asset classes because they enable us to lock in a long-term cost of funds and minimize the risk that we will have to refinance our liabilities prior to the maturities of our investments, while providing flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

We also use short-term financing, in the form of repurchase agreements, and may use bridge loans and bank warehousing facilities, as an intermediary step prior to the implementation of match-funded financing. Leverage will be utilized for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our leverage policy at any time. However, we intend to maintain an adequate capital base to protect against various business environments in which our financing and hedging costs might exceed interest income (net of credit losses) from our investments. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest rate increases on our investments lag behind interest rate increases on our borrowings, which are expected to be predominantly variable rate.

We have entered into several forward-starting interest rate swaps to mitigate the risk of changes in the interest-related cash outflows on a forecasted issuance of long-term debt. These swaps are designated as cash flow hedges for GAAP purposes and are designed to hedge the risk of changes in 10-15 years of interest cash outflows attributable to changes in the 10-15 year USD-LIBOR swap rate over the term of the hedging relationship. As of September 30, 2005, under these swaps, we agreed to pay the counterparties a weighted average fixed interest rate of 4.76% in exchange for their making floating payments to us based on LIBOR on the total notional amount of $201 million. On November 10, 2005, two of our subsidiaries, JER CRE CDO 2005-1, Limited and JER CRE CDO 2005-1, LLC, issued $416 million par value of collateralized debt obligations (together, the 2005-1 CDO). In connection with the pricing of the 2005-1 CDO in October 2005, through JER CRE CDO 2005-1, Limited, we entered into an amortizing swap with an initial notional balance of approximately $110 million and a final maturity of May 2015. Under the swap, we agreed to pay the counterparty a fixed interest rate of 4.943% per annum in exchange for floating payments on the applicable notional amount. In addition, in connection with the pricing of the 2005-1 CDO, we effectively terminated or assigned for value the $201 million notional amount of interest rate swaps outstanding as of September 30, 2005. Our $250 million warehouse facility with Banc of America Securities, LLC and our $100 million repurchase facility with Liquid Funding were also terminated in connection with the completion of the CDO.

Credit and Interest Rate Risk Management

Our assets are exposed to various levels of credit risk, depending on the nature of the underlying assets and the nature and level of credit enhancements supporting such assets. We originate or purchase mortgage loans that meet minimum debt service coverage standards established by us. We review and monitor credit risk and other risks of loss associated with each investment. In addition, we seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. The risk management staff of J.E. Robert Company, which implements and monitors our interest rate risk management program, is overseen by the head of risk management for J.E. Robert Company. Our board of directors monitors the overall portfolio risk and reviews levels of provision for loss.

Our interest rate risk management strategy is intended to mitigate the negative effects of major interest rate changes. We seek to reduce our interest rate risk from borrowings both through hedging activities and by attempting to structure the key terms of our borrowings to generally correspond (in the aggregate for the entire portfolio, and not on an asset-by-asset basis) to the interest rate and maturity parameters of our assets.

We intend to utilize a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on our operations. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of securities and that such losses may exceed the amount invested in such instruments. A hedge may not perform its intended purpose of offsetting losses. Moreover, with respect to certain of the instruments used as hedges, we are exposed to the risk that the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position. If we anticipate that the income from any such hedging transaction could adversely affect our compliance with the REIT qualification requirements, we may conduct part or all of our hedging activities through a corporate subsidiary that will be fully subject to federal corporate income taxation (a taxable REIT subsidiary). Our profitability may be adversely affected during any period as a result of changing interest rates.

Investment Process

In making investment and management decisions on our behalf, our manager utilizes a carefully formulated strategy that begins with the sourcing of potential investments. We typically focus on investments from sources where J.E. Robert Company and its affiliates have a strategic advantage or a direct relationship with the counterparty. Our investment strategy is based on a very selective and disciplined approach that integrates J.E. Robert Company and its affiliates’ due diligence capacity and detailed asset underwriting process as well as their substantial experience in successfully structuring complex investments with multiple real estate, financial, and legal issues.

Our Investment Committee. Our investment committee is comprised of Joseph E. Robert, Jr., our chairman and chief executive officer, Gene C. McQuown, our president, Keith W. Belcher, vice chairman of our board and executive vice president, Deborah L. Harmon, president and chief investment officer of J.E. Robert Company, Cornelia C. Buckley, senior managing director of J.E. Robert Company, Tae-Sik Yoon, our executive vice president, treasurer and chief financial officer, Todd E. Eagle, our executive vice president, and Daniel T. Ward, our secretary. Our investment committee has authority delegated by our board of directors to authorize transactions consistent with our investment guidelines. Any transaction deviating in a material way from these guidelines must be approved by our board of directors unless otherwise delegated by the board.

The following is a description of our manager’s activities during each stage of the investment process:

Sourcing Potential Investment Opportunities. We believe our manager’s relationship with J.E. Robert Company provides us with a unique pipeline of investment opportunities. J.E. Robert Company has developed an extensive network of relationships in its 24-year history in the real estate business and seeks to source transactions for us through its network of relationships with commercial and investment banks, opportunity funds, institutional investors, operating partners, borrowers and brokerage companies. J.E. Robert Company’s staff of over 40 investment and asset management professionals are very active in sourcing proprietary investment opportunities. The CMBS market has reached a substantial annual volume, with issuances exceeding $93 billion in 2004. Within this market, new transactions are brought to market by various issuers on a frequent basis, usually with several new issues each month. The sellers are comprised primarily of investment banks, commercial banks and insurance companies. Because J.E. Robert Company and its affiliates have been active in the CMBS sector since the early 1990s and have established relationships with many of the issuers of CMBS through prior investments, partnerships and management activity, our manager is well positioned to pursue new issue opportunities on our behalf. While it is typical that new issue transactions are offered in a bid format, J.E. Robert Company historically has been able to negotiate certain CMBS acquisitions due to its relationships with specific issuers and its reputation for speed, flexibility and closing ability. As of November 15, 2005, we have acquired four CMBS investments on a direct negotiation basis, rather than a bid format, from major financial institutions that J.E. Robert Company and affiliates have purchased investments from, purchased investments with or served as asset manager for in the past. Based on investment cost, these four negotiated transactions represented approximately 27.2% of our total $455 million of purchases of CMBS investments through November 15, 2005.

In addition, J.E. Robert Company’s prominence in the equity investment markets over the last ten years has positioned it well to originate both high yielding and mortgage loan debt related opportunities as well as net lease transactions for us. We believe J.E. Robert Company’s core real estate competency, coupled with its structuring flexibility and creativity, give it an advantage in direct debt obligations and net lease transactions.

Screening and Pursuit of Potential Transactions. All investments are screened prior to committing underwriting resources and are reviewed by our investment committee for conformity to our investment guidelines and overall suitability, including consideration of regulatory and portfolio risk management. A CMBS investment opportunity initially is screened based on the analysis of the asset composition of the underlying loan pool. Our manager utilizes a stress test analysis with respect to the debt service capacity of the assets and their ultimate ability to be refinanced. Based on the stress test results as well as our manager’s review of the specific product types and property locations, a preliminary loan loss estimate is derived, which is then assessed against the proposed bond structure. Other factors that our manager considers include the reputation of the underwriters and issuers, the quality of the loan underwriting, the quality of the respective borrowers and the adequacy of the related loan documents. Once the transaction is screened, the purchase parameters are bid and negotiated, and our formal due diligence process is initiated.

In considering whether to acquire or make an investment, our manager performs certain due diligence tasks that reasonably may be expected to provide relevant and material information as to the value of the loan and whether we should acquire or originate the debt. In determining the price of a loan, our manager reviews and analyzes some or all of a number of factors, depending upon their expected materiality to the transaction. These factors may include market conditions (market interest rates, the availability of refinancing and economic, demographic, geographic, tax, legal and other factors). They may also include the yield to maturity of the loan, the liquidity of the loan, the limitations on the obligations of the seller with respect to the loan, the rate and timing of payments to be made with respect to the loan, the underlying property securing the loan, the risk of adverse fluctuations in the market values of the underlying property as a result of economic or political events or governmental regulations, the historical performance and other attributes of the borrower or property manager responsible for managing the underlying property, relevant laws limiting actions that may be taken with respect to loans secured by real property or other ownership interests, and limitations on recourse against the borrowers following realization on the collateral, risks of timing with respect to loan prepayments, risks associated with geographic concentration of underlying assets, environmental risks, pending and threatened litigation, other liens and other issues relating to title, a prior history of defaults by affiliated parties on similar and dissimilar obligations and other factors.

Due Diligence. Our manager subjects potential transactions to rigorous analysis to optimize pricing and structuring. Our manager relies on the personnel provided to it by J.E. Robert Company to conduct due diligence on our behalf. Neither we nor our manager have a dedicated full-time staff to diligence our investments. From a real estate perspective, the due diligence includes, but is not limited to:

•	conducting a thorough analysis, regardless of the recourse nature of a loan, of the borrower’s investment history, reputation, credit history, investment focus and expertise;

•	making site visits to assess the economic viability of the property including tenant and overall property viability;

•	reviewing submarket supply and demand and existing and planned competitive properties;

•	reviewing local submarket rental and sales comparables;

•	reviewing issuer and third party valuations and appraisals of the property, if applicable, and the loan to value ratio with respect to the property;

•	performing legal, accounting, environmental, zoning and structural analyses of the property and borrower;

•	reviewing the level and stability of cash flow from the underlying property to service the mortgage debt;

•	analyzing the availability of capital for refinancing by the borrower if the loan does not fully amortize;

•	reviewing loan documents to determine the lender’s rights, including personal guarantees, additional collateral, default covenants and other remedies as well as the lender’s rights under any intercreditor agreements; and

•	making appropriate modifications to reflect the underlying collateral and borrower credit risk, including requiring letters of credit or other liquid instruments to ensure timely payments and loan to value ratios appropriate for the yield.

As a result of the real estate review, a cash flow forecast for each collateral property is prepared and a valuation is assigned. The performance of the respective loan is then forecast and individual loan losses are projected with regard to some CMBS issuances, in particular on non-investment grade CMBS, which are always priced on a risk adjusted basis. These calculations are affected by the securitization structure, which is evaluated, modeled and reviewed in order to evaluate the bond level cash flows. Sensitivity analysis is performed in consideration of differing levels of loan losses, variances in the timing of loan payoffs or prepayments, loan extension scenarios and with respect to changing interest rates. In all cases, we consider the potential impact on the risk profile of our investment portfolio and the impact on cash flow after we implement financing at the company level, whether in the form of a CDO or some other debt instrument. Where certain assets within a securitization are deemed to constitute an excessive risk, they are either appropriately reserved and pro forma losses adjusted, or the subject assets are rejected from the pool or further structured to mitigate the risk to us.

Investment Committee Participation. Following investment screening and initial due diligence, our investment committee reviews all potential transactions to consider REIT and Investment Company Act compliance issues as well as pricing, structuring, real estate and borrower risk, finance capability, hedging and portfolio risk management. Although we will receive legal advice in connection with the acquisition of assets for which there is uncertainty with respect to the REIT rules and Investment Company Act treatment, we do not intend to receive a legal opinion in connection with each acquisition. Following execution of a terms agreement with the counterparty, the investment committee supervises final due diligence to the extent applicable. Upon completion of due diligence and prior to making any binding debt commitments or investments, our investment committee considers the impact of any material findings on the transaction’s risk profile. Some investments may be presented to our board of directors for consideration. All completed transactions are then reported to our board of directors. Our independent directors must unanimously approve any acquisition from or sale to an affiliate of J.E. Robert Company.

Closing. The CMBS closing process is extensive due to the documentation associated with the bond issuance, including the loan sale agreement, the various trust documents and the associated servicing agreement. Included in the servicing documentation is the pooling and servicing agreement, which governs the responsibilities of the special servicer. J.E. Robert Company has established relationships with legal counsel and has streamlined the closing process in order to minimize the associated cost, while achieving the requisite document provisions.

Non-CMBS closings are completed to the extent possible on our own standard documentation, but many direct high yield debt investments are on documents specific to that transaction. Those documents are negotiated by our manager with the support of our president, the general counsel of our manager and outside counsel. Funding controls are in place with our chief financial officer and president to ensure that no funding takes place until all documents are in place and security interests perfected.

JER Fund III Partnership Agreement. The JER Fund III partnership agreement provides that neither J.E. Robert Company nor any affiliate can close on another pooled investment vehicle with objectives substantially similar to those of JER Fund III, other than certain kinds of funds, including a JER CMBS Fund. The JER Fund III partnership agreement further provides that none of J.E. Robert Company and its affiliates shall make investments outside of JER Fund III that are substantially similar to the type of investments to be made by JER Fund III, except for investments that a JER CMBS Fund is permitted to make under its governing documents. It is J.E. Robert Company’s intention that we qualify as a JER CMBS Fund under the JER Fund III partnership agreement. The JER Fund III partnership agreement defines a “JER CMBS Fund” as a fund organized by J.E. Robert Company or any of its affiliates to “primarily” invest in (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities. The JER Fund III partnership agreement does not define “primarily.” The general partner of JER Fund III has advised us that it interprets “primarily” to mean more than 50%. The JER Fund III partnership agreement defines “conduit securitizations” as CMBS collateralized primarily by newly originated loans (i) issued for the purposes of securitizations, (ii) with fixed interest rates and maturities of seven to ten years and (iii) with loan to value ratios generally averaging approximately 75% and debt service coverage ratios generally averaging 1.25% based on net cash flow from the underlying real estate, all as reasonably determined by an affiliate of J.E. Robert Company as general partner acting in good faith. We contemplate investing in a variety of structured finance products, including CMBS issued in connection with conduit securitizations, mezzanine loans, B-Note participations in mortgage loans, commercial loans, loans to real estate companies, and net leased real estate. We may also invest in residential mortgages and related securities such as residential mortgage backed securities. The ability of our manager to invest in these types of structured finance products on our behalf is limited, but not completely restricted, so long as we meet the definition in the JER Fund III partnership agreement of a JER CMBS Fund, which requires us to invest “primarily” in (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities.

Asset Management

Our manager (with the assistance of J.E. Robert Company as special servicer where appropriate) performs the following asset management functions for us:

Investment Monitoring. Our manager actively monitors and manages our investments. Surveillance on each investment is performed on an ongoing basis as updated collateral information is obtained, including property operating statements and rent rolls. This information is analyzed and compared against original underwriting forecasts. A negative variance in net operating income or in occupancy may result in the asset being placed on a “watch list.” Submarket trends and physical site inspections are also reviewed and evaluated with regard to future performance. Our investment committee periodically reviews the portfolio on a formal basis to consider any watch list assets and determine any appropriate actions and reserve adjustments. Throughout the surveillance process, asset management steps are taken as warranted in order to maximize the return on the investment.

Cash Collections. To the extent possible, we will enter into cash collection and lock box agreements, in particular on high yield investments.

Collateral Valuation. Our manager is responsible for determining the value of the collateral property, including an analysis of the condition of the property, existing tenant base, current information and comparable market rents, occupancy and sales. When appropriate, our manager also conducts an investigation of the borrower to identify other potential sources of recovery, including other non-real estate collateral and guarantees. Our manager then is responsible for reviewing the collateral operating statements on an ongoing basis and within the market in order to accurately track asset value and cash flow performance.

Recovery Strategies. To the extent a default is realized with respect to an investment, our manager is responsible for recommending and implementing the appropriate recovery strategy in order to produce the highest present value recovery. This may include demand for payment, forbearance, modification, compromise, deed-in-lieu of foreclosure, foreclosure and litigation. Typically, a number of alternatives can then be compared on a net present value basis and consideration given to the risks related to executing each alternative. Our manager’s real estate operating and distressed debt workout management experience put us in a strong position to manage defaults or other problems that may arise with our investments.

Services Agreement with J.E. Robert Company

Because neither we nor our manager have any employees, we and our manager have entered into a services agreement with J.E. Robert Company to provide our manager with the personnel, services and resources necessary for our manager to perform its obligations and responsibilities under the management agreement, including due diligence, asset management and credit risk management. No employee of J.E. Robert Company will dedicate all of his or her time to us. However, we expect that, pursuant to the services agreement, J.E. Robert Company will provide our manager with the equivalent of 10 to 20 full time employees during the calendar year 2005. It is anticipated that the number of full time employees provided by J.E. Robert Company will increase as we acquire more investments.

Competition

We are subject to significant competition in seeking investments. We compete with several other companies for investments, including other REITs, insurance companies and other investors. Recently, there has been increased competition in the CMBS market, with many companies seeking to invest in CMBS issuances. Some of our competitors have greater resources than we do and we may not be able to compete successfully for investments.

Compliance With The Americans With Disabilities Act Of 1990

Properties that we may acquire, and the properties underlying our investments, will be required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations of our properties, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

Compliance With Federal, State And Local Environmental Laws

Properties that we may acquire, and the properties underlying our investments, are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases at, on, under or in its property. These laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of the hazardous or toxic substances. The costs of investigation, remediation or removal of these substances may be substantial and could exceed the value of the property. An owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to materials containing asbestos. These laws allow third parties to seek recovery from owners of real properties for personal injuries associated with materials containing asbestos. Our operating costs and the values of these assets may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, and our income and ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties. We will endeavor to ensure our properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

Legal Proceedings

We are not a party to any legal proceedings.

OPERATING POLICIES AND STRATEGIES

Investment Company Act Considerations

We conduct our operations so as not to be regulated as an investment company under the Investment Company Act of 1940, as amended. We rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act (and potentially Section 3(c)(6) if, from time to time, we engage in our real estate business through one or more majority-owned subsidiaries). Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in “mortgages and other liens on and interests in real estate” (“Qualifying Real Estate Assets”) and at least 80% of our assets in Qualifying Real Estate Assets plus real estate related assets (“Real Estate Related Assets”). The assets that we acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we may not issue redeemable securities.

We intend to invest in CMBS. CMBS are securities backed by pools of loans secured by first or, less often, junior mortgages. The pool of mortgages generally is administered by a trustee, a master servicer and a special servicer. Although each plays an important role in administering the pool of mortgages, the trustee and the master servicer generally exercise ministerial functions, whereas the duties of the special servicer include, among other things, monitoring the mortgage loans in the CMBS pool, evaluating defaulted mortgage loans with a view toward developing a plan to maximize the recovery on such loans, foreclosing upon or working out defaulted mortgage loans and recommending and implementing a plan that details whether and how to sell, and negotiating the sale of, distressed mortgage loans and properties acquired through foreclosure or otherwise working out such loans. The most subordinate class of a CMBS issuance is in the first loss position and is referred to as the “controlling class” because the holder of a majority of that class has the right to hire and remove the special servicer and to provide instructions to the special servicer with respect to the foreclosure/workout of defaulted mortgage loans. In addition, if the special servicer for any reason does not follow the instructions of the holder of a majority of the controlling class with respect to the foreclosure or workout of a defaulted mortgage loan, the majority holder of such class has the unilateral right to acquire the mortgage out of the pool and foreclose upon the mortgage itself.

On the date of issuance, the controlling class of a CMBS issuance generally is the “NR” or “not rated” class. After issuance, however, should the outstanding principal balance of the NR class erode by more than 75% of its initial face amount, the rights originally exercised by the NR class, as the controlling class, are automatically transferred to the holder of a majority of the next more senior class, and this process repeats with each class all the way up the capital structure. This self executing mechanism is intended to ensure that the class of CMBS that is then most “at risk” for losses has the control and discretion necessary to protect its interest, including the rights of foreclosure on the underlying mortgages.

In order to ensure that we will be able to exercise the rights of the controlling class, we generally acquire 100% of the NR, B and BB classes of a CMBS issuance. In fact, the NR, B and BB classes often are sold as a “block transaction” because of the extensive due diligence that must be conducted in order for the purchaser of these classes of CMBS to evaluate the risks and to model the profitability of an investment in such classes of CMBS. We view our investment in the subordinate classes of a CMBS issuance as a single real estate investment, even though for rating agency reasons, the subordinate classes of a CMBS issuance may be divided into multiple classes. In addition, even though the subordinate CMBS may be divided into multiple classes, all of the subordinate classes are typically paid the same coupon based on the weighted average coupon of the underlying mortgage loans. Thus, the only material difference in the non-investment grade classes is the level of subordination.

Where we acquire 100% of the controlling class of a CMBS issuance, we consider the controlling class to be a Qualifying Real Estate Asset, because it has the ability to cause foreclosure of the mortgages underlying the CMBS issuance. In addition, when we acquire 100% of the controlling class of a CMBS issuance and 100% of sequentially contiguous non-investment grade classes of the same CMBS issuance, we have the same legal and economic experience as if we had purchased the pool of mortgages underlying the CMBS and partially capitalized such purchase by issuing the investment grade classes of CMBS. Consequently, in addition to the controlling class, we consider each non-investment grade class that we acquire that is senior to the controlling class to be a Qualifying Real Estate Asset, provided that (i) we acquire 100% of such a class and 100% of the respective controlling class, (ii) each such class is sequentially contiguous with the controlling class and (iii) each such class is entitled to exercise all rights of the initial controlling class, including foreclosure rights, if it becomes the controlling class. For example, if we acquire 100% of the NR class of a CMBS issuance and 100% of the B and BB classes of the CMBS issuance, we will treat each such class as a Qualifying Real Estate Asset.

Some CMBS pools in which we invest include loans secured by mortgages with respect to which the special servicer, and consequently we, do not have the unilateral right to foreclose. We refer to these loans as “real estate related notes.” With respect to real estate related notes, the special servicer exercises many of the rights and duties described above, including monitoring the real estate related notes, evaluating defaulted real estate related notes with a view toward developing a plan to maximize the return on such notes, discussing such plans with other loan participants and, if collectively agreed, monitoring and exercising such foreclosure rights on behalf of the CMBS pool.

If we acquire the controlling class and sequentially contiguous classes of a CMBS pool as described above and the CMBS pool contains some real estate related notes, we believe our investment is the functional equivalent of direct ownership of the mortgages and the real estate related notes underlying the CMBS issuance, because we have the same legal and economic experience as if we had purchased the mortgages and the real estate related notes and partially capitalized such purchase by issuing the investment grade classes of CMBS. The SEC’s staff, however, has stated to us that they are expressing no view as to whether the controlling class and sequentially contiguous classes of a CMBS pool that contains some real estate related notes are Qualifying Real Estate Assets or Real Estate Related Assets and may in the future take a view different than or contrary to our analysis. We are in the process of applying for no-action relief with respect to controlling classes and sequentially contiguous classes of CMBS in general, and in particular with respect to such classes when issued by pools that contain real estate related notes.

In the absence of SEC guidance with respect to CMBS pools that contain some real estate related notes, we treat a portion of our investment in such pools as Qualifying Real Estate Assets only when the real estate related notes comprise a de minimis portion of the entire pool. Accordingly, when we acquire the controlling class and sequentially contiguous classes of a CMBS pool in which the outstanding principal balance of real estate related notes is 15% or less of the outstanding principal balance of the entire pool, we treat the mortgages over which we have the unilateral right to foreclose in the CMBS pool as Qualifying Real Estate Assets and the real estate related notes in the pool as Real Estate Related Assets. To reflect this treatment, we pro rate our investment in such a CMBS pool and treat as a Qualifying Real Estate Asset only that portion of our investment in the CMBS pool equal to the value of our investment multiplied by a fraction, the numerator of which is the outstanding principal balance of the mortgages in the CMBS pool over which we have the unilateral right to foreclose and the denominator of which is the outstanding principal balance of all of the mortgages in the CMBS pool, including the real estate related notes. If we acquire the controlling class and sequentially contiguous classes of a CMBS pool in which the outstanding principal balance of real estate related notes is more than 15% of the outstanding principal balance of the entire pool, we treat our entire investment in such a pool as a Real Estate Related Asset.

We initially intend to satisfy the requirements of Section 3(c)(5)(C) by investing at least 55% of our assets in CMBS that are Qualifying Real Estate Assets as described in the preceding paragraphs. If we transfer part or all of any such class, we will no longer treat that class or any class senior to that class as a Qualifying Real Estate Asset. In addition, from time to time, we may acquire other real estate investments that are Qualifying Real Estate Assets, such as real estate assets, mortgages and agency or privately issued whole pool certificates, and may treat other classes of CMBS as Qualifying Real Estate Assets if the SEC or its staff expresses a view that such classes are Qualifying Real Estate Assets.

The staff of the SEC has not defined Real Estate Related Assets. Based on existing staff pronouncements, we view Real Estate Related Assets more broadly than Qualifying Real Estate Assets. Real Estate Related Assets generally would include noncontrolling debt and equity securities issued by companies engaged in the real estate business, such as REITs, and agency and privately issued partial pool certificates that are not otherwise treated as Qualifying Real Estate Assets, including interests in a CMBS issuance acquired by us that do not satisfy the requirements set forth above. We currently consider real estate mezzanine loans and B-notes that we acquire to be Real Estate Related Assets, although we may treat these assets as Qualifying Real Estate Assets if the SEC or its staff expresses a view that such assets are Qualifying Real Estate Assets.

If we fail to own a sufficient amount of Qualifying Real Estate Assets or Real Estate Related Assets to satisfy the requirements of Section 3(c)(5)(C) and could not rely on any other exemption or exclusion under the Investment Company Act, we could be characterized as an investment company. The risk that we might be characterized as an investment company subject to registration and regulation under the Investment Company Act is greater to the extent that we invest in pools of CMBS that contain some real estate related notes. If the SEC’s staff does not grant us no-action relief or grants us relief on terms different than our analysis, we would be required to either (i) change the manner in which we conduct our operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a materially adverse effect on us and the market price for our common stock.

Market/Interest Rate Risk Management

To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management strategy intended to mitigate the negative effects of major interest rate changes. We seek to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the key terms of our assets.

Hedging Activities

We have entered into interest rate swap agreements to attempt to reduce the interest rate risk on our indebtedness. The start date of the swap agreement will coincide with the anticipated issuance date of the related liability. For a further description, see “Management’s Discussion & Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.” In the future, we may enter into similar arrangements to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our status as a REIT. In general, income from hedging transactions does not constitute qualifying income under current law for purposes of the REIT gross income requirements. To the extent, however, that we enter into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain that we derive from the transaction would be excluded from gross income for purposes of the REIT 95% gross income test, and would be treated as income that does not qualify for purposes of the 75% gross income test. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Derivatives and Hedging Transactions.” Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when it believes, based on all relevant facts, that bearing such risk is advisable.

Disposition Policies

Our manager evaluates our asset portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell our investments opportunistically and use the proceeds of any sale for debt reduction, additional acquisitions or working capital purposes.

Equity Capital Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Our existing stockholders, and purchasers of common stock in this offering, will have no preemptive right to purchase additional shares issued in any offering, and any offering might cause significant dilution of your investment. We may in the future issue common stock in connection with acquisitions of additional investments.

We may repurchase our common stock in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT, for so long as the board of directors concludes that we should remain a REIT.

Conflicts of Interest Policies

Except with respect to the allocation of investments made pursuant to J.E. Robert Company’s conflicts policy in effect with respect to us and JER Fund III, we are not permitted to invest in joint ventures with our manager or its affiliates unless the investment is (i) made in accordance with the investment guidelines described elsewhere in this prospectus and (ii) approved by all of the independent members of our board of directors. In addition, we are not permitted to (i) consummate any transaction that would involve the acquisition by us of an asset in which our manager or any of its affiliates has an ownership interest, or the sale by us of an asset to our manager or any of its affiliates, (ii) under circumstances where our manager is subject to an actual or potential conflict of interest because it manages both us and any other person with which we have a contractual relationship, take any action constituting the granting to such person of a waiver, forbearance or other relief, or the enforcement against such person of remedies, under or with respect to the applicable contract, or (iii) make a loan to any affiliate of our manager, unless such transaction or action is approved by all independent members of our board. For a further description of our conflicts of interest policies, see “Our Manager and the Management Agreement—Conflicts of Interest in our Relationship with our Manager.”

Interested Director, Officer and Employee Transactions

We have adopted a policy that, unless the action is approved by a majority of the disinterested directors and is not otherwise prohibited by law, we will not:

•	acquire from or sell to any of our directors, officers or employees, or any entity in which one of our directors, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property;

•	make any loan to or borrow from any of the foregoing persons; or

•	engage in any other transaction with any of the foregoing persons.

However, our by-laws do not prohibit any of our directors, officers, employees or agents, in their personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, from having business interests and engaging in business activities similar to or in addition to or in competition with those of or relating to us.

Pursuant to Maryland law, a contract or other transaction between a company and a director or between the company and any other corporation or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the presence of that director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest and as to the transaction are disclosed to the board of directors or a committee of the board, and the board or committee in good faith authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest of the transaction are disclosed to the stockholders entitled to vote thereon, and the transaction is approved in good faith by vote of the stockholders, or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control over such issuers. At all times, we intend to make investments in a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code or the regulations of the U.S. Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. We also intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Future Revisions in Policies and Strategies

Our board of directors has approved the operating policies and the strategies set forth in this prospectus. The board of directors has the power to modify or waive these policies and strategies without the consent of our stockholders to the extent that the board of directors (including a majority of our independent directors) determines that a modification or waiver is in the best interest of our stockholders. Among other factors, developments in the market that either affect the policies and strategies mentioned herein or that change our assessment of the market may cause our board of directors to revise our policies and strategies.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Our Manager and J.E. Robert Company

We are externally managed and advised by JER Commercial Debt Advisors LLC, an affiliate of J.E. Robert Company. JER Commercial Debt Advisors LLC was formed in April 2004 for the sole purpose of managing us. JER Commercial Debt Advisors LLC is 77% directly owned by Mr. Joseph E. Robert, Jr., 20% owned by Deborah L. Harmon, president and chief investment officer of J.E. Robert Company and a member of our investment committee, 2% owned by Keith W. Belcher, vice chairman of our board of directors, executive vice president and a member of our investment committee, and 1% owned by J.E. Robert Company, Inc. J.E. Robert Company is wholly owned by Mr. Robert. We have no employees and each of our executive officers is also an officer of our manager.

J.E. Robert Company and its affiliates are a fully integrated real estate investment management firm that focuses primarily on commercial real estate investments in the United States and abroad. J.E. Robert Company and its affiliates have more than 150 employees who provide a full complement of real estate investment management services, including acquisitions, underwriting, asset management, portfolio and risk management, finance and accounting, investor relations, legal, information technology and human resources. Our manager has no employees and relies on employees of J.E. Robert Company.

J.E. Robert Company was founded in 1981 to provide expertise to public and private financial institutions in resolving real estate loan workout situations. Since its founding, the firm has been active in all facets of the commercial real estate debt markets, including sourcing, due diligence, valuation, acquisition, asset management and disposition.

Since 1991, J.E. Robert Company and its affiliates have also served as the special servicer or asset manager for over 30 securitized pools of non-performing and performing commercial loans with a par value at issuance of over $15 billion. J.E. Robert Company currently has the highest special servicer ratings of “CSS1” and “strong” from Fitch Investors Service, Inc. and Standard & Poor’s, Inc. rating services, respectively. Since 1997, J.E. Robert Company has primarily conducted its real estate investment management activities on a global basis through a series of private equity funds, which we refer to as the JER Funds. J.E. Robert Company is currently the special servicer for nine of the twelve CMBS pools in which we have made investments to date.

J.E. Robert Company and its affiliates are headquartered in McLean, Virginia with additional offices in New York, California, Connecticut, Illinois, Texas, France, Mexico and the United Kingdom.

The executive offices of our manager are located at 1650 Tysons Blvd., Suite 1600, McLean, Virginia 22102, and the telephone number of their executive offices is (703) 714-8000.

Officers of Our Manager

The senior management team of our manager is comprised of seven professionals that have an average of 18 years of real estate experience and 10 years of tenure with J.E. Robert Company.

Name	Age	Position With Our Manager
Joseph E. Robert, Jr.	53	Chairman and Chief Executive Officer
Keith W. Belcher	46	Managing Director
Gene C. McQuown	51	Senior Managing Director
Tae-Sik Yoon	38	Managing Director, Chief Financial Officer and Treasurer
Todd E. Eagle	37	Principal
Kenneth D. Krejca	35	Director
Daniel T. Ward	48	Senior Managing Director and General Counsel

Joseph E. Robert, Jr. is our chairman and chief executive officer, and the chairman and chief executive officer of J.E Robert Company, Inc. and our manager. Mr. Robert also serves on our investment committee. Mr. Robert founded J.E. Robert Company in 1981. Mr. Robert served as vice chairman of the board of the National Realty Committee and was a member of its executive committee and is a founding member of the Real Estate Roundtable. Mr. Robert is a member of the board and member of the executive committee of the Institute for International Economics. Mr. Robert is a member of the international advisory board of EuroHypo, a German based commercial mortgage bank.

Keith W. Belcher is a managing director of J.E Robert Company, Inc. and our manager, vice chairman of our board of directors and executive vice president. Mr. Belcher also serves on our investment committee. Mr. Belcher joined J.E. Robert Company in 1991. Mr. Belcher is responsible for all CMBS acquisitions made by the JER Funds and performs the same function for us. He also oversees the asset management of the underlying assets in CMBS issuances assigned to J.E. Robert Company as special servicer. Previously, Mr. Belcher managed J.E. Robert Company’s asset management contracts with the RTC, which exceeded $3.5 billion in asset value. Mr. Belcher holds a B.B.A. degree in finance and a B.A. degree in economics from Southern Methodist University.

Gene C. McQuown is a senior managing director of J.E Robert Company, Inc. and our manager and our president. Mr. McQuown also serves on our investment committee. Mr. McQuown joined J.E. Robert Company in 1989. He has been actively involved in all aspects of asset management, underwriting and principal investments, including non-real estate, real estate and related loan assets over the past 25 years in the United States, Mexico, Europe and Asia. Mr. McQuown has overseen the underwriting, management or investment in over $17 billion in real estate and related loan assets on behalf of various investment partners and financial institutions over the last 15 years. Mr. McQuown holds a B.A. degree from Louisiana State University and an M.B.A. degree from the University of Dallas.

Tae-Sik Yoon is a managing director, chief financial officer and treasurer of J.E. Robert Company, Inc. and our manager and also serves as our executive vice president, chief financial officer and treasurer. Mr. Yoon also serves on our investment committee. Mr. Yoon joined J.E. Robert Company in 1999. He has primary responsibility for risk and portfolio management, capital markets (debt and equity) and finance and accounting for J.E. Robert Company. From 1989 to 1991, and then again from 1997 to 1999, Mr. Yoon worked in the real estate investment banking group of Morgan Stanley & Co. in New York City and Los Angeles, CA, and from 1994 to 1997 was a corporate attorney at the law firm of Williams & Connolly in Washington, D.C. Mr. Yoon received a B.A. degree in biology from the Johns Hopkins University and a J.D. degree from Harvard Law School. He is a member of the bars of Washington, D.C., the State of Maryland and the United States Patent & Trademark Office.

Todd E. Eagle is a principal of J.E. Robert Company, Inc. and our manager and also serves as our executive vice president. Mr. Eagle also serves on our investment committee. Mr. Eagle’s primary responsibilities include the acquisition and origination of whole loans, bridge loans, mezzanine loans, B-Notes, preferred equity and net leased real estate. Mr. Eagle joined J.E. Robert Company in 2005 from Golden Tree Asset Management, where he was portfolio manager, director of real estate fixed income, and a member of the investment committee. Prior to Golden Tree, Mr. Eagle spent 13 years at Goldman, Sachs & Co., most recently as a vice president and co-head of Goldman Sachs’s transitional loan program. From 1999-2004, Mr. Eagle was the head of European real estate investment banking for Goldman Sachs based in London. Mr. Eagle holds an A.B. degree from Dartmouth College and an M.B.A. degree from the Harvard Business School.

Kenneth D. Krejca is a director of J.E. Robert Company, Inc. and our manager and also serves as our vice president. Mr. Krejca’s primary responsibilities include sourcing, underwriting and managing CMBS investments for us. Before joining J.E. Robert Company, from 1996 to 2004, Mr. Krejca was a director in Bank One’s CMBS investment group. In his capacity as a director, Mr. Krejca has been involved in all facets of the CMBS investment process, including originating, underwriting, syndicating and managing loan pools. Mr. Krejca has over 9 years experience in subordinate CMBS investments. Mr. Krejca holds a B.S. degree in accounting from DePaul University.

Daniel T. Ward is a senior managing director and general counsel of J.E Robert Company, Inc. and our manager and our secretary. Mr. Ward also serves on our investment committee. Mr. Ward joined J.E. Robert Company in 1991. Mr. Ward is responsible for all legal matters involving investment structuring, document negotiation and transaction closings and capital raising activities for the JER Funds. Mr. Ward holds a B.S. degree in accounting from Villanova University and a J.D. degree from The National Law Center, George Washington University. Mr. Ward is a member of the Washington, D.C. Bar.

The Management Agreement

We are party to a management agreement with JER Commercial Debt Advisors LLC, our manager, pursuant to which our manager provides for the day-to-day management of our operations.

Management Services

The management agreement requires our manager to oversee our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager operates under the direction of our board of directors. Our manager is responsible for (i) our purchase and sale of real estate securities and other real estate-related assets, (ii) management of our real estate, including arranging for acquisitions, sales, leases, maintenance and insurance, (iii) the purchase, sale and servicing of mortgages for us, and (iv) providing us with investment advisory services. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

•	serving as our consultant with respect to formulation of investment criteria and preparation of policy guidelines by our board of directors;

•	counseling us in connection with policy decisions to be made by our board of directors;

•	investigating, analyzing and selecting potential investment opportunities for us;

•	making decisions concerning the evaluation, purchase, negotiation, structuring, monitoring, and disposition of our investments, including the accumulation of assets for securitization; however, the board of directors will review all investments where an affiliate or related party is involved. Additionally, from time to time the manager may present certain investments to the board of directors for approval either because of the size of the investment, the parties involved or some other term or feature of the investment;

•	evaluating, recommending and approving all decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by us;

•	arranging for the issuance of mortgage backed securities from pools of mortgage loans or mortgage backed securities owned by us;

•	making available to us its knowledge and experience with respect to real estate, real estate related assets and real estate operating companies;

•	engaging and supervising, on our behalf and at our expense, independent contractors that provide real estate brokerage, legal, accounting, transfer agent, registrar and leasing services, master servicing, special servicing, mortgage brokerage, securities brokerage, banking, investment banking and other financial services and such other services as may be required relating to our investments or potential investments;

•	engaging and supervising, on our behalf and at our expense, other service providers to us; and

•

providing certain general management services to us relating to our day-to-day operations and administration (including, e.g., communicating with the holders of our equity and debt securities as required to satisfy the reporting and other requirements of any governing bodies or agencies and to maintain effective relations with these holders, causing us to qualify to do business in all applicable jurisdictions, complying with all regulatory requirements applicable to us in respect of our business activities, including preparing all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, and causing us to comply with all applicable laws).

Our manager has not assumed any responsibility other than to render the services called for under the management agreement and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager, its directors and its officers are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify J.E. Robert Company and our manager, and their respective directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties, performed in good faith in accordance with and pursuant to the management agreement and the related services agreement. Our manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Our manager carries errors and omissions and other customary insurance.

J.E. Robert Company, through our manager, provides to us key personnel whose primary responsibility is to provide management services to us. These persons devote as much of their time to our management as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity. Through J.E. Robert Company and our manager, we are seeking additional senior officers. There is no assurance that such additional senior officers will be identified.

Pursuant to an agreement between us, our manager and J.E. Robert Company, J.E. Robert Company has agreed to provide our manager with the personnel, services and resources as needed by our manager to enable it to carry out its obligations and responsibilities under the management agreement. Pursuant to the management agreement, J.E. Robert Company is not liable to us or our manager for any acts or omissions performed in accordance with and pursuant to the agreement except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard for its duties. Our manager is not significantly capitalized and does not have its own facilities or employees separate from J.E. Robert Company.

Term and Termination Rights

The management agreement has an initial term of two years and will be automatically renewed for one-year terms thereafter unless terminated by either us or our manager. The management agreement does not limit the number of renewal terms. The management agreement may only be terminated without cause upon the date of completion of the initial term of the management agreement, which is June 4, 2006. Our manager must be provided 180 days prior notice of any termination without cause or non-renewal of the agreement and under those circumstances will be paid a termination fee, within ninety days of termination, equal to four times the sum of our manager’s base management fees and incentive fees for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. In addition, following any termination of the management agreement, we must pay our manager all compensation accruing to the date of termination. We also may not assign the management agreement in whole or in part to a third party without the written consent of our manager.

In addition, if we decide to terminate the management agreement without cause due to fees that our independent directors have determined to be unfair, our manager may agree to perform its management services at fees our independent directors determine to be fair, and the management agreement will not terminate. Our manager may give us notice that it wishes to renegotiate the fees, in which case we and our manager must negotiate in good faith, and if we cannot agree on a revised fee structure at the end of our 180 day notice period, the agreement will terminate, and we must pay the termination fees described above.

We may also terminate the management agreement with 60 days’ prior notice for cause, which is defined as (i) our manager’s fraud or gross negligence, (ii) our manager’s willful noncompliance with the management agreement, (iii) the commencement of any proceeding relating to our manager’s bankruptcy or insolvency or a material breach of any provision of the management agreement, uncured for a period of 60 days or (iv) a change in control of our manager. Our manager may at any time assign certain duties under the management agreement to any affiliate of our manager provided that our manager shall remain liable to us for the affiliate’s performance.

Management Fees and Incentive Compensation

We do not maintain an office or employ personnel. In addition, our manager has no employees. As a result, we rely on the facilities, resources and personnel of J.E. Robert Company to conduct our operations. The management fee is payable monthly in arrears in cash, and the incentive fee is payable quarterly in arrears in cash. The base management fee and incentive fee are intended to reimburse J.E. Robert Company for providing personnel to our manager to satisfy our manager’s obligation to provide certain services to us as described in “Our Manager and the Management Agreement—The Management Agreement—Management Services.” Our manager and J.E. Robert Company may also be entitled to certain expense reimbursements as described below. Expense reimbursements to our manager or J.E. Robert Company are made monthly.

Base Management Fee. We pay our manager a base management fee monthly in arrears in an amount equal to 1/12 of the sum of (i) 2.0% of the first $400 million of our equity and (ii) 1.5% of our equity in an amount in excess of $400 million and up to $800 million and (iii) 1.25% of our equity in excess of $800 million. For purposes of calculating the base management fee, our equity equals the month-end value, computed in accordance with generally accepted accounting principles, of our stockholders’ equity, adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income. Our manager uses the proceeds from its management fee in part to pay compensation to J.E. Robert Company officers and employees provided to us through our manager who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. During the nine months ended September 30, 2005, we incurred $3.5 million in base management fees in accordance with the terms of our management agreement.

Incentive Compensation. Our manager is entitled to receive quarterly incentive compensation pursuant to the terms of the management agreement with us. The purpose of the incentive compensation is to provide an additional incentive for our manager to achieve targeted levels of Funds From Operations and to increase our stockholder value. Our manager is entitled to receive quarterly incentive compensation in an amount equal to the product of:

(i) 25% of the dollar amount by which

(a) our Funds From Operations per share of common stock for such quarter, exceed

(b) an amount equal to (A) the weighted average prices per share of our common stock in all offerings by us multiplied by (B) the greater of (1) 2.25% or (2) .875% plus one fourth of the 10-year U.S. treasury rate (as defined below) for such quarter multiplied by

(ii) the weighted average number of shares of common stock outstanding in such quarter.

“Funds From Operations” means net income (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

“10-year U.S. treasury rate” means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of 10 years) published by the Federal Reserve board during a quarter, or, if such rate is not published by the Federal Reserve board, any Federal Reserve bank or agency or department or the federal government selected by us. If we determine in good faith that the 10-year U.S. treasury rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than 12 years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in United States government securities selected by us.

The following example illustrates how we would calculate our quarterly incentive compensation in accordance with the management agreement.

Assume the following:

•	Funds From Operations for the quarter equals $10,000,000;

•	25,687,035 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the quarter is 25,687,035;

•	U.S. treasury rate is 4.5%; and

•	weighted average offering price per share of common stock is $16.50.

Under these assumptions, the quarterly incentive fee payable to our manager would be $115,592 as calculated below:

1.	Funds From Operations per share ($10,000,000/25,687,035)	$0.3893
2.	Weighted average offering price per share of common stock ($16.50) multiplied by the greater of (A) 2.25% or (B) 0.875% plus one-fourth of 10-year U.S. Treasury rate	$0.3713
3.	Excess of Funds From Operations per share over amount calculated in 2 above ($0.3893-$0.3713)	$0.018
4.	Weighted average number of shares outstanding multiplied by the amount calculated in 3 above (25,687,035 x $0.018)	$462,367
5.	Incentive Fee equals 25% of amount calculated in 4 above	$115,592

Pursuant to the calculation formula, if Funds From Operations increases and the weighted average share price and shares of common stock outstanding remain constant, the incentive fee will increase.

During the nine months ended September 30, 2005, we incurred $0.2 million in incentive fees.

Reimbursement of Expenses. We pay all our operating expenses. The expenses required to be paid by us include, but are not limited to, transaction costs incident to the acquisition, disposition and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with our establishment and maintenance of any credit facilities and other indebtedness (including commitment fees, legal fees, closing costs and similar expenses), expenses associated with other securities offerings by us, expenses relating to the payment of dividends, costs incurred by personnel of J.E. Robert Company for travel on our behalf, costs associated with any computer software or hardware that is used primarily for us, all taxes and license fees, all insurance costs incurred by us and our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of J.E. Robert Company and its affiliates required for our operations.

In accordance with the provisions of our management agreement, we recorded reimbursements to our manager of $0.4 million for certain expenses incurred on our behalf for the nine months ended September 30, 2005, which are included in general and administrative expenses on financial statements included elsewhere in this prospectus.

Under the management agreement, our manager may engage J.E. Robert Company or its affiliates to perform certain legal, accounting, due diligence, asset management, securitization, property management, brokerage, loan servicing, leasing and other services that outside professionals or outside consultants otherwise would perform on our behalf. J.E. Robert Company and its affiliates may be reimbursed or paid for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those that would be paid to outside professionals or consultants on an arm’s-length basis. In addition, our manager is reimbursed for any expenses incurred in contracting with third parties. In addition, each CMBS securitization requires that a special servicer be appointed by the purchaser controlling the most subordinated non-investment grade class of securities. As our manager does not have special servicer status, it is required to appoint J.E. Robert Company or another entity that has special servicer status as the special servicer whenever we acquire a controlling interest in the most subordinated non-investment grade class of a CMBS securitization. All fees due J.E. Robert Company as special servicer are paid by the securitization vehicle and not by us. Under the management agreement, our manager is responsible for all costs incident to the performance of its duties under the management agreement, including the employment compensation of J.E. Robert Company personnel who perform services for us pursuant to the management agreement.

Incentive Awards. On the date of consummation of the private placement, we granted 335,000 shares of common stock to our manager and an aggregate of 6,000 shares of restricted stock to our three independent directors pursuant to the incentive plan. Subsequent to the private placement, Frank Caufield and James Kimsey joined our board of directors and in July 2004, each was granted 2,000 shares of restricted stock. In September 2005, we granted each of our independent directors an additional 2,000 shares of restricted stock pursuant to our automatic restricted stock awards. In the sole discretion of the compensation committee of our board of directors, we may from time to time grant additional equity incentive awards pursuant to the incentive plan. These awards provide a means of performance-based compensation in order to provide an additional incentive for our manager and our directors to enhance the value of our common stock. These awards described above were made pursuant to the incentive plan and are subject to the maximum number of shares available for issuance (1,150,000 shares) under the incentive plan.

Conflicts of Interest in Our Relationship with Our Manager

Our chairman and chief executive officer, Joseph E. Robert, Jr., also serves as chairman and chief executive officer of J.E. Robert Company, Inc. and, at the time of our formation when our management agreement, incentive compensation plan and other organizational matters were approved for us, Mr. Robert was our sole stockholder and our sole director. In addition, Mr. Robert beneficially owns 78% of our manager. As a result, these matters were not negotiated at arm’s length and their terms, including fees payable to our manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

J.E. Robert Company and its affiliates currently manage and invest in, and will continue to manage and invest in, other real estate-related investment entities and are not required to devote a specific amount of time to us. In addition, our chairman and chief executive officer and our other officers also serve as officers and directors of these other entities. Affiliates of the J.E. Robert Company, in their capacity as general partner of the JER Funds, are currently in the process of making investments in a wide range of commercial real estate equity and debt assets for JER Fund III, one of the JER Funds. The JER Fund III partnership agreement provides that neither J.E. Robert Company nor any affiliate can close on another pooled investment vehicle with objectives substantially similar to those of JER Fund III, other than certain kinds of funds, including a JER CMBS Fund. The JER Fund III partnership agreement further provides that none of J.E. Robert Company and its affiliates shall make investments outside of JER Fund III that are substantially similar to the type of investments to be made by

JER Fund III, except for investments that a JER CMBS Fund is permitted to make under its governing documents. It is J.E. Robert Company’s intention that we qualify as a JER CMBS Fund under the JER Fund III partnership agreement. The JER Fund III partnership agreement defines a “JER CMBS Fund” as a fund organized by J.E. Robert Company or any of its affiliates to “primarily” invest in (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities. The JER Fund III partnership agreement defines “conduit securitizations” as CMBS collateralized primarily by newly originated loans (i) issued for the purposes of securitizations, (ii) with fixed interest rates and maturities of seven to ten years and (iii) with loan to value ratios generally averaging approximately 75% and debt service coverage ratios generally averaging 1.25% based on net cash flow from the underlying real estate, all as reasonably determined by an affiliate of J.E. Robert Company as general partner acting in good faith. We contemplate investing in a variety of structured finance products, including CMBS issued in connection with conduit securitizations, mezzanine loans, B-Note participations in mortgage loans, commercial loans, loans to real estate companies, and net leased real estate. We may also invest in residential mortgages and related securities such as residential mortgage backed securities. The ability of our manager to invest in these types of structured finance products on our behalf is limited, but not completely restricted, so long as we meet the definition in the JER Fund III partnership agreement of a JER CMBS Fund, which requires us to invest “primarily” in (a) CMBS and other related loans issued in connection with conduit securitizations and (b) residential mortgages and related securities. The JER Fund III partnership agreement does not define “primarily.” The general partner of JER Fund III has advised us that it interprets “primarily” to mean more than 50%. The JER Fund III partnership agreement may prevent our manager from pursuing desirable investment opportunities on our behalf and subject us to the risk that we will be limited in our ability to refocus our investment strategy if trends in the availability and performance of residential mortgages and related securities and conduit securitization investments make such a change desirable.

While we intend to target primarily conduit commercial mortgage backed securities, mezzanine loans, bridge loans, B-Notes, preferred equity, loans to real estate companies, mortgage loans and net leased real estate and residential mortgages and related securities, JER Fund III seeks to invest in direct ownership of real estate, non-conduit commercial mortgage backed securities, equity securities, preferred equity and high yield debt (typically with equity participation). The investments we intend to pursue may overlap with the investment objectives of JER Fund III. J.E. Robert Company has developed a conflicts policy in an effort to provide fair treatment of us and JER Fund III with respect to investment allocation. Acting reasonably and in good faith, J.E. Robert Company will determine if any real estate debt products sourced for either JER Fund III or us meet both our own and JER Fund III’s investment objectives, taking into account such considerations as risk/return objectives, nature of the investment focus of each entity, leverage and other restrictions, tax and regulatory issues, expected holding periods, current pay or accrual features, product and geographic concentration, the relative sources of capital and any other consideration deemed relevant by J.E. Robert Company. We and JER Fund III may both acquire any such overlapping investments subject to the applicable provisions of the conflicts of interest policy. If there is an overlap on a particular investment, J.E. Robert Company will allocate the investment opportunity equally between us and JER Fund III wherever reasonably practicable. Where J.E. Robert Company determines that an equal allocation is not reasonably practicable, it will allocate that investment in a manner that it determines in good faith to be fair and reasonable. J.E. Robert Company will also apply the foregoing allocation procedures between us and any future investment funds, companies or vehicles or other entities it controls with which we have overlapping investment objectives. J.E. Robert Company may alter these policies at any time without notice to or input from us or our stockholders.

We are permitted to invest in debt securities or loans relating to real estate assets where JER Fund III has an equity interest, subject to our conflict policies. However, in the event of a default under that indebtedness, we must either give control of the foreclosure or restructuring process to other unaffiliated holders of that debt or transfer decision making power to an unaffiliated entity.

J.E. Robert Company also intends to engage in additional real estate-related management and investment opportunities in the future that may also compete with us for investments. J.E. Robert Company will also apply the foregoing allocation procedures between us and any future fund it controls with which we have overlapping investment objectives. However, so long as the management agreement is in effect, J.E. Robert Company has agreed not to raise, sponsor or advise any new investment fund, company or vehicle (including any REIT) that invests primarily in conduit CMBS and other related loan products in the United States.

The management compensation structure that we have agreed to with our manager may also cause our manager to invest in high risk investments. In addition to its base management fee, our manager is entitled to receive incentive compensation based in part upon our achievement of targeted levels of Funds From Operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on Funds From Operations may lead our manager to place undue emphasis on the maximization of Funds From Operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

The management agreement between us and our manager may only be terminated by either party to the agreement without cause after the completion of the initial term of the management agreement on June 4, 2006. Our manager will be provided 180 days prior notice of any such termination and will be paid a termination fee, within ninety days of termination, equal to four times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. In addition, following any termination of the management agreement, we must pay our manager all compensation accruing to the date of such termination. We also may not assign the management agreement in whole or in part to a third party without the written consent of our manager. These provisions increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

Our manager is authorized to follow very broad investment guidelines and has great latitude within those guidelines in determining the types of assets it may decide are proper investments for us. Our directors periodically review our investment guidelines and our investment portfolio. However, our board will not review each proposed investment. In addition, in conducting periodic reviews, the directors will rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by our directors.

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. Our board of directors has established investment guidelines, and our independent directors have approved these investment guidelines. Except with respect to the allocation of investments made pursuant to J.E. Robert Company’s conflicts policy in effect with respect to us and JER Fund III, we are not permitted to invest in joint ventures with our manager or its affiliates unless the investment is (i) made in accordance with the above guidelines and (ii) approved by all of the independent members of our board of directors. In addition, we are not permitted to (i) consummate any transaction that would involve the acquisition by us of an asset in which our manager or any of its affiliates has an ownership interest, or the sale by us of an asset to our manager or any of its affiliates, (ii) under circumstances where our manager is subject to an actual or potential conflict of interest because it is manages both us and any other person with which we have a contractual relationship, take any action constituting the granting to such person of a waiver, forbearance or other relief, or the enforcement against such person of remedies, under or with respect to the applicable contract or (iii) make a loan to any affiliate of our manager, unless such transaction or action is approved by all independent members of our board.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors consists of seven directors, five of whom are independent directors, as determined by our board of directors, consistent with the rules of the New York Stock Exchange, Inc. Upon the expiration of their current terms at the annual meeting of stockholders in 2006, directors will be elected to serve a term of one year. Our by-laws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one, which is the minimum number required by the Maryland General Corporation Law, nor more than 15. All officers serve at the discretion of our board of directors. The following table sets forth certain information about our directors and executive officers.

Name	Age	Position With Us
Joseph E. Robert, Jr.	53	Chairman of the Board of Directors and Chief Executive Officer
Keith W. Belcher	46	Vice Chairman of the Board of Directors and Executive Vice President
Daniel J. Altobello	64	Independent Director(1)
Peter D. Linneman	54	Independent Director
W. Russell Ramsey	45	Independent Director
Frank J. Caufield	65	Independent Director
James V. Kimsey	65	Independent Director
Gene C. McQuown	51	President
Tae-Sik Yoon	38	Executive Vice President, Chief Financial Officer and Treasurer
Todd E. Eagle	37	Executive Vice President
Kenneth D. Krejca	35	Vice President
Daniel T. Ward	48	Secretary

(1)	Serves as our lead independent director.

Information for each of our independent directors is set forth below. For biographical information on Messrs. Robert, Belcher, McQuown, Yoon, Eagle, Krejca and Ward, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Daniel J. Altobello has been a director since April 2004. Since 1991, Mr. Altobello has been chairman of Altobello Family LP. Mr. Altobello also served as chairman of the board of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the chairman, chief executive officer and president of Caterair International Corporation. He currently serves on the board of directors of MESA Air Group, World Airways, Inc., DiamondRock Hospitality Company and Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co, Inc., the co-lead managing underwriter of this offering. In addition, Mr. Altobello serves on the board for a number of non-public entities, including the Advisory Board of Thayer Capital Partners, Mercury Air Centers and Associated Asphalt.

Peter D. Linneman has been a director since April 2004. Dr. Linneman is the Albert Sussman Professor of Real Estate, Finance and Public Policy at the Wharton School of Business, the University of Pennsylvania. A member of Wharton’s faculty since 1979, Dr. Linneman served as the founding chairman of Wharton’s real estate department, the director of Wharton’s Zell-Lurie Real Estate Center for 13 years and the founding co-editor of The Wharton Real Estate Review. Dr. Linneman is currently the principal of Linneman Associates. He serves on the board of directors of Equity One, Inc. and Bedford Property Investors. Dr. Linneman holds a Ph.D. in economics from the University of Chicago.

W. Russell Ramsey has been a director since April 2004. He is also the chairman and chief executive officer of Ramsey Asset Management, a Washington, D.C.-based investment firm, which he founded in 2001. Prior to 2001, Mr. Ramsey was president and co-chief executive officer of Friedman, Billings, Ramsey Group, Inc., which he co-founded in 1989 and which is the parent of Friedman, Billings, Ramsey & Co., Inc., the co-lead managing underwriter of this offering. He is currently a member of Friedman, Billings, Ramsey Group’s board of directors, and currently sits on the board of Quanta Capital Holdings Ltd. as well as the boards of several private and non-profit companies. He is also on the National Geographic Society’s Council of Advisors, and is a vice chairman of George Washington University’s 2004-2005 board of trustees. He received a B.S. in Business Administration from George Washington University.

Frank J. Caufield has been a director since June 2004. He is a co-founder of Kleiner Perkins Caufield & Byers (KPCB). KPCB is one of the largest and most prominent venture capital firms in the United States. Since 1978, it has invested in over 250 companies that today have revenues of over $150 billion and employ over 300,000 people. Mr. Caufield has served on the board of Quantum Corporation, Caremark, Inc., Megabios, Verifone, Inc., Wyse Technology, Quickturn Corporation, and AOL, Inc., as well as many other private and public companies. He is currently on the board of Time Warner. He also serves as a director of The U.S. Russia Investment Fund, Refugees International, Business Executives for National Security, is a member of the Council on Foreign Relations and serves as Chairman of the Child Abuse Prevention Society of San Francisco. Prior to the formation of KPCB, Mr. Caufield was a general partner and manager of Oak Grove Ventures, a venture capital partnership located in Menlo Park, California. He is a past president of both the Western Association of Venture Capitalists and the National Venture Capital Association. Mr. Caufield is a graduate of the United States Military Academy and holds an MBA from the Harvard Business School.

James V. Kimsey has been a director since June 2004. Mr. Kimsey is the Founding CEO of America Online, Inc. In 1996, he became AOL Chairman Emeritus and turned his energies to new challenges in business, philanthropy and personal diplomacy through the creation of the Kimsey Foundation. He currently holds a presidential appointment to the Kennedy Center Board of Trustees and is chairman of the International Commission on Missing Persons. He is a member of the board of directors of Capital One Financial Corporation, Thayer Capital, the American Film Institute, Innisfree, the JFK Center for Performing Arts, the National Symphony Orchestra, Refugees International, the Washington Scholarship Fund, the International Crisis Group, and the US Russia Investment Fund as well as civic and charitable organizations. He serves on the Executive Committee of the Washington National Opera and the National Symphony. Mr. Kimsey is a graduate of the United States Military Academy.

Through J.E. Robert Company and our manager, we are seeking additional senior officers. There is no assurance that such additional senior officers will be identified.

Corporate Governance—Board of Directors and Committees

Our business is managed through the oversight and direction of our board of directors, which has established investment guidelines for our manager to follow in its day to day management of our business. A majority of our board of directors is “independent,” as determined by our board of directors, consistent with the rules of the New York Stock Exchange, Inc. Our independent directors are nominated by our nominating and corporate governance committee.

Our board consists of seven directors, two of whom are affiliated with our manager and five of whom are “independent” directors. The directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Our board has established three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Audit Committee

Our board of directors has established an audit committee, which is composed of three of our independent directors, Messrs. Altobello, Ramsey and Linneman. Mr. Altobello chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the Securities and Exchange Commission. The audit committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of Messrs. Kimsey, Caufield and Altobello. Mr. Kimsey chairs our compensation committee. The principal functions of the compensation committee are to:

•	evaluate the performance of our officers;

•	review the compensation payable to our officers;

•	evaluate the performance of our manager;

•	review the compensation and fees payable to our manager under our management agreement; and

•	administer the issuance of any stock issued to our employees or the employees of our manager who provide services to us.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, which is composed of Messrs. Linneman, Ramsey and Kimsey. Mr. Linneman chairs our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Compensation of Directors

We pay a $30,000 annual director’s fee to each of our independent directors. All members of our board of directors are reimbursed for their costs and expenses in attending all meetings of our board of directors. We pay an annual fee of $10,000 to the chair of the audit committee of our board of directors and an annual fee of $5,000 to the chair of any other committee of our board of directors. Fees to the directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash. In addition, pursuant to our incentive plan, we provided to each director who was not our officer or employee an initial restricted stock grant of 2,000 shares of our common stock on the closing of the private placement. On June 30, 2004, Frank Caufield and James Kimsey joined our board of directors and in July 2004, each was granted 2,000 shares of restricted stock. Any director who joins the board in the future will receive an initial restricted stock grant of 2,000 shares upon attendance of his or her first board of directors meeting. One half of the shares subject to each director’s initial restricted stock grant will fully vest on the date of grant, and the other half will vest on the first anniversary of the date of grant, as long as the director is serving as a board member on the first anniversary of the date of grant. All of the shares subject to each director’s initial restricted stock grant are subject to restrictions on transferability for a period of one year from the date of grant. The incentive plan also provides for automatic, annual restricted stock awards of 2,000 shares of our common stock on the first business day after our annual meeting of stockholders (or, in the absence of an annual meeting, such other date as determined by the Board of Directors) to each director who is not our officer or employee and who is on our board of directors at the time of such meeting. One half of the shares subject to each director’s annual restricted stock grant will fully vest on the date of grant, and the other half will vest on the first anniversary of the date of grant, as long as the director is serving as a board member on the first anniversary of the date of grant. All of the shares subject to each director’s annual restricted stock grant will be subject to restrictions on transferability for a period of one year from the date of grant. In September 2005, we granted each of our independent directors an additional 2,000 shares of restricted stock pursuant to the automatic annual restricted stock awards provision in our incentive plan.

Executive Compensation

Because our management agreement provides that our manager is responsible for managing our affairs, our officers, in their capacities as such, do not receive cash compensation directly from us. We pay our manager an annual management fee, and our manager uses the proceeds from the management fee in part to pay compensation to its officers and employees, some of whom are our officers. Our manager has informed us that, because the services performed by these officers or employees in their capacities as such are performed primarily, but not exclusively, for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our officers by the manager that relates solely to their services to us.

Incentive Plan

We have adopted the JER Investors Trust Nonqualified Stock Option and Incentive Award Plan, referred to in this prospectus as the incentive plan, to provide incentives to attract and retain qualified directors, officers, employees, advisors, consultants and other personnel. J.E. Robert Company and our manager and their respective directors, officers, employees and affiliates and our officers, directors, employees, consultants and advisors are eligible to receive awards under the incentive plan. The incentive plan is administered by the compensation committee of our board of directors. The incentive plan has a term of ten years from May 27, 2004. A maximum of 1,150,000 shares may be issued during the plan’s life.

The incentive plan permits the granting of options that do not qualify as incentive stock options under section 422 of the Internal Revenue Code to purchase shares of our common stock. The exercise price of each option will be determined by the committee and may be less than the fair market value of our common stock subject to the option on the date of grant. The committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the committee. Upon exercise of options, the option exercise price must be paid in full either in cash or its equivalent, by certified or bank check, by delivery of a promissory note or other instrument acceptable to the committee or, if the committee so permits, by delivery of shares of common stock already owned by the optionee or by a broker pursuant to irrevocable instructions to the broker from the optionee. All options granted under the incentive plan will become immediately and fully exercisable upon a change in control of us.

The incentive plan also allows for awards of restricted stock. A restricted stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our board of directors or a committee of our board of directors may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant-granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares. Although dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted stock are prohibited from selling the shares until they vest. All shares of restricted stock granted under the incentive plan will become immediately and fully vested upon a change of control of us.

The committee may also grant shares of our common stock, stock appreciation rights, performance awards and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, the board of directors will obtain approval of the stockholders for any amendment that would:

•	other than through adjustment as provided in the incentive plan, increase the total number of shares of our common stock reserved for issuance under the incentive plan;

•	change the class of eligible participants under the incentive plan; or

•	otherwise require such approval.

Incentive Awards

On June 4, 2004, we granted 335,000 shares of common stock to our manager, and 6,000 shares of common stock to our then three independent directors pursuant to our incentive plan. On June 30, 2004, Frank Caufield and James Kimsey joined our board of directors and in July 2004, each was granted 2,000 shares of restricted stock. Our board may from time to time grant additional equity incentive awards to such persons, including up to 220,000 additional shares of restricted stock. In September 2005, we granted each of our independent directors an additional 2,000 shares of restricted stock pursuant to the automatic annual restricted stock awards provision in our incentive plan.

Limitation of Liability and Indemnification

Maryland Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as our present or former director or officer. Our by-laws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while serving as our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made a party to the proceeding by reason of his service in that capacity. Our charter and by-laws also permit us to indemnify and advance expenses to any person who served any predecessor of us in any of the capacities described above and to any employee or agent of us or of our predecessor.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager and other affiliated companies of J.E. Robert Company. At the time of our formation when our management agreement, incentive plan, conflicts policy and other organizational matters were approved for us, Mr. Robert, the sole stockholder of J.E. Robert Company, was our sole stockholder and sole director. In addition, Mr. Robert and J.E. Robert Company were the only members of our manager. As a result, these matters were not negotiated at arm’s length and their terms, including fees payable to our manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, J.E. Robert Company and its affiliates manage other real estate investment entities including JER Fund III, which may have investment objectives similar to ours. See “Our Manager and the Management Agreement—Conflicts of Interest in Our Relationship with Our Manager.”

Our manager received an award of 335,000 shares of our common stock upon closing of our June 2004 private placement. Mr. Robert, our manager, our officers, directors and employees and officers, directors and employees of J.E. Robert Company currently beneficially own in the aggregate approximately 5.8% of our common stock.

Two of our directors, Messrs. Altobello and Ramsey, are also directors of Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc. Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and placement agent in connection with the private placement and Friedman, Billings, Ramsey & Co., Inc. and its affiliates purchased 910,683 shares in that offering. Friedman, Billings, Ramsey & Co., Inc. also acted as the sole book-runner of our initial public offering.

Pursuant to the terms of our management agreement with JER Commercial Debt Advisors LLC, our manager, we pay our manager a monthly base management fee and, if earned, a quarterly incentive fee. The management agreement also provides that we will reimburse our manager for certain expenses incurred by our manager on our behalf. For the period from April 19, 2004 (inception) to December 31, 2004 and the nine month period ended September 30, 2005, respectively, we incurred $1.9 million and $3.5 million in base management fees to our manager. We also recorded reimbursements to our manager of $0.3 million and $0.4 million, respectively, for such periods, for certain expenses incurred on our behalf during the same period, which are included in general and administrative expenses on our financial statements included elsewhere in this prospectus. For the nine month period ended September 30, 2005, we incurred $0.2 million in incentive fees to our manager. See “Our Manager and the Management Agreement.”

Through November 15, 2005, we originated, together with JER Fund III, mezzanine loans totaling $63.4 million as part of a program to provide financing for garden apartment condominium conversions in Florida. Because these mezzanine loans were determined to be suitable for both us and JER Fund III, the ownership of these loans has been allocated equally between us and JER Fund III in accordance with the conflicts policy adopted by J.E. Robert Company described elsewhere in this prospectus. Consequently, our share of the mezzanine loans is $31.7 million.

We have not entered into any other transactions in which any other director or officer or stockholder of ours or of our manager had any material interest.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock by our manager, each holder of five percent or more of our common stock known to us, each of our executive officers, each of our directors and all our directors and executive officers as a group as of November 10, 2005. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

Name and Address of Beneficial Owner(1)(2)	Number of Shares Beneficially Owned		Percentage of Class
Hunter Global Associates L.L.C	1,850,000	(3)	7.2%
Third Avenue Management LLC	1,559,800	(4)	6.1%
Joseph E. Robert, Jr.	963,340	(5)	3.8%
JER Commercial Debt Advisors LLC	335,000		1.3%
Frank J. Caufield	137,333		*
James V. Kimsey	137,000		*
W. Russell Ramsey	37,300	(6)	*
Gene C. McQuown	26,667		*
Keith W. Belcher	20,000		*
Tae-Sik Yoon	10,000		*
Daniel T. Ward	3,500		*
Daniel J. Altobello	4,000		*
Peter D. Linneman	4,000		*
Kenneth D. Krejca	1,667		*
All directors and officers as a group (11 persons)	1,344,807		5.2%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes securities over which a person has voting or investment power. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed beneficially owned for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	The address of JER Commercial Debt Advisors LLC and all officers and directors listed above is c/o J.E. Robert Company, Inc., 1650 Tysons Blvd., Suite 1600, McLean, Virginia 22102.
(3)	Based on information included in the Schedule 13G filed by Hunter Global Associates L.L.C. (“Hunter”) on July 25, 2005. Hunter has advised us that Duke Buchan III controls Hunter Global Investors L.P., the investment manager of Hunter, and has sole voting and investment power over the shares held by this entity. The foregoing should not be construed in and of itself as an admission by Mr. Buchan of beneficial ownership of the shares. The address for Hunter is 485 Madison Avenue, 22nd Floor, New York, New York 10022.
(4)	Based on information included in the Schedule 13G filed by Third Avenue Management LLC (“TAM”) on November 10, 2005. Third Avenue Real Estate Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,444,800 of the shares reported by TAM, and various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 115,000 of the shares reported by TAM.
(5)	Includes 335,000 shares granted to JER Commercial Debt Advisors LLC pursuant to our incentive plan upon closing of the private placement. Joseph E. Robert, Jr. is the managing member of JER Commercial Debt Advisors LLC and owns, directly or indirectly 78% of its membership interests.
(6)	Mr. Ramsey holds all shares of common stock, other than 4,000 shares, through RNR, LLC, which is jointly owned by Mr. Ramsey and his wife, Norma Ramsey.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of our common stock that they hold. The term selling stockholders includes the holders of our common stock listed below and the beneficial owners of such common stock and their transferees, pledgees, donees, or other successors.

The following table sets forth information as of November 2005, with respect to the selling stockholders and our common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

Except as indicated below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of our common stock held by them, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of any such sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock, in transactions exempt from the registration requirements of the Securities Act. However, for purposes of this prospectus, we have assumed that all of the shares covered by this prospectus will be sold.

Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Each of the selling stockholders that is an affiliate of a broker-dealer has advised us that (i) they purchased the common stock to be offered by them pursuant to this prospectus in the ordinary course of its business and (ii) that, at the time of the purchase of the common stock, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the common stock.

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
4-G Investment Group (1)	35,000	35,000
Abramson, Nancy	4,000	4,000
Affron, Charles and Mirella	1,500	1,500
Albert, Ellen	3,000	3,000
Alexandria Scrap Corp. (2)	6,000	6,000
Allied Funding (3)	5,000	5,000
Allnutt, Elena G.	3,000	3,000
Alonso, Steven	2,000	2,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Americana Investments, Inc. (4)	3,300	3,300
Anita Gertler Rev Trust DTD 9/17/98 (2)	3,000	3,000
Barrish, Jack	15,000	15,000
Bavely, Donald and Kathleen	12,500	12,500
Beach, Patrick and Christine	7,500	7,500
Beese, Carter	6,750	6,750
Belcher, Keith (5)	20,000	20,000
Bennett Family LLC (6)	5,000	5,000
Bennett, Luann	2,000	2,000
Bettius, Marc Eugene	5,000	5,000
Bindeman, Carol K.	6,500	6,500
Bonnie Paley Minzer Recovable Trust (7)	1,501	1,501
Brooks, Kenneth and Anita	2,000	2,000
Browne, Carmen M.	3,500	3,500
Caufield, Frank (8)	133,333	133,333
Cedar Glen Investments (9)	1,000	1,000
Chain Bridge Investments, LLC (10)	4,000	4,000
Children’s Healthcare of Atlanta (11)(12)	12,400	12,400
Chimerine, Lawrence	1,800	1,800
Citizens Corporation (13)	6,666	6,666
Coburn, Bradley Stephen (14)	1,667	1,667
Cohen, Neil D.	16,667	16,667
Colby Bartlett LLC (15)	17,000	17,000
Coleman, John M.	25,000	25,000
Condor Partners LP (16)	32,400	32,400
Congregation Torah Utefilah (17)	30,000	30,000
Connell, Marc D.	5,666	5,666
Connolly, Gerard Thomas and Nancy Lynn Walsh	700	700
Cora and John H. Davis Foundation (2)	8,500	8,500
Cotran Investments Limited (18)	80,000	80,000
David L. Hazel Revocable Trust (19)	3,000	3,000
Deborah Kleinbord Irr Tr DTD 7/20/01 (2)	3,000	3,000
Diane E. Cutler Irr Trust (2)	3,000	3,000
DiAntonio, Steven Michael	1,700	1,700
Dixon, Andrew F.	12,333	12,333
Dixon, Jean M.	500	500
Doescher, Kari & William (20)	6,667	6,667
Donahue, Timothy M. & Jayne N.	66,666	66,666
Drake Associates, L.P. (21)	16,000	16,000
Duke Endowment (11)(12)	16,900	16,900
Dussek, Steven	6,666	6,666
Edenbaum, Paul G.	6,500	6,500
Endeavor Asset Management, L.P. (22)	10,000	10,000
Enrico, Joseph	1,500	1,500
Epstein Holdings LLC (2)	6,000	6,000
Ewing, Frank	52,500	52,500
FBR Special Situations Fund, LP (11)(23)	333,333	333,333
FBR Weston, LP (11)(23)	200,000	200,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Feinberg, Richard	5,000	5,000
Feld, Kenneth J.	25,000	25,000
Fensterheim, Gerald David	3,333	3,333
Ferial Seikaly Polhill Management, LLC (24)	11,666	11,666
Flanagan Family Limited Partnership (25)	3,333	3,333
Fleet Maritime, Inc. (26)	18,600	18,600
Fleisher Family LTD Partnership (2)	8,000	8,000
Frank Russell Company Limited Multi-Style Multi-Manager Fund (11)(12)	5,800	5,800
Frank Russell Investment Aggressive Equity Fund (11)(12)	9,200	9,200
Frank Russell Investments (11)(12)	16,400	16,400
Franklin Mutual Beacon Fund (27)	413,700	413,700
Friedman, Billings, Ramsey & Co., Inc. (28)(29)	1,300	1,300
Friedman, Billings, Ramsey Group, Inc. (11)(29)	377,350	377,350
Fuller, Craig L.	5,000	5,000
Gallagher, Peter and Linda	5,000	5,000
Geis, Thomas and Lucy	2,000	2,000
Gilbert, Alex (75)	1,667	1,667
Glassman, James K.	2,000	2,000
GLG Financials Fund (30)	200,000	200,000
GLG Market Neutral Fund (30)	200,000	200,000
GLG North American Opportunity Fund (30)	200,000	200,000
Goldman Sachs & Co. Profit Sharing Master Trust (11)(26)	14,214	14,214
Goldman Sachs Asset Management Foundation (11)(31)	3,925	3,925
Goldstein, Robert B. and Candy K.	1,500	1,500
Goodman, Jonathan Ian and Nina	13,333	13,333
Googh, Jack L. and Karen R.	3,000	3,000
Granville Valentine Trust (32)	9,000	9,000
Haft, Mary	17,000	17,000
Harkins Family LP (2)	6,500	6,500
Harmon, Deborah L. (33)	110,000	110,000
Harrison, Donald	6,000	6,000
Harvard Investments, Inc. (34)	30,000	30,000
Herbert and Gudrun Hancock Family Trust (35)	3,400	3,400
HFR RV Performance Master Trust (36)	9,000	9,000
HG Holdings II Ltd. (37)	97,650	97,650
HG Holdings Ltd. (37)	643,650	643,650
Hirst, Jeremy	1,500	1,500
Holton Arms School (2)	10,000	10,000
Howard, Jeffrey and Brenda	2,000	2,000
Howard and Geraldine Polinger Family Foundation (2)	10,000	10,000
Hunter Global Investors Fund I, LP (37)	297,150	297,150
Hunter Global Investors Fund II, LP (37)	11,550	11,550
Huthwaite, Daniel W. and Constance	3,000	3,000
Ingraham, Laura	13,333	13,333
Investors of America (11)(38)	500,000	500,000
Jacobs, Alan and Ruth, TIC	3,000	3,000
Janes, William S.	6,637	6,637
Jel Trust DTD (39)	10,000	10,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
John A. Hartford Foundation, Inc. (31)	11,475	11,475
Junkin, Timothy and Kristin	2,000	2,000
J&L Blend LP (73)	266,667	266,667
Kathleen M Swanson Trust u/a (40)	10,000	10,000
Kay, David B. (41)	6,500	6,500
Kayne Anderson Non-Traditional Investments, LP (11)(36)	61,000	61,000
Kayne Anderson REIT Fund, LP (11)(36)	60,000	60,000
Kefauver, Leslie F.	2,000	2,000
Kelly Jr., Thomas N. & Diana J.	10,000	10,000
Kensington Strategic Realty Fund (16)	242,000	242,000
Keyser, Jay B.	3,000	3,000
Kimsey, James V. (8)	133,000	133,000
Kirsch, Peter A.	6,666	6,666
Kramer, Ian and Linda, JTWROS	3,000	3,000
Krejca, Kenneth D. and Kelley M. Krejca (42)	1,667	1,667
Krumweide, Craig L.	3,000	3,000
Labonoit CRUT (2)	4,000	4,000
Lane Family Foundation, Inc. (2)	3,000	3,000
Langley, Dennis M.	29,750	29,750
Laurie A. Cutler Irr Trust (2)	3,000	3,000
LH Rich Companies (43)	10,000	10,000
Louis Scowcroft Peery Charitable Foundation (31)	1,825	1,825
Malek Hotels LLC (44)	17,666	17,666
Marakovits, Cornelia (45)	16,667	16,667
Marcy Newberger Trust u/a (46)	3,333	3,333
Margaret W. Wong Revocable Trust (31)	725	725
Martha and Philip Sagon Family Foundation (2)	9,500	9,500
Massena, Darrin (31)	1,525	1,525
Matz, Timothy B. and Jae F. (11)	1,000	1,000
Mavian, LLC (31)	600	600
McCorkindale, Douglas H.	16,666	16,666
McDonnell, John, Jr.	8,000	8,000
McDonnell, Marion	8,000	8,000
McDougall, Donald P. and Jean M.	6,525	6,525
McGonigle, James	6,666	6,666
McQuown, Gene C. (47)	26,667	26,667
Meadows Jr., James R.	12,500	12,500
Melvin and Thelma Lenkin Foundation (2)	5,000	5,000
MGO Partnership, LP (48)	6,000	6,000
Miami University Endowment (31)	2,100	2,100
Miami University Foundation (31)	2,525	2,525
Millennium Partners, LP (11)(49)	720,000	720,000
Milloy, Jeffrey M.	10,000	10,000
Milton V. Peterson Revocable Trust (50)	30,000	30,000
Mollie Block Trust FBO Marilyn Meyers (2)	5,000	5,000
Mollie Block Trust FBO Victor Block (2)	5,000	5,000
Mullen, Leo and Patterson, Helene	9,666	9,666
Munder Micro-Cap Equity Fund (11)(51)	75,000	75,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Mutual Beacon Fund (Canada) (27)	87,900	87,900
Mutual Financial Services Fund (27)	298,400	298,400
Neese Family Equity Investments, Ltd. (31)	2,275	2,275
Ng, Dominic and Ellen	5,037	5,037
Nicholas Applegate Capital Management US Small Cap Value Fund (11)(12)	50,400	50,400
O’Kieffe, Donald and Jane	3,333	3,333
Olayan America Corporation (52)	500,000	500,000
Ouweleen, Mark and Sarah Harding	667	667
Oz Domestic Partners II, L.P. (26)	41,437	41,437
Oz Domestic Partners, L.P. (26)	183,714	183,714
Oz Overseas Fund II, Ltd. (26)	158,215	158,215
Oz Overseas Fund, Ltd. (26)	582,534	582,534
Pacific Century Trust #2 (11)(12)	76,700	76,700
Palumbo, Vincent D.	5,000	5,000
Parker, Connie Simmons (53)	1,667	1,667
Pennant Offshore Partners, Ltd. (54)	214,200	214,200
Pennant Onshore Partners, LP (54)	45,760	45,760
Pennant Onshore Qualified, LP (54)	140,040	140,040
Phillips, Jr., Earl Norfleet	3,000	3,000
PIMCO Flex Cap Value (11)(12)	4,900	4,900
Polhill, Ferial (24)	6,666	6,666
Porter, Stephen W.	3,000	3,000
Pistenmaa, Joanna and David, TIC	3,000	3,000
Quinn, Thomas H.	5,000	5,000
Ralph Cantisano Charitable Lead (2)	5,000	5,000
Randolph, Gretchen	5,000	5,000
Rath Foundation, Inc. (55)	35,000	35,000
Richard and Elaine Binder Tr TIC (2)	5,000	5,000
Richard S. Bodman Revocable Trust (56)	15,000	15,000
RNR I, LLC (57)(58)	33,000	33,000
Robert A. Podrog Marital Trust (2)	5,000	5,000
Robert Bindeman Irr Trust (2)	3,000	3,000
Robert, Joseph E. Jr. (74)	696,673	251,673
Robinson, Clyde W. and Monique M (14).	1,667	1,667
Rosenberg, Steven A.	10,000	10,000
Rosenthal, Robert M.	133,334	133,334
Rothstein, Steven Randy	7,750	7,750
Rozanna Quintana Trust (2)	3,500	3,500
Rupli, Tim and Linda	1,836	1,836
Schechter, Alan H.	2,000	2,000
Shannon, Thomas	3,000	3,000
Schiffman, Douglas and Suzanne	3,333	3,333
Shreve Bowersox Investments (59)	3,500	3,500
Slovin, Bruce	18,000	18,000
Solomon, Daniel	5,000	5,000
Stern, Grace P.	5,000	5,000
Stratford Partners, L.P. (60)	20,000	20,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Stuckey Timberland, Inc. (61)	15,700	15,700
SVS Asset Management, LLC (31)	1,300	1,300
Swistock, Christopher	1,500	1,500
Szymanski, Joseph H.	6,666	6,666
The Glenstone Foundation (62)	133,333	133,333
The H Account (2)	15,000	15,000
The M Account (2)	8,000	8,000
The O. Winfrey Declaration Trust (63)	287,500	287,500
The Tierney Corporation (64)	13,734	13,734
Thiel, John Dwight	4,000	4,000
Thomson M. Hirst and Gloria Trumpower	7,500	7,500
TIAA-CREF Institutional Real Estate Securities Fund (11)	175,000	175,000
TIAA-CREF Life Real Estate Securities Fund (11)	25,000	25,000
TM Investments, LP (65)	33,500	33,500
Topanga XI, Inc. (26)	6,543	6,543
Trumpower, Gloria	3,000	3,000
United Capital Management, Inc. (66)	25,000	25,000
University of Mississippi Foundation (31)	1,325	1,325
VentureSim, Inc. (67)	5,000	5,000
Vestal Venture Capita (68)	24,000	24,000
Vincent, Phillip D.	3,000	3,000
Wake Forest University Small Value (11)(12)	4,700	4,700
Ward, Daniel T.(69)	3,500	3,500
Warner, John William	33,333	33,333
Wasatch Small Cap Value Fund (31)	402,025	402,025
Wedel, Charles F.	3,333	3,333
Western Reserve Master Fund, LP (70)	20,000	20,000
Whalen, John and Rabbit, Linda D.	3,000	3,000
White, Dean V. and Barbara E.	465,000	465,000
William A. Hazel Revocable Trust (71)	15,000	15,000
Wiltshire, William M. and Serena P. Wiltshire	1,000	1,000
Wisconsin Alumni Research Foundation (11)(12)	14,400	14,400
Woloshin, Douglas	2,500	2,500
Woodbury Fund (2)	10,000	10,000
Y&H Soda Foundation (31)	6,850	6,850
Yoon, Tae-Sik and Nancy C. Kim (72)	7,000	7,000
Zambo, Lois A.	3,333	3,333

Total	11,740,700	11,286,501	(76)

(1)	This selling stockholder has advised us that James Dodson exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(2)	This selling stockholder has advised us that Harold Zirkin exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(3)	This selling stockholder has advised us that Ken Perry exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(4)	This selling stockholder has advised us that Joshua M. Freeman exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(5)	Mr. Belcher is the managing director of J.E. Robert Company, Inc. and our vice chairman of the board of directors and executive vice president.

(6)	This selling stockholder has advised us that Luann Bennett exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(7)	This selling stockholder has advised us that Bonnie Paley Minzer exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(8)	This selling stockholder is an independent director of JER Investors Trust Inc.

(9)	This selling stockholder has advised us that Solomon A. Weisgal exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(10)	This selling stockholder has advised us that John M. Coleman exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(11)	This selling stockholder has identified itself as an affiliate of a broker-dealer. Please see the disclosure set forth above regarding these selling stockholders. Each of the selling stockholders that is an affiliate of a broker-dealer has advised us that (i) each of them, respectively, purchased the common stock to be offered by them pursuant to this prospectus in the ordinary course of its or his, as the case may be, business and (ii) that, at the time of the purchase of the common stock, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the common stock.

(12)	This selling stockholder has advised us that Horacio A. Valeiras exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(13)	This selling stockholder has advised us that Gregory W. Griffith exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(14)	This selling stockholder is an employee of J.E. Robert Company, Inc.

(15)	This selling stockholder has advised us that Robert Haft exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(16)	This selling stockholder has advised us that Joel Beam and Paul Gray exercise voting and investment power over the shares that this selling stockholder beneficially owns.

(17)	This selling stockholder has advised us that Rabbi M. Einstadler exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(18)	This selling stockholder has advised us that Camille Cotran exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(19)	This selling stockholder has advised us that David L. Hazel exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(20)	Ms. Doescher was a director of J.E. Robert Company from June 2002 to September 2005 and was a director of our manager and our chief financial officer from our inception to September 2005.

(21)	This selling stockholder has advised us that Alec Rutherfurd exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(22)	This selling stockholder has advised us that Patrick Tully exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(23)	This selling stockholder has advised us that Ned Wheeler exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(24)	This selling stockholder has advised us that Ramzi Seikaly exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(25)	This selling stockholder has advised us that Robert J. Flanagan exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(26)	This selling stockholder has advised us that Daniel S. Och exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(27)	This selling stockholder has advised us that Todd Jonasz exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(28)	This selling stockholder has identified itself as a broker-dealer. Please see the disclosure set forth above regarding this selling stockholder. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder.

(29)	This selling stockholder has advised us that Eric. F. Billings exercises voting and investment power over the shares that this selling stockholder beneficially owns. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder.

(30)	This selling stockholder has advised us that Noam Gottesman, Pierre LaGrange and Phillipe Jabre exercise voting and investment power over the shares that this selling stockholder beneficially owns.

(31)	This selling stockholder has advised us that John Mazanec exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(32)	This selling stockholder has advised us that Wilfred Goodwyn exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(33)	Ms. Harmon is the president and chief investment officer of J.E. Robert Company, Inc.

(34)	This selling stockholder has advised us that Craig L. Krumwiede exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(35)	This selling stockholder has advised us that Herbert J. Hancock and Gudrun Hancock exercise voting and investment power over the shares that this selling stockholder beneficially owns.

(36)	This selling stockholder has advised us that Richard A. Kayne exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(37)	The selling stockholder has advised us that Duke Buchan III controls Hunter Global Investors L.P., the investment manager of this selling stockholder, and has sole voting and investment power over the shares held by this entity. The foregoing should not be construed in and of itself as an admission by Mr. Buchan of beneficial ownership of the shares.

(38)	This selling stockholder has advised us that James Dierberg exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(39)	This selling stockholder has advised us that Edward J. Lenkin exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(40)	This selling stockholder has advised us that Kathleen Swanson exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(41)	Mr. Kay was the chief financial officer of J.E. Robert Company, Inc. from June 2002 to February 2005.

(42)	Mr. Krejca is a director of J.E. Robert Company, Inc. and our vice president.

(43)	This selling stockholder has advised us that Steven Specter and David Stern exercise voting and investment power over the shares that this selling stockholder beneficially owns.

(44)	This selling stockholder has advised us that Frederic V. Malek exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(45)	Ms. Marakovitz is an employee of J.E. Robert Company, Inc.

(46)	This selling stockholder has advised us that Marcy Newberger exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(47)	Mr. McQuown is the senior managing director of J.E. Robert company and our manager and our president.

(48)	This selling stockholder has advised us that Gretchen Randolph exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(49)	This selling stockholder has advised us that Israel A. Englander exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(50)	This selling stockholder has advised us that Milton V. Peterson exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(51)	This selling stockholder has advised us that the investment officers of Munder Capital Management, the investment advisor to the selling stockholder, exercises investment power, and the proxy committee of Munder Capital Management exercises voting power over the shares that this selling stockholder beneficially owns.

(52)	This selling stockholder has advised us that Hutham S. Olayan exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(53)	Ms. Parker is the managing director-global administration of J.E. Robert Company.

(54)	This selling stockholder has advised us that Alan Fournier exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(55)	This selling stockholder has advised us that James Dodson exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(56)	This selling stockholder has advised us that Richard S. Bodman exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(57)	This selling stockholder has advised us that W. Russell Ramsey and Norma G. Ramsey exercise voting and investment power over the shares that this selling stockholder beneficially owns. W. Russell Ramsey is a director of Friedman, Billings, Ramsey & Co., Inc. and Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billigns, Ramsey & Co., Inc. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder.

(58)	The selling stockholder entity is jointly owned by W. Russell Ramsey and his wife, Norma G. Ramsey. W. Russell Ramsey is an independent director of JER Investors Trust Inc. W. Russell Ramsey is a director of Friedman, Billings, Ramsey & Co., Inc. and Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billigns, Ramsey & Co., Inc. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder.

(59)	This selling stockholder has advised us that Thomas O. Bowensox exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(60)	This selling stockholder has advised us that Chad Comiteau and Mark Fain exercise voting and investment power over the shares that this selling stockholder beneficially owns.

(61)	This selling stockholder has advised us that Miles A. Stone exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(62)	This selling stockholder has advised us that Mitchell P. Rales and Michael G. Ryan exercise voting and investment power over the shares that this selling stockholder beneficially owns.

(63)	This selling stockholder has advised us that Oprah Winfrey exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(64)	This selling stockholder has advised us that Dan Tierney exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(65)	This selling stockholder has advised us that Melvin Lenkin exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(66)	This selling stockholder has advised us that James A. Lustig exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(67)	This selling stockholder has advised us that James A. Syme exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(68)	This selling stockholder has advised us that Allan R. Lyons exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(69)	Mr. Ward is the senior managing director and general counsel of J.E. Robert Company, Inc. and our secretary.

(70)	This selling stockholder has advised us that Michael Durante exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(71)	This selling stockholder has advised us that William A. Hazel exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(72)	Mr. Yoon is our executive vice president, chief financial officer and treasurer. After sale of the 7,000 shares of common stock owned by Mr. Yoon pursuant to this prospectus, Mr. Yoon will beneficially own 3,000 shares of our common stock.

(73)	This selling stockholder has advised us that Mr. Joseph E. Robert, Jr., our chairman of the board of directors and chief executive officer, exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(74)	Mr. Robert, Jr. is the chairman and chief executive officer of J.E. Robert Company, Inc. and our chairman of the board of directors and chief executive officer. After completion of this offering, Mr. Robert Jr. will own approximately 1.7% of our common stock.

(75)	This selling stockholder is an employee of J.E. Robert Company, Inc.

(76)	We believe that because certain of the listed selling stockholders have sold or transferred shares of common stock in transactions exempt from the registration requirements of the Securities Act, such selling stockholders may own less than as set forth in the table above. In addition, the transferees in such exempt transactions may also have included the shares of common stock in the table set forth above. As a result, the total number of shares of common stock listed as beneficially owned by selling stockholders is more than 11,286,501. However, the maximum number of shares of common stock that may be sold under this prospectus will not exceed 11,286,501.

The shares of common stock offered by this prospectus were originally issued by us in a private placement in June 2004. Pursuant to a purchase agreement that we and the initial purchasers entered into in June 2004 in connection with that private placement, the initial purchasers agreed to offer and sell the shares of common stock only to persons they reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), “accredited investors” within the meaning of Rule 501 under the Securities Act, or to investors outside the United States pursuant to Regulation S under the Securities Act. The selling stockholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock offered pursuant to this prospectus. The selling stockholders may offer by this prospectus only the shares such selling stockholders purchased in the June 2004 private placement.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, or the MGCL, our charter and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of our charter and by-laws are available upon request.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $.01 par value per share. Currently, 25,687,035 shares of common stock, and no shares of preferred stock are issued and outstanding. As of September 30, 2005, there were 85 holders of record of our common stock. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

The law firm of DLA Piper Rudnick Gray Cary US LLP has acted as our Maryland counsel and has opined that all shares offered under this prospectus have been duly authorized, fully paid and non-assessable, subject to standard assumptions. Holders of our common stock are entitled to receive dividends, if as and when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Unissued Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Dividend Reinvestment Plan

We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Transfer Restrictions

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, shares of capital stock (of all classes or series of our stock) in excess of 9.8% of the aggregate value of our outstanding capital stock. For this purpose, a group within the meaning of Section 13(d)(3) of the Exchange Act is treated as a single person.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from certain of these limits, subject to such terms, conditions, representations and undertakings as it may determine.

Any attempted transfer of our stock that, if effective, would result in a violation of the above limitations will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust (“Trust”) for the exclusive benefit of one or more charitable beneficiaries (“Charitable Beneficiary”), and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to the shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than a specified percentage of our stock that, pursuant to Treasury regulations, may be as low as 0.5%, is required, within 30 days after the end of each taxable year, to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Registration Rights

In connection with the 2004 private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co. on behalf of the holders of common stock issued in the private placement.

Pursuant to that agreement, we have filed a shelf registration statement, of which this prospectus is a part, covering the resale from time to time of our common stock by the selling stockholders who purchased shares of our common stock originally issued and sold in the private placement. We agreed to cause the shelf registration statement to remain effective until the first to occur of (1) the disposition of all shares of common stock sold in the private placement under a registration statement or pursuant to Rule 144, (2) the date on which the shares of common stock sold in the private placement are saleable under Rule 144(k) under the Securities Act or (3) the date that is two years after the effective date of the shelf registration statement.

If we fail to comply with our obligations to file, when and as required, any documents or other materials necessary to effect, or maintain the effectiveness of, any shelf registration statement, the (i) payment of the incentive fee to our manager shall be suspended until such date as we comply with the registration obligations under the registration rights agreement, at which time all suspended amounts shall become due and payable and (ii) our manager shall deliver to us 50% of the 335,000 shares of our common stock granted to our manager pursuant to our incentive plan upon the closing of the private placement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of the shelf registration statement (and therefore suspend sales under the shelf registration statement) for certain periods, referred to as “blackout periods,” if a majority of our independent directors, in good faith, determines that it is in our best interest to suspend the use of the registration statement, and:

•	in an underwritten offering by us where we are advised by the representative of the underwriters for such offering that the sale of registrable shares pursuant to the shelf registration statement would have a material adverse effect on our primary offering;

•	that the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or similar material transaction;

•	after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

•	disclosure would have a material adverse effect on us or on our ability to close the applicable transaction.

In addition, we may effect a blackout if a majority of our independent directors, in good faith, determines that it is in our best interest to suspend the use of the registration statement, and, after advice of counsel, that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment for the purposes of:

•	including in the registration statement any prospectus required under Section 10(a)(3) of the Securities Act;

•	reflecting any facts or events arising after the effective date of the registration statement that represents a fundamental change in information set forth therein; or

•	including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.

The cumulative blackout periods in any 12 month period may not exceed an aggregate of 90 days and furthermore may not exceed 30 days in any 90 day period. We may not institute a blackout period more than three times in any 12 month period. Upon the occurrence of any blackout period, we will use our commercially reasonable efforts to take all action necessary to promptly permit resumed use of the registration statement.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we have 25,687,035 shares of common stock outstanding. We also have 795,000 shares reserved and authorized for issuance under our incentive plan. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The shares of common stock issued in connection with our private placement and not sold pursuant to the registration statement that contains this prospectus and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, a person who owns shares of our common stock that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions, certain notice requirements and the availability of current public information about us.

Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common stock that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner of sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.

Lock-Up Agreements

Pursuant to lock-up agreements we entered into in connection with our initial public offering, we agreed with the underwriters of our initial public offering not to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible or exercisable for any of our common stock for a period of 180 days following July 13, 2005, the date of the IPO prospectus, subject to certain exceptions. Our directors, officers and affiliates agreed, with limited exceptions, for a period of 180 days after the date of the IPO prospectus, that they will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common or our other capital stock.

Friedman, Billings, Ramsey & Co., Inc., the sole book-runner of our initial public offering, may, at any time, release all or a portion of the securities subject to the foregoing lock-up provisions. There are no present agreements between Friedman, Billings, Ramsey & Co., Inc. and us or any of our executive officers, directors or stockholders releasing them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Friedman, Billings, Ramsey & Co., Inc. may waive these restrictions. If the restrictions under the lock-up agreements with members of our senior management, directors or stockholders are waived or terminated, or upon expiration of a lock-up period, approximately 1,501,144 additional shares will be available for sale into the market at that time, subject only to applicable securities rules and regulations. These sales or a perception that these sales may occur could reduce the market price for our common stock.

IMPORTANT PROVISIONS OF MARYLAND LAW AND

OF OUR CHARTER AND BY-LAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, or the MGCL, and our charter and our by-laws, which we filed as exhibits to the registration statement on which this prospectus is a part. Copies of our charter and by-laws are available upon request.

Our Board of Directors

Our by-laws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors.

Members of our board of directors will be chosen for one-year terms upon the expiration of the initial directors’ current terms on the date of our annual stockholders meeting in 2006. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the directors whose terms expire at that meeting.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our by-laws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and with a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, we have exempted all business combinations between us and any third party. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

If the exemption in our charter is repealed, by charter amendment approved by both our board of directors and our stockholders, then the application of the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or by-laws of the corporation.

Our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated by our board of directors at any time in the future.

Amendment to Our Charter

Our charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, except for those provisions relating to the removal of directors, which may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that any stockholder of record seeking to have stockholders request a special meeting is required to send a written notice to our secretary requesting the board of directors to fix a record date to determine the stockholders entitled to request a special meeting (“Request Record Date”). The written notice must set forth (a) the purpose of the meeting and the matters proposed to be acted on at it, (b) the signature and date of signature of at least one stockholder of record as of the date of the signature and (c) all information relating to the requesting stockholder(s) that must be disclosed in solicitations of proxies for election of directors or as otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Upon its receipt of any such written notice, the board of directors may adopt a resolution fixing a Request Record Date, which must be within ten days after the date on which such resolution is adopted. If the board of directors fails to adopt such a resolution within ten days of its receipt of any such written notice, the Request Record Date is automatically fixed as the close of business on the tenth day after the first date on which the written notice is received by the secretary.

The Request Record Date provides a 60-day window during which stockholders of record as of the Request Record Date may request a special meeting. Such stockholders must send written requests for a special meeting to the secretary (“Special Meeting Request”) signed by stockholders of record as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting. The request must also set forth (a) the purpose of the meeting and the matters proposed to be acted on at it, which are required to be limited to the matters set forth in the Record Date Request Notice, (b) the date of signature of each stockholder signing the request, (c) the name and address, as they appear in our books, of each stockholder signing such request, and (d) the class and number of shares of our stock owned of record and beneficially by each such stockholder. The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholders must pay such estimated cost to the secretary before the secretary may call a special meeting.

The board of directors may then designate the place, date and time for a special meeting, which shall not be more than 90 days after the record date for such meeting (“Meeting Record Date”). The Meeting Record Date shall be the close of business on the 30th day after the date on which a valid Special Meeting Request is actually received by the secretary (“Delivery Date”), unless the board of directors fixes an earlier date. If the board of directors fails to designate a place for the special meeting within ten days after the Delivery Date, then such meeting shall be held at our principal executive offices. If the board of directors fails to designate a date and time for the special meeting within ten days after the Delivery Date, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date.

Our bylaws also provide that, with respect to annual meetings of stockholders, in order for nominations of persons for election to the board of directors and other business to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice procedures set forth in our bylaws. The stockholder generally must provide notice to the secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. The stockholder’s notice must include, among other information, (a) each board nominee proposed for election or reelection and all information relating to such board nominee that is required to be disclosed in solicitations of proxies for election of directors or as otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (b) as to any other business that the stockholder proposes to bring the meeting, a description of any such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder. Nominations of persons for election to the board of directors and other proposed business may be made by a stockholder provided that the stockholder is entitled to vote at the meeting and has complied with the advance notice provision set forth in our bylaws.

The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders shares of our common stock or otherwise be in their best interest.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and By-laws

If the applicable exemption in our charter is repealed, the business combination provisions and, if the applicable exemption in our by-laws is repealed, the control share acquisition provisions of Maryland law, as well as the provisions of our charter on removal of directors and the limitations on stock ownership, together with the advance notice provisions of our by-laws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of an investment in common stock of JER Investors Trust. The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel and has reviewed this summary. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “JER Investors Trust,” “we,” “our” and “us” mean only JER Investors Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of JER Investors Trust and its subsidiaries and affiliated entities will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	holders who receive JER Investors Trust stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding JER Investors Trust stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock of ours as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of JER Investors Trust common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding JER Investors Trust common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of JER Investors Trust common stock.

Taxation of JER Investors Trust

JER Investors Trust has elected to be taxed as a REIT, commencing with its initial taxable year ended December 31, 2004. We believe that we have been organized, have operated and expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and planned election to be taxed as a REIT. We have received an opinion of Skadden, Arps,

Slate, Meagher & Flom LLP to the effect that, commencing with its initial taxable year that ended on December 31, 2004, JER Investors Trust was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of operation has enabled, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of JER Investors Trust, and is conditioned upon fact-based representations and covenants made by the management of JER Investors Trust regarding its organization, assets, income, and the past, present and future conduct of its business operations. While JER Investors Trust intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of JER Investors Trust, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or JER Investors Trust that JER Investors Trust will so qualify for any particular year. The opinion will be expressed as of the date issued, and does not cover subsequent periods. Counsel will have no obligation to advise JER Investors Trust or the holders of JER Investors Trust common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on the ability of JER Investors Trust to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. JER Investors Trust’s ability to qualify as a REIT also requires that it satisfies certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by JER Investors Trust. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of JER Investors Trust’s operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon the ability of JER Investors Trust to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While JER Investors Trust intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that JER Investors Trust qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”) reduces the rate at which most domestic stockholders that are individuals, trusts and estates are taxed on corporate dividends from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the 2003 through 2008 tax years. With limited exceptions, however, dividends received by stockholders from JER Investors Trust or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”

If JER Investors Trust qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

•	JER Investors Trust will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	JER Investors Trust may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.

•	If JER Investors Trust has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions”, and “—Foreclosure Property”, below.

•	If JER Investors Trust elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, it may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If JER Investors Trust derives “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), JER Investors Trust could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•	If JER Investors Trust should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with JER Investors Trust’s gross income.

•	Pursuant to provisions in recently enacted legislation that take effect in 2005, if JER Investors Trust should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, JER Investors Trust may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If JER Investors Trust should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, JER Investors Trust would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

•	JER Investors Trust may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between a REIT and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•	If JER Investors Trust acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in the hands of JER Investors Trust is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, JER Investors Trust may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of JER Investors Trust’s subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, JER Investors Trust and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. JER Investors Trust could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7) which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (i.e., 2004 in the case of JER Investors Trust). JER Investors Trust’s charter provides restrictions regarding the ownership and transfers of its shares, which are intended to assist JER Investors Trust in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, JER Investors Trust is generally required to maintain records regarding the actual ownership of its shares. To do so, JER Investors Trust must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include the dividends paid by JER Investors Trust in their gross income). A list of those persons failing or refusing to comply with this demand must be maintained as part of JER Investors Trust’s records. Failure by JER Investors Trust to comply with these record keeping requirements could subject it to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. JER Investors Trust has adopted December 31 as its year end, and thereby satisfies this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under”—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the recently enacted American Jobs Creation Act of 2004 (the “2004 Act”) includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. These provisions of the 2004 Act become effective beginning with the 2005 tax year. If JER Investors Trust fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s capital interest in the partnership (except that for purposes of the 10% value test with respect to the 2005 and future taxable years, JER Investors Trust’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, JER Investors Trust’s proportionate share of the assets and items of income of any subsidiary partnerships will be treated as assets and items of income of JER Investors Trust for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Affiliated Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which JER Investors Trust holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of JER Investors Trust ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than JER Investors Trust or another disregarded subsidiary of JER Investors Trust—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect JER Investors Trust’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See”—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the corporation elects to be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by JER Investors Trust and its subsidiaries in the aggregate, and JER Investors Trust’s ability to make distributions to its stockholders.

A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the parent REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Income Tests

In order to qualify as a REIT, JER Investors Trust annually must satisfy two gross income requirements. First, at least 75% of JER Investors Trust’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of JER Investors Trust’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If JER Investors Trust receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that JER Investors Trust acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and JER Investors Trust’s income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property.

To the extent that a REIT derives interest income from a mortgage loan, or income from the rental of real property (discussed below), where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

Among the assets in which JER Investors Trust and its subsidiaries have invested in are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS recently issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. JER Investors Trust intends to structure, and believes that it has in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to its qualification as a REIT. To the extent, however, that any of its mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

JER Investors Trust and its subsidiaries also have invested in real estate mortgage investment conduits, or REMICs, and may invest in other types of commercial mortgage backed securities, or CMBS. See below under “—Asset Tests” for a discussion of the effect of such investments on JER Investors Trust’s qualification as a REIT.

JER Investors Trust also holds certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of the participants’ investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. JER Investors Trust believes that its participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge JER Investors Trust’s treatment of its participation interests. In the event of a determination that such participation interests do not to qualify as real estate assets, or that income therefrom does not qualify as mortgage interest, for purposes of the REIT asset and income tests, JER Investors Trust could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

Rents received by JER Investors Trust will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. JER Investors Trust and its affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, JER Investors Trust and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, JER Investors Trust is generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will qualify as rents from real property only to the extent that JER Investors Trust does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

JER Investors Trust may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by JER Investors Trust from a REIT will be qualifying income in JER Investors Trust’s hands for purposes of both the 95% and 75% income tests.

Effective beginning in 2005, any income or gain derived by JER Investors Trust or its pass-through subsidiaries from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test, provided that specified requirements are met, including the requirement that the instrument hedges risks associated with indebtedness issued by JER Investors Trust or its pass-through subsidiaries that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% income test.

If JER Investors Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available for the 2004 taxable year if the failure of JER Investors Trust to meet these tests was due to reasonable cause and not due to willful neglect, JER Investors Trust attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. For the 2005 and subsequent taxable years, those relief provisions will be generally available if the failure of JER Investors Trust to meet the gross income tests was due to reasonable cause and not due to willful neglect and JER Investors Trust files a schedule of the source of its gross income in accordance with Treasury regulations. It is not possible to state whether JER Investors Trust would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving JER Investors Trust, JER Investors Trust will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which JER Investors Trust fails to satisfy the particular gross income test.

Asset Tests

JER Investors Trust, at the close of each calendar quarter, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of JER Investors Trust must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by JER Investors Trust may not exceed 5% of the value of JER Investors Trust’s total assets. Third, JER Investors Trust may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt held by JER Investors Trust that is issued by another REIT may not so qualify (except that debt issued by REITs will not be treated as “securities” for purposes of the 10% value test, as explained below).

The 2004 Act contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the 2004 Act applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The 2004 Act also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which now has an expanded definition and includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the 2004 Act provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” The 2004 Act also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership. Each of the changes described in this paragraph that were made by the 2004 Act have retroactive effect beginning with the 2001 tax year.

Any interests in a REMIC held by JER Investors Trust or its pass-through subsidiaries will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of JER Investors Trust’s interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income received by a REIT that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in the REIT’s hands, whether or not it is distributed. See “Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that JER Investors Trust and its pass-through subsidiaries hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

JER Investors Trust believes that its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. Certain mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” However, it is possible that JER Investors Trust may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. JER Investors Trust intends to make such investments in such a manner as to not cause it to fail the assets tests described above, and believes that its existing investments satisfy such requirements.

No independent appraisals have been obtained, however, to support JER Investors Trust’s conclusions as to the value of its total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that JER Investors Trust’s interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, JER Investors Trust is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

(a) the sum of

(1) 90% of the “REIT taxable income” of JER Investors Trust, computed without regard to its net capital gains and the deduction for dividends paid, and

(2) 90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of noncash income.

These distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if declared before JER Investors Trust timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by JER Investors Trust, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents.

To the extent that JER Investors Trust distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. JER Investors Trust may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, JER Investors Trust could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by JER Investors Trust. Stockholders would then increase the adjusted basis of their JER Investors Trust stock by the difference between the designated amounts of capital gains from JER Investors Trust that they include in their taxable income, and the tax paid on their behalf by JER Investors Trust with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If JER Investors Trust should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, JER Investors Trust would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax.

It is possible that JER Investors Trust, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by JER Investors Trust for federal income tax purposes. Other potential sources of non-cash taxable income include “residual interests” in REMICs or taxable mortgage pools, loans or mortgage backed securities held by JER Investors Trust as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which JER Investors Trust may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

JER Investors Trust may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in JER Investors Trust’s deduction for dividends paid for the earlier year. In this case, JER Investors Trust may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, JER Investors Trust will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

IF JER Investors Trust fails to satisfy one or more requirements for REIT qualification during its 2005 or subsequent taxable years, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and —Asset Tests.”

If JER Investors Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, JER Investors Trust would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which JER Investors Trust is not a REIT would not be deductible by JER Investors Trust, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2008) pursuant to 2003 Act, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless JER Investors Trust is entitled to relief under specific statutory provisions, JER Investors Trust would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, JER Investors Trust would be entitled to this statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. JER Investors Trust intends to conduct its operations so that no asset owned by JER Investors Trust or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of JER Investors Trust’s business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by JER Investors Trust will not be treated as property held for sale to customers, or that JER Investors Trust can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. To the extent that JER Investors Trust receives any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, it intends to make an election to treat the related property as foreclosure property.

Foreign Investments

JER Investors Trust and its subsidiaries may hold investments and pay taxes in foreign countries. Taxes paid by JER Investors Trust in foreign jurisdictions may not be passed through to, or used by, its stockholders as a foreign tax credit or otherwise. Foreign investments might also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains recognized by JER Investors Trust directly or through pass-through subsidiaries, and will not adversely affect JER Investors Trust’s ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

JER Investors Trust and its subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of their assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Effective beginning in 2005, to the extent that JER Investors Trust or a pass-through subsidiary enters into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets and the instrument is properly identified as a hedge, along with the risk it hedges, within prescribed time periods, any periodic income from the instrument, or gain from the disposition of it, would not be treated as gross income for purposes of the REIT 95% gross income test, and would be treated as non-qualifying income for the 75% gross income test. To the extent that JER Investors Trust hedges in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will, under current law, be treated as income that does not qualify under the 95% or 75% income tests. JER Investors Trust intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. JER Investors Trust may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that JER Investors Trust’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect JER Investors Trust’s ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. JER Investors Trust’s financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of stockholders as described below. A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.”

The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, would be allocated among its stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Stockholders.” Although Treasury regulations have not yet been drafted to clarify the law, to the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT may be taxable on this income at the highest applicable corporate tax rate

(currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions would not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of JER Investors Trust, not wholly-owned by JER Investors Trust directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter JER Investors Trust’s REIT income and asset test calculations, and could adversely affect its compliance with those requirements. JER Investors Trust intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

General

JER Investors Trust may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. JER Investors Trust will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, JER Investors Trust will include its proportionate share of any assets held by subsidiary partnerships. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s capital interest in the partnership (except that for purposes of the 10% value test with respect to the 2005 and future taxable years, a REIT’s proportionate share is based on its proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of JER Investors Trust—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

Any investment by JER Investors Trust in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of JER Investors Trust and items of gross income of JER Investors Trust would change and could preclude JER Investors Trust from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of JER Investors Trust—Asset Tests” and “—Income Tests,” and in turn could prevent JER Investors Trust from qualifying as a REIT, unless JER Investors Trust is eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of JER Investors Trust—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case JER Investors Trust could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any subsidiary partnership of JER Investors Trust acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to the contribution by JER Investors Trust to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, partners, including JER Investors Trust, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause JER Investors Trust to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect JER Investors Trust’s ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. Provided that JER Investors Trust qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2008) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations pursuant to the 2003 Act. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) dividends received by the REIT from TRSs or other taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from JER Investors Trust that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of JER Investors Trust for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by JER Investors Trust, to the extent that JER Investors Trust elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. See “Taxation of JER Investors Trust—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by JER Investors Trust in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by JER Investors Trust and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by JER Investors Trust before the end of January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of JER Investors Trust—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any JER Investors Trust stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.”

Dispositions of JER Investors Trust Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of shares of JER Investors Trust stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% (through 2008) if the JER Investors Trust stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the JER Investors Trust stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of JER Investors Trust stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of JER Investors Trust stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from JER Investors Trust that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of stock or other securities of JER Investors Trust in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, the 2004 Act imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of stock or securities of JER Investors Trust, or transactions that might be undertaken directly or indirectly by JER Investors Trust. Moreover, you should be aware that JER Investors Trust and other participants in the transactions involving JER Investors Trust (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of JER Investors Trust stock applicable to non-U.S. holders of JER Investors Trust stock. A “non-U.S. holder” is any person other than:

(a) a citizen or resident of the United States,

(b) a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

(c) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

(d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds common stock of JER Investors Trust, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of JER Investors Trust common stock.

The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the earnings and profits of JER Investors Trust which are not attributable to capital gains of JER Investors Trust and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates are not available to the extent that income is attributable to excess inclusion income of JER Investors Trust allocable to the foreign stockholder. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.”

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of JER Investors Trust stock. In cases where the dividend income from a non-U.S. holder’s investment in JER Investors Trust stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless JER Investors Trust stock constitutes a U.S. real property interest (a “USRPI”), distributions by JER Investors Trust which are not dividends out of the earnings and profits of JER Investors Trust will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of JER Investors Trust’s current and accumulated earnings and profits. If JER Investors Trust stock constitutes a USRPI, as described below, distributions by JER Investors Trust in excess of the sum of its earnings and profits plus the stockholder’s basis in its JER Investors Trust stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of JER Investors Trust’s earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by JER Investors Trust to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by JER Investors Trust directly or through pass-through subsidiaries (“USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, JER Investors Trust will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if JER Investors Trust held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are attributable to dispositions by that REIT of assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

Pursuant to the 2004 Act, a capital gain dividend by JER Investors Trust that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from JER Investors Trust (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividend is received. This provision of the 2004 Act is effective for tax years beginning after December 31, 2004. JER Investors Trust anticipates that its common stock will be “regularly traded” on an established securities exchange following this offering.

Dispositions of JER Investors Trust Stock. Unless JER Investors Trust stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of JER Investors Trust’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that JER Investors Trust stock will constitute a USRPI.

Even if the foregoing test is not met, JER Investors Trust stock nonetheless will not constitute a USRPI if JER Investors Trust is a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. JER Investors Trust believes that it is, and it expects to continue to be, a domestically-controlled REIT and, therefore, the sale of JER Investors Trust stock should not be subject to taxation under FIRPTA. Because it is expected that JER Investors Trust stock will be publicly traded following this offering, however, no assurance can be given that JER Investors Trust will remain a domestically-controlled REIT.

In the event that JER Investors Trust does not constitute a domestically-controlled REIT, but its common stock becomes “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of JER Investors Trust’s outstanding common stock at all times during a specified testing period.

If gain on the sale of stock of JER Investors Trust were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of JER Investors Trust stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder’s investment in the JER Investors Trust stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. JER Investors Trust stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its JER Investors Trust stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the JER Investors Trust stock is not otherwise used in an unrelated trade or business, distributions from JER Investors Trust and income from the sale of the JER Investors Trust stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that JER Investors Trust (or a part of JER Investors Trust, or a disregarded subsidiary of JER Investors Trust) is a TMP, or if JER Investors Trust holds residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, JER Investors Trust might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.”

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from JER Investors Trust as UBTI.

In certain circumstances, a pension trust that owns more than 10% of JER Investors Trust’s stock could be required to treat a percentage of the dividends from JER Investors Trust as UBTI, if JER Investors Trust is a “pension-held REIT.” JER Investors Trust will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of JER Investors Trust’s stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of JER Investors Trust’s stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of JER Investors Trust’s stock should generally prevent a tax-exempt entity from owning more than 10% of the value of JER Investors Trust’s stock, or JER Investors Trust from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisor regarding the federal, state, local and foreign income and other tax consequences of owning JER Investors Trust stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock

The American Jobs Creation Act of 2004 contains a number of provisions that affect the tax treatment of REITs and their stockholders. As discussed above, the 2004 Act includes provisions that generally ease compliance with certain REIT asset requirements, with the REIT 95% gross income requirement (in connection with income from hedging activities), and which grant relief in cases involving violations of the REIT asset and other requirements, provided that specified conditions are met. See “Taxation of JER Investors Trust—Requirements for Qualification—General,” “—Asset Tests,” “—Income Tests” and “—Failure to Qualify.” The 2004 Act also alters the tax treatment of capital gain dividends received by foreign stockholders in some cases. See “Taxation of Stockholders—Taxation of Foreign Stockholders—Capital Gain Dividends.” These changes are generally effective beginning in 2005, except that the provisions relating to the 10% asset (value) requirement have retroactive effect to 2001.

State, Local and Foreign Taxes

JER Investors Trust and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. JER Investors Trust may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of JER Investors Trust and its stockholders may not conform to the federal income tax treatment discussed above. JER Investors Trust may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by JER Investors Trust do not pass through to stockholders as a credit against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in stock or other securities of JER Investors Trust.

PLAN OF DISTRIBUTION

We are registering the resale of the common stock covered by this prospectus pursuant to our agreement to register the shares of common stock in accordance with the terms of a registration rights agreement that we entered into with Friedman, Billings, Ramsey, & Co., Inc. for the benefit of the selling stockholders in connection with our 2004 private placement. The registration of the shares of common stock, however, does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest under this prospectus.

The sale of the common stock by any selling stockholder, including any donee, pledgee or other transferee who receives common stock from a selling stockholder, may be effected from time to time by selling shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the common stock as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on any securities exchange on which our common stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

The common stock may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, or stock exchange rules;

•	ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities; and

•	sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate.

Broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

The distribution of the common stock also may be effected from time to time in one or more underwritten transactions at a fixed price or prices that may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the common stock. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock, nor is there any underwriter or coordinating broker-dealer acting in connection with the proposed sale of common stock by the selling stockholders. We will file a supplement to this prospectus under Rule 424(b) under the Securities Act that will include any material information with respect to the plan of distribution not previously disclosed or any material change in such information. This supplement will disclose, among other information:

•	the names of the selling stockholders and of participating brokers-dealer(s);

•	the amount of common stock involved;

•	the price at which the common stock is to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus; and

•	other facts material to the transaction.

The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

From time to time, the selling stockholders may pledge their common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged common stock from time to time. Upon a sale of the common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

In order to comply with the securities laws of certain states, if applicable, the common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the common stock, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

The selling stockholders have agreed to indemnify us, our officers and trustees and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholders.

In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and DLA Piper Rudnick Gray Cary US LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements and schedule of JER Investors Trust Inc. as of December 31, 2004 and for the period from inception (April 19, 2004) to December 31, 2004 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2005 (Unaudited) and December 31, 2004	F-3

Consolidated Statements of Operations for the nine months ended September 30, 2005 (Unaudited), for the period inception (April 19, 2004) through September 30, 2004 (Unaudited) and for the period inception (April 19, 2004) through December 31, 2004

F-4

Consolidated Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2005 (Unaudited) and for the period inception (April 19, 2004) to December 31, 2004	F-5

Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 (Unaudited), for the period inception (April 19, 2004) through September 30, 2004 (Unaudited) and for the period inception (April 19, 2004) through December 31, 2004

F-6

Notes to Consolidated Financial Statements	F-7

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of JER Investors Trust Inc.

We have audited the accompanying consolidated balance sheet of JER Investors Trust Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from inception (April 19, 2004) to December 31, 2004. Our audit also included the financial statement schedule of Mortgage Loans on Real Estate. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JER Investors Trust Inc. and subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for the period from inception (April 19, 2004) to December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, Virginia

March 21, 2005

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and cash equivalents	$4,348	$1,177
CMBS, at fair value	343,088	167,070
Real estate loans	94,183	29,865
Other assets	3,930	1,567

Total Assets	$445,549	$199,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$45,300	$39,200
Interest rate swap agreements, at fair value	1,891	234
Accounts payable and accrued expenses	1,050	855
Dividends payable	7,706	—
Due to affiliate	753	509
Other liabilities	367	92

Total Liabilities	57,067	40,890

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 25,687,035 and 11,845,010 shares issued and outstanding, respectively	257	118
Additional paid-in capital	391,533	165,147
Cumulative dividends paid/declared	(14,221)	—
Cumulative earnings (losses)	6,637	(5,899)
Accumulated other comprehensive income/ (loss)	4,276	(577)

Total Stockholders’ Equity	388,482	158,789

Total Liabilities and Stockholders’ Equity	$445,549	$199,679

See notes to consolidated financial statements.

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the nine months ended September 30, 2005	For the period inception (April 19, 2004) through September 30, 2004	For the period inception (April 19, 2004) through December 31, 2004
	(unaudited)	(unaudited)
REVENUES
Interest income from CMBS	$15,664	$562	$2,344
Interest income from real estate loans	7,826	—	245
Interest income from cash and cash equivalents	76	611	951
Other income	97	—	—

Total Revenues	23,663	1,173	3,540
EXPENSES
Interest expense	3,307	—	—
Management fees	3,682	1,066	1,864
General and administrative (excluding stock compensation)	3,191	962	2,438
Stock compensation	134	5,119	5,137

Total Expenses	10,314	7,147	9,439

INCOME (LOSS) BEFORE ASSET SALES	13,349	(5,974)	(5,899)
Loss on sales of assets, net	(821)	—	—
Unrealized gain due to hedge ineffectiveness	8	—	—

NET INCOME (LOSS)	$12,536	$(5,974)	$(5,899)

Net earnings (loss) per share:
Basic	$0.80	$(0.72)	$(0.62)

Diluted	$0.80	$(0.72)	$(0.62)

Weighted average shares of common stock outstanding:
Basic	15,575,749	8,307,219	9,511,915

Diluted	15,575,821	8,307,219	9,511,915

Dividends declared per common share	$0.85	—

See notes to consolidated financial statements.

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid-in Capital	Cumulative Dividends Paid/Declared	Cumulative Earnings (Losses)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at April 19, 2004	—	$—	$—	$—	$—	$—	$—

Comprehensive income:
Net income					(5,899)		(5,899)
Unrealized loss on cash flow hedges						(234)	(234)
Unrealized holding gains on securities available-for-sale						(343)	(343)

Total comprehensive income							(6,476)

Shares issued, net of offering costs	11,500	115	160,013				160,128
Stock awards issued	345	3	5,097				5,100
Amortization of unearned compensation			37				37

Balance at December 31, 2004	11,845	$118	$165,147	$—	$(5,899)	$(577)	$158,789

Comprehensive income:
Net income					12,536		12,536
Unrealized loss on cash flow hedges						(2,555)	(2,555)
Unrealized holding gains on securities available-for-sale						7,408	7,408

Total comprehensive income							17,389
Dividends to stockholders				(14,221)			(14,221)
Shares issued, net of offering costs	13,832	139	226,252				226,391
Stock awards issued	10	—	92				92
Amortization of unearned compensation			42				42

Balance at September 30, 2005 (unaudited)	25,687	$257	$391,533	$(14,221)	$6,637	$4,276	$388,482

See notes to consolidated financial statements.

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the nine months ended September 30, 2005	For the period inception (April 19, 2004) through September 30, 2004	For the period inception (April 19, 2004) through December 31, 2004
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,536	$(5,974)	$(5,899)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization/accretion	355	—	(330)
Losses on sales of investments	821	—	—
Capitalized interest on loans	(1,791)	—	—
Compensation expense related to stock awards	134	5,119	5,137
Unrealized gains on interest rate derivative	(8)	—
Changes in assets and liabilities:
Increase in other assets	(1,950)	(955)	(1,567)
Increase in accounts payable and accrued expenses	795	1,979	1,455

Net cash provided by (used in) operating activities	10,892	169	(1,204)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of CMBS	(257,021)	(27,425)	(167,082)
Purchase/origination of real estate loans	(96,598)	—	(29,865)
Proceeds from sale of CMBS	87,111	—	—
Proceeds from sale/repayment of real estate loans	34,199	—	—

Net cash used in investing activities	(232,309)	(27,425)	(196,947)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of offering costs	226,391	160,102	160,128
Dividends paid	(6,515)	—	—
Proceeds from borrowings	434,388	—	39,200
Repayment of debt	(428,288)	—	—
Payment of financing costs	(586)	—	—
Payment on interest rate derivative	(802)	—

Net cash provided by financing activities	224,588	160,102	199,328

Net increase in cash and cash equivalents	3,171	132,846	1,177
Cash and cash equivalents at beginning of period	1,177	—	—

Cash and cash equivalents at end of period	$4,348	$132,846	$1,177

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	3,010	—	—
Dividends payable	7,706	—	$—

See notes to consolidated financial statements.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

JER Investors Trust Inc., a Maryland corporation (the “Company”), was formed on April 19, 2004 for the purpose of acquiring and originating a diversified portfolio of commercial real estate structured finance investments. References herein to “we,” “us” or “our” refer to JER Investors Trust Inc. unless the context specifically requires otherwise.

The Company is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Additionally, management believes that the Company conducts its operations so as not to be regulated as an investment company under the Investment Company Act of 1940. The Investment Company Act exempts from its registration requirements entities that, directly or through majority-owned subsidiaries, are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” This exemption generally requires the Company to maintain at least 55% of its assets in qualifying real estate assets and at least 80% of its assets in qualifying real estate assets and real estate related assets.

Subject to certain restrictions and limitations, the business of the Company is managed by JER Commercial Debt Advisors LLC (the “Manager”). The consolidated financial statements of JER Investors Trust Inc. include the accounts of the Company, two wholly-owned subsidiaries established for financing purposes and the Company’s taxable REIT subsidiary (“TRS”). There are no balances or activities in any of these subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In preparing these consolidated financial statements, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The financial information presented as of September 30, 2005 has been prepared from the books and records without audit. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal, recurring adjustments) necessary to present fairly the Company’s financial position as of September 30, 2005 and the results of operations and cash flows for the periods presented. The results of operations are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Income Taxes

As a REIT, the Company generally will not be subject to federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and stock ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to federal income tax, which could have a material adverse effect on its results of operations and amounts available for distributions to its stockholders. Any activity in the taxable REIT subsidiary will be subject to future income taxes.

Dividends to Stockholders

In order for corporate income tax not to apply to the earnings that the Company distributes, the Company must distribute to its stockholders an amount at least equal to (i) 90% of its REIT taxable income (determined

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

before the deduction for dividends paid and excluding any net capital gain), plus (ii) 90% of the excess of its net income from foreclosure property (as defined in Section 856(e) of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less (iii) any excess non-cash income (as determined under the Internal Revenue Code). The Company is subject to income tax on income that is not distributed, and to an excise tax to the extent that certain percentages of its income are not distributed by specified dates. The actual amount and timing of distributions is at the discretion of the Company’s board of directors, and depends upon various factors. Dividends to stockholders are recorded on the declaration date.

Earnings Per Share

The Company calculates basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128 “Earnings per Share.” Basic earnings per share (“EPS”) is calculated using income available to common stockholders divided by the weighted average of common shares outstanding during the period. Diluted EPS is similar to Basic EPS except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been exercised. The dilutive effect of 5,000 shares of non-vested restricted stock has been excluded from the calculation of basic earnings per share for the nine months ended September 30, 2005. A total of 172,500 shares of common stock with contingent features have been excluded from basic and diluted earnings per share for the period from inception (April 19, 2004) to September 30, 2004 and the period from inception (April 19, 2004) through December 31, 2004, respectively. These shares have been excluded from diluted earnings per share for the 2004 periods because they are anti dilutive to the net loss per share amounts. The following table presents a reconciliation of basic and diluted weighted average common shares:

	For the nine months ended Sept 30, 2005	For the period inception (April 19, 2004) through Sept 30, 2004	For the period inception (April 19, 2004) through December 31, 2004
Basic Weighted Average Common Shares	15,575,749	8,307,219	9,511,915
Dilutive Potential Common Shares
Restricted Shares	72	—	—

Diluted Weighted Average Common Shares	15,575,821	8,307,219	9,511,915

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income. The Company’s other comprehensive income is comprised primarily of unrealized gains and losses on securities categorized as available-for-sale and from net unrealized gains and losses on certain derivative instruments accounted for as cash flow hedges.

Revenue Recognition

Interest income on loans and securities investments is recognized over the life of the investment using the effective interest method. Mortgage loans will generally be originated or purchased at or near par value and interest income will be recognized based on the contractual terms of the debt instrument. Any loan fees or acquisition costs on originated loans will be deferred and recognized over the term of the loan as an adjustment to yield. Interest income on commercial mortgage-backed securities (“CMBS”) is recognized on the effective interest method as required by Emerging Issues Task Force (“EITF”) 99-20.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under EITF 99-20 management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and the Company’s purchase prices. On a quarterly basis, these estimated cash flows are updated and a revised yield is calculated based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate, and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of and magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and the Company’s interest income.

When current period cash flow estimates are lower than the previous period, and fair value is less than an asset’s carrying value, the Company will write down the asset to fair market value and record the impairment charge in current period earnings. After taking into account the effect of the impairment charge, income is recognized using the market yield for the security used in establishing the write-down.

Loan Loss Provisions

The Company purchases and originates commercial mortgage and mezzanine loans to be held as long-term investments. The loans are evaluated for possible impairment on a quarterly basis. Impairment occurs when it is deemed probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan. Upon determination of impairment, the Company will establish a reserve for loan losses and a corresponding charge to earnings through the provision for loan losses. Significant judgments are required in determining impairment, which includes making assumptions regarding the value of the loan and the value of the real estate or partnership interests that secure the loan.

Derivative Activities

The Company accounts for derivative and hedging activities using SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective, strategy for undertaking each hedge transaction and how ineffectiveness of the hedging instrument, if any, will be measured. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company currently has swaps designated as cash flow hedges, as further described in Footnote 7. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability. To the extent hedges are effective, a corresponding amount, adjusted for swap payments, is recorded in accumulated other comprehensive income within stockholders’ equity. Amounts are then reclassified from accumulated other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Ineffectiveness, if any, is recorded in the income statement. The Company periodically reviews the effectiveness of each hedging transaction, which involves estimating future cash flows, at least quarterly as required by the standard. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges under SFAS 133. The Company currently has no fair value hedges outstanding.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123, as amended, “Accounting for Stock-Based Compensation,” which established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. Compensation expense related to grants of stock, stock options and other equity instruments is recognized over the vesting period of such grants based on the estimated fair value on the grant date.

Securities Valuation

The Company accounts for CMBS in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company classifies its CMBS investments as available-for-sale because the Company may dispose of them prior to maturity in response to changes in the market, liquidity needs or other events even though it does not hold the securities for the purpose of selling them in the near term.

The fair value of CMBS investments is determined based on pricing information from dealers who make markets in these securities. Management also uses a discounted cash flow model which utilizes prepayment and loss assumptions based upon historical experience, economic factors and the characteristics of the underlying cash flow in order to substantiate the fair value of the securities and may, under certain circumstances, adjust the valuations based on its knowledge of the securities and the underlying collateral. The assumed discount rate is based upon the yield of comparable securities. The determination of future cash flows and the appropriate discount rate is inherently subjective and actual results may vary from management’s estimates.

Any unrealized gains and losses on securities available-for-sale which are determined to be temporary do not affect the Company’s reported income or cash flows, but are reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity and, accordingly, affect book value per share. The Company must also assess whether unrealized losses on securities indicate impairment, which would result in writing down the security to its fair value, through earnings. This will create a new carrying basis for the security and a revised yield will be calculated based on the future estimated cash flows as described above under Revenue Recognition.

Cash and Cash Equivalents

Cash and cash equivalents include cash, time deposits, money market funds, and commercial paper with an original maturity of 90 days or less when purchased. Carrying value approximates fair value due to the short-term maturity of the investments.

Variable Interest Entities

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revised version of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46R”). FIN 46R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. An entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns (“variable interest entities” or “VIEs”). Variable interest entities within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s ownership of the subordinated classes of CMBS from a single issuer gives it the right to control the foreclosure/workout process on the underlying loans (“Controlling Class CMBS”). FIN 46R has certain scope exceptions, one of which provides that an enterprise that holds a variable interest in a qualifying special-purpose entity (“QSPE”) does not consolidate that entity unless that enterprise has the unilateral ability to cause the entity to liquidate. SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” provides the requirements for an entity to be considered a QSPE. To maintain the QSPE exception, the trust must continue to meet the QSPE criteria both initially and in subsequent periods. A trust’s QSPE status can be impacted in future periods by activities by its transferor(s) or other involved parties, including the manner in which certain servicing activities are performed. To the extent its CMBS investments were issued by a trust that meets the requirements to be considered a QSPE, the Company records the investments at the purchase price paid. To the extent the underlying trusts are not QSPEs the Company follows the guidance set forth in FIN 46R as the trusts would be considered VIEs.

The Company has analyzed the governing pooling and servicing agreements for each of its Controlling Class CMBS and believes that the terms are industry standard and are consistent with the QSPE criteria. However, there is uncertainty with respect to QSPE treatment due to ongoing review by accounting standard setters, potential actions by various parties involved with the QSPE, as discussed above, as well as varying and evolving interpretations of the QSPE criteria under SFAS 140. Additionally, the standard setters continue to review the FIN 46R provisions related to the computations used to determine the primary beneficiary of a VIE. Future guidance from the standard setters may require the Company to consolidate CMBS trusts in which the Company has invested.

The table below details information about our CMBS investments, including the purchase date, face amount of the Company’s CMBS investments, the face amount of the total respective issuance and the amortized cost of the Company’s CMBS investments as of September 30, 2005 and December 31, 2004:

(In thousands)
CMBS	Investment Date	Face amount purchased	Total Face amount of CMBS issuance	Amortized Cost
				September 30, 2005	December 31, 2004
				(unaudited)
MACH One 2004-1	July 2004	$50,637	$643,261	$18,416	$18,697
CSFB 1998-C1	August 2004	12,500	2,482,942	9,058	8,919
CSFB 2004-C4	November 2004	52,976	1,138,077	22,546	31,905
MLMT 2004-BPC1	November 2004	76,986	1,242,650	26,551	55,046
JPMCC 2004-C3	December 2004	81,561	1,517,410	35,956	52,846
JPMCC 2005-CIBC11	March 2005	70,035	1,800,969	34,438	—
BACM 2005-1	April 2005	84,663	2,322,091	41,913	—
LB-UBS 2005-C2	April 2005	7,000	1,942,131	4,282	—
CSFB 2005-C2	May 2005	82,261	1,614,084	38,905	—
LB-UBS 2005-C3	June 2005	39,335	2,060,632	19,937	—
JPMCC 2005-CIBC12	July 2005	70,429	2,167,039	35,170	—
JPMCC 2005-LDP4	September 2005	90,352	2,677,075	48,852	—

Total		$718,735	$21,608,361	$336,024	$167,413

The Company’s maximum exposure to loss as a result of its investment in these VIEs totaled $336.0 million and $167.4 million as of September 30, 2005 and December 31, 2004, respectively.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The financing structures that the Company offers to its borrowers on certain of its loans involve the creation of entities that could be deemed VIEs and, therefore, could be subject to FIN 46R. Management has evaluated these entities and has concluded that none of them are VIEs that are subject to consolidation under FIN 46R.

Reclassifications

Certain reclassifications have been made in the presentation of 2004 consolidated financial statements to conform to the 2005 presentation.

3. CMBS

The following is a summary of the Company’s CMBS by rating class and by deal as of September 30, 2005 and December 31, 2004:

(In thousands)
	As of September 30, 2005 (unaudited)
	Amortized Cost	Gross Unrealized		Estimated Fair Value	Weighted Average
Security Description		Gains	Losses		Coupon	Yield	Term (yrs)
BBB	$24,791	$34	$(533)	$24,292	5.53%	5.97%	10.61
BB	166,559	1,802	(4,509)	163,852	4.80%	7.32%	12.16
B	90,458	2,295	(6,027)	86,726	4.80%	9.69%	13.68
Not Rated	54,216	14,002	—	68,218	4.87%	14.12%	8.68

Total CMBS	$336,024	$18,133	$(11,069)	$343,088	4.86%	8.96%	11.89

(In thousands)
	As of September 30, 2005 (unaudited)
	Amortized Cost	Gross Unrealized		Estimated Fair Value	Weighted Average
Security Description		Gains	Losses		Coupon	Yield	Term (yrs)
Mach One 2004 -1	$18,416	$671	$—	$19,087	5.45%	16.09%	13.03
CSFB 1998-C1	9,058	1,120	—	10,178	6.00%	10.44%	10.24
CSFB 2004-C4	22,546	1,470	(426)	23,590	4.75%	8.68%	12.61
MLMT 2004-BPC1	26,551	1,000	(384)	27,167	4.75%	8.53%	11.16
JPMCC 2004-C3	35,956	1,809	(1,016)	36,749	4.75%	8.23%	10.92
JPMCC 2005-CIBC11	34,438	2,709	(895)	36,252	5.16%	9.47%	14.19
BACM 2005-1	41,913	3,471	(2,968)	42,416	5.01%	8.21%	9.32
LB-UBS 2005-C2	4,282	8	—	4,290	5.59%	6.24%	9.54
CSFB 2005-C2	38,905	1,880	(2,158)	38,627	4.63%	7.93%	9.85
LB-UBS 2005-C3	19,937	1,211	(1,196)	19,952	4.56%	8.43%	13.47
JPMCC 2005 CIBC12	35,170	2,781	(2,023)	35,928	4.68%	8.75%	13.68
JPMCC 2005-LDP4	48,852	3	(3)	48,852	4.67%	8.59%	13.04

Total CMBS	$336,024	$18,133	$(11,069)	$343,088	4.86%	8.96%	11.89

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands)
	As of December 31, 2004
	Amortized Cost	Gross Unrealized		Estimated Fair Value	Weighted Average
Security Description		Gains	Losses		Coupon	Yield	Term (yrs)
BBB	$66,848	$—	$(622)	$66,226	5.34%	5.53%	10.16
BB	40,891	—	(596)	40,295	4.61%	7.39%	12.01
B	37,990	446	(586)	37,850	5.10%	10.54%	14.27
Not Rated	21,684	1,246	(231)	22,699	5.03%	14.67%	11.06

Total CMBS	$167,413	$1,692	$(2,035)	$167,070	5.07%	8.30%	11.66

(In thousands)
	As of December 31, 2004
	Amortized Cost	Gross Unrealized		Estimated Fair Value	Weighted Average
Security Description		Gains	Losses		Coupon	Yield	Term (yrs)
Mach One 2004-1	$18,697	$46	$(231)	$18,512	5.45%	14.25%	14.55
CSFB 1998-C1	8,919	217	—	9,136	6.00%	10.29%	11.43
CSFB 2004-C4	31,905	1,019	(1,012)	31,912	4.88%	7.99%	12.32
MLMT 2004-BPC1	55,046	410	(792)	54,664	5.05%	6.94%	10.85
JPMCC 2004-C3	52,846	—	—	52,846	4.91%	7.47%	11.11

Total CMBS	$167,413	$1,692	$(2,035)	$167,070	5.07%	8.30%	11.66

The unrealized gains (losses) are primarily the result of changes in market interest rates and credit spreads subsequent to the purchase of a CMBS investment. In addition, at acquisition of a CMBS investment, the Company allocates the total purchase price paid with respect to the individual tranches of a CMBS investment based on the discounted value of management’s estimates of loss adjusted cash flows. As a result, there are differences between the allocation of purchase prices at acquisition of the individual tranches of a CMBS investment as compared to the third party estimates of fair value.

In July 2005, the Company sold six of its BBB rated CMBS bonds with a cost basis of $57.2 million, resulting in a realized net loss of $0.7 million. For the nine months ended September 30, 2005, the Company sold BBB rated CMBS bonds with a cost basis of $88.1 million resulting in a net loss of $1.0 million.

The following table sets forth the amortized cost, fair values and unrealized loss for those securities in an unrealized loss position at September 30, 2005 and December 31, 2004:

(in thousands)
	September 30, 2005 (unaudited)			December 31, 2004
Security Description	Amortized Cost	Fair Value	Unrealized Loss	Amortized Cost	Fair Value	Unrealized Loss
BBB	$17,804	$17,271	$(533)	$46,604	$45,982	$(622)
BB	122,632	118,123	(4,509)	22,572	21,976	(596)
B	70,861	64,834	(6,027)	10,299	9,713	(586)
Not Rated	—	—	—	10,778	10,547	(231)

Total	$211,297	$200,228	$(11,069)	$90,253	$88,218	$(2,035)

All of the investments in an unrealized loss position were acquired within twelve months of the respective balance sheet dates and such unrealized losses have been determined to be temporary and do not affect the Company’s reported net income. The Company expects to hold all the investments until their expected maturity.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2005 and December 31, 2004, the mortgage loans in the underlying collateral pools for all CMBS were secured by properties of the types and at the locations identified below:

Location(1)	September 30, 2005	December 31, 2004	Property Type(1)	September 30, 2005	December 31, 2004
	(unaudited)			(unaudited)
California	11.5%	11.8%	Retail	34.1%	26.8%
Texas	10.0%	10.4%	Office	26.8%	23.2%
New York	8.5%	12.4%	Residential	18.6%	22.4%
Florida	5.9%	10.6%	Hospitality	5.5%	5.7%
Other(2)	58.6%	35.1%	Industrial	4.4%	3.2%
Re-REMIC(3)	5.5%	19.7%	Other(2)	5.1%	7.6%

Total	100.0%	100.0%	Re-REMIC(3)	5.5%	11.1%

			Total	100.0%	100.0%

(1)	Percentages are based on the unpaid principal balance of the underlying loans.
(2)	No other individual state or property type comprises more than 4.0% of the total.
(3)	The Company’s investment in a Re-REMIC backed by CMBS from 41 previous conduit securitizations is not included in the above categories due to the stratification information on the original loan collateral not being meaningful.

The non-investment grade and unrated tranches of the CMBS owned by the Company provide credit support to the more senior classes of the related commercial securitizations. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, the remaining CMBS classes will bear such losses in order of their relative subordination.

4. REAL ESTATE LOANS

At September 30, 2005 and December 31, 2004, our real estate loans consisted of the following:

(In thousands)
	As of September 30, 2005 (unaudited)
Description	Carrying Value	Weighted Average Interest Rate	Range of Initial Maturity Dates
Mezzanine loans	$94,183	13.66%	July 2006 -September 2007

Total real estate loans	$94,183	13.66%

	As of December 31, 2004
Description	Carrying Value	Weighted Average Interest Rate	Range of Initial Maturity Dates
Mezzanine loans	$29,865	9.91%	July 2006 -November 2006

Total real estate loans	$29,865	9.91%

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company determines if its real estate loans should be accounted for as loans, real estate investments or equity method joint ventures in accordance with AICPA Practice Bulletin No. 1 on acquisition, development or construction (ADC) arrangements. To date the Company has accounted for all of its arrangements as loans based on the guidance set forth in the Practice Bulletin.

5. REPURCHASE AGREEMENTS

The Company currently has three repurchase agreements in place secured by certain of its assets. Two of the agreements are with Banc of America Securities LLC and its affiliates and provide for financing secured by certain CMBS, B-Notes and mezzanine loans. The first agreement with Banc of America Securities LLC is a nine-month warehouse facility (“Warehouse Facility”) that provides for a maximum of $250 million in financing and matures on the earlier of December 31, 2005 or the completion of a collateralized debt obligation (CDO) of a majority of the assets financed under the facility. As of September 30, 2005, there was no amount outstanding under the Warehouse facility. As of December 31, 2004, $39.2 million was outstanding at a weighted average borrowing rate of 2.78% under a separate repurchase agreement with Banc of America LLC and its affiliates, which was terminated upon the closing of the Warehouse Facility. As of December 31, 2004, securities with a fair value $53.3 million was pledged under the repurchase agreement.

The second agreement with Banc of America Securities LLC closed in May 2005 and provides for a maximum of $150 million in financing with an initial maturity date of May 2006, and a one-year extension option, subject to certain conditions. There were no amounts outstanding as of September 30, 2005 and December 31, 2004 under this agreement.

The Company also has a CMBS repurchase agreement, which it closed in December 2004, with Liquid Funding, an affiliate of Bear, Stearns & Co. Inc. The agreement provides financing of up to $100 million secured by rated and unrated CMBS and expires the earlier of the settlement of the CDO or other securitization or June 30, 2006. As of September 30, 2005, $45.3 million was outstanding at a weighted average borrowing rate of 4.4%. There was no amount outstanding under this agreement as of December 31, 2004. Securities with a fair value of $55.7 million were pledged under this agreement as of September 30, 2005.

Under each of these repurchase agreements, the interest rates are based on one-month LIBOR plus a margin, tiered according to the security or loan credit rating or loan-to-value ratio, as applicable. The financial institutions retain the right to mark the underlying collateral to estimated market values. A reduction in the value of its pledged assets may require the Company to provide additional collateral or fund margin calls so that the outstanding loan amount will be less than or equal to the allowable amount.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company presents its financial instruments at estimated fair value in the accompanying financial statements in accordance with SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” which defines fair value as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, in other than a forced sale or liquidation.

The fair values of the Company’s CMBS and interest rate swap agreements are based on market pricing information provided by certain dealers who make markets in these financial instruments as further described in Footnotes 3 and 7, respectively. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Real estate loans and repurchase agreements are floating rate instruments, and based on these terms, their carrying value approximates fair value.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. DERIVATIVE FINANCIAL INSTRUMENTS

The Company has entered into several forward-starting interest rate swap agreements to mitigate the risk of changing interest rates on the interest-related cash outflows on a forecasted issuance of long-term debt. These swaps are expected to be effective in hedging the risk of changes in 10-15 years of interest cash outflows attributable to changes in the 10-15 year USD-LIBOR swap rate over the term of the hedging relationship. Under these swaps, we agreed to pay the counterparties a weighted average fixed interest rate of 4.76% per annum in exchange for floating payments on the total notional amount of $201 million as of September 30, 2005.

The Company’s swaps are designated as cash flow hedges for GAAP. As of September 30, 2005 and December 31, 2004, ($2.6) million and ($0.2) million, respectively, are reflected in other comprehensive income (loss) representing the change in value of the effective portion of these swaps. Ineffectiveness of $8,231 was recorded in the nine months ended September 30, 2005. There was no ineffectiveness for the period ended December 31, 2004. Upon completion of the CDO transaction, the amount recorded in other comprehensive income (loss) will be reclassified to interest expense over the life of the CDO. In conjunction with the pricing of a CDO on October 24, 2005, all $201 million notional value interest rate swaps were effectively terminated.

The Company’s derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreement. The Company minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. Additionally, the potential risk of loss with any one party resulting from this type of credit risk is monitored.

8. DIFFERENCES BETWEEN FINANCIAL STATEMENTS NET INCOME AND TAXABLE INCOME

The differences between GAAP net income and taxable income are generally attributable to differing treatment, including timing related thereto, of unrealized/realized gains and losses associated with certain assets; the bases, income, impairment, and/or credit loss recognition related to certain assets, primarily CMBS, accounting for derivative instruments and amortization of various costs. The distinction between GAAP net income and taxable income is important to the Company’s stockholders because dividends or distributions, if any, are declared and paid on the basis of annual estimates of taxable income or loss. The Company does not pay Federal income taxes on income that it distributes on a current basis, provided that it satisfies the requirements for qualification as a REIT pursuant to the Internal Revenue Code. The Company calculates its taxable income or loss as if it were a regular domestic corporation. This taxable income or loss level determines the amount of dividends, if any, the Company is required to distribute over time in order to reduce or eliminate its tax liability pursuant to REIT requirements.

Income on CMBS investments is computed for GAAP purposes based upon a yield, which assumes credit losses will occur. (See Footnote 2 – Revenue Recognition for further discussion.) The yield to compute the Company’s taxable income does not assume there would be credit losses, as a loss can only be deducted for tax purposes when it has occurred. Additionally, due diligence expenses incurred related to the acquisition of CMBS investments are required to be expensed for GAAP purposes but are included as a component of the cost basis of the asset and amortized for tax purposes. As a result of these two primary differences, the net difference between the tax and GAAP bases of the underlying CMBS assets was approximately $5.6 million and $1.0 million at September 30, 2005 and December 31, 2004, respectively.

9. COMMON STOCK

In June 2004, the Company sold 11.5 million shares of its common stock through transactions that were exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 144A, Regulation S and Regulation D (the “144A Offering”). Gross proceeds were $172.1 million. Net proceeds after deducting the

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

initial purchaser’s discount and other offering expenses were $160.1 million. The Company issued 345,000 shares to its Manager and independent directors pursuant to its Nonqualified Option and Incentive Award Plan as further described in Footnote 11. In July 2005, the Company completed its initial public offering of 12 million shares of its common stock at a price of $17.75 per share. In August 2005, the underwriters exercised their option to purchase an additional 1,832,025 shares at the public offering price less the underwriting discount to cover over-allotments. The net proceeds to the Company on the sale of 12,000,000 shares in the IPO and the 1,832,025 shares pursuant to the over-allotment option was $226.4 million after deducting underwriting discount and offering expenses. The net proceeds of the IPO were primarily used to pay down indebtedness. In September 2005, the Company granted a total of 10,000 shares of restricted stock to the independent directors pursuant to the Nonqualified Option and Incentive Award Plan.

As of September 30, 2005 and December 31, 2004, the Company has a total of 25,687,035 and 11,845,010 common shares outstanding, respectively.

10. RELATED PARTY TRANSACTIONS

The Company entered into a management agreement (the “Management Agreement”) with the Manager in June 2004 for an initial term of two years. After the initial term, the Management Agreement will automatically be renewed each year for an additional one-year period unless the Company or the Manager terminates the agreement. Pursuant to the Management Agreement and subject to the supervision and direction of the Company’s Board of Directors, the Manager performs services for the Company including the purchase, sale and management of real estate and other real estate-related assets, the day-to-day management of the Company and the performance of certain administrative duties. For performing these services, the Company pays the Manager a monthly base management fee in arrears equal to 1/12 of the sum of (i) 2.0% of the first $400 million of the Company’s equity and (ii) 1.5% of equity in an amount in excess of $400 million and up to $800 million and (iii) 1.25% of equity in excess of $800 million. For purposes of calculating the base management fee, the Company’s equity equals the month-end value, computed in accordance with generally accepted accounting principles, of the Company’s stockholders’ equity, adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income.

In addition, the Manager is entitled to receive a quarterly incentive fee in an amount, not less than zero, equal to the product of (i) 25% of the dollar amount by which (a) Funds From Operations (as defined in the Management Agreement) of the Company for such quarter per share of Common Stock (based on the weighted average number of shares outstanding for such quarter) exceeds (b) an amount equal to (A) the weighted average of the price per share of Common Stock in the 144A Offering, and the prices per share of Common Stock in any subsequent offerings by the Company multiplied by (B) the greater of (1) 2.25% and (2) .875% plus one fourth of the ten-year U.S. treasury rate for such quarter, multiplied by (ii) the weighted average number of shares of Common Stock outstanding during such quarter. “Funds From Operations” as defined in the Management Agreement is net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

For the nine month period ended September 30, 2005, the Company incurred $3.7 million in base and incentive management fees in accordance with the terms of the Management Agreement. For the period from inception to September 30, 2004, the Company incurred $1.1 million, in base management fees. For the period inception (April 19, 2004) through December 31, 2004, the Company incurred $1.9 million in base management fees. During the nine months ended September 30, 2005, the Company incurred $0.2 million in incentive fees. No incentive fees were due to the Manager for the period from inception to September 30, 2004 and for the period from inception (April 19, 2004) through December 31, 2004. At September 30, 2005 and December 31, 2004, $0.6

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million and $0.3 million, respectively, related to unpaid management fees and is included in due to affiliate in the accompanying consolidated financial statements.

The Management Agreement provides that the Company is required to reimburse the Manager for certain expenses incurred by the Manager on the Company’s behalf. If services are provided by the Manager, the reimbursement for such services will be no greater than what management believes would be paid to outside professionals, consultants or other third parties on an arm’s length basis. In accordance with the provisions of the Management Agreement, the Company recorded reimbursements to the Manager of $0.4 million for the nine month period ended September 30, 2005 for certain expenses incurred on behalf of the Company that are included in general and administrative expenses in the accompanying consolidated financial statements. For the period from inception to September 30, 2004, the Company recorded reimbursements to the Manager of $0.2 million. For the period from inception (April 19, 2004) through December 31, 2004, the Company recorded reimbursements to the manager of $0.3 million. At September 30, 2005 and December 31, 2004, $0.1 million and $0.2 million, respectively, of expenses to be reimbursed was unpaid and included in due to affiliate in the accompanying consolidated financial statements.

During the nine months ended September 30, 2005, the Company originated mezzanine loans with an affiliated entity totaling $56.6 million. The ownership was allocated equally between the Company and the affiliated entity, with the Company’s share of the loans equal to $28.3 million.

11. STOCK OPTION AND INCENTIVE AWARD PLAN

The Company adopted the Nonqualified Stock Option and Incentive Award Plan, (the “Plan”), which provides for awards under the Plan in the form of stock options, stock appreciation rights, restricted stock, other equity-based incentive awards and cash. Officers, directors and employees of the Company and of the Manager are eligible to receive awards under the Plan. The Plan has a term of ten years and limits the awards to a maximum of 1,150,000 shares of Common Stock, unless the Plan is amended.

In accordance with the Plan, a total of 355,000 shares of Common Stock have been issued to the Manager and the independent directors. As consideration for the Manager’s role in raising capital for the Company, the Manager was granted an award of 335,000 shares of stock upon the closing of the 144A Offering. Additionally, each independent director was granted 2,000 shares of restricted stock upon the date of the first board meeting of the Board of Directors attended by the independent director. In addition each independent director receives an additional 2,000 shares of restricted stock annually. As discussed below under “Registration Rights Agreement,” one-half of the shares granted to the Manager were subject to a risk of forfeiture. One-half of the shares granted to the independent directors are also subject to a risk of forfeiture if the independent director no longer serves as a member of the Board of Directors of the Company one year from the date of the grant. Compensation expense is recorded at fair value of the stock at the time of the award for those awards which vest immediately and for the remaining awards over the vesting periods. For the nine month period ended September 30, 2005, $133,954 was recorded as compensation expense related to the restricted stock grants. Compensation expense in the amount of $5.1 million and $5.1 million were recorded related to the incentive award and restricted stock grants for the period from inception through September 30, 2004 and for the period from inception (April 19, 2004) through December 31, 2004, respectively. Stock compensation expense was shown separately from general and administrative expense in the Company’s statements of operations due to its significance.

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. REGISTRATION RIGHTS AGREEMENT

At the time of the 144A Offering, the Company entered into a Registration Rights Agreement that requires, among other things, that it file with the Securities and Exchange Commission (the “SEC”) no later than nine months following the closing of the 144A Offering either a registration statement providing for the initial public offering of the Company’s common stock or a shelf registration statement providing for the resale of shares of the Company’s common stock sold in the 144A Offering. Additionally, if the Company consummates an initial public offering, the Company is also required to file a shelf registration statement providing for the resale of shares of the Company’s common stock not sold in the initial public offering within 90 days after the consummation of the initial public offering and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable after the filing of the shelf registration statement.

The registration statement providing for the initial public offering of the Company’s common stock was declared effective by the SEC on July 13, 2005 and the Company’s common stock began trading on the NYSE on July 14, 2005. In addition, on October 4, 2005, in accordance with the Registration Rights Agreement, the Company filed a shelf registration statement providing for the resale of a certain number of shares of the Company’s common stock not sold in the initial public offering. The SEC has not yet declared such shelf registration statement effective.

To the extent that the Company does not meet the remaining requirements of the Registration Rights Agreement with respect to the shelf registration statement, including the obligation to file, when and as required, any documents or other materials necessary to effect, or maintain the effectiveness of the shelf registration statement until certain dates set forth in the Registration Rights Agreement, one-half of the shares originally granted to the Manager as discussed under the Stock Option and Incentive Award Plan above are subject to forfeiture except as a result of circumstances outside the reasonable control of the Manager. Additionally, payment of incentive fees, if any, to the Manager would be suspended until the Company is in compliance with the registration obligations discussed above, at which time all suspended amounts are due and payable.

13. SUBSEQUENT EVENTS

In October 2005, the Company invested $30.8 million in CMBS bonds in a newly-issued conduit transaction. The CMBS bonds are rated BBB- and below with yields ranging from 6.5% to 14.3%.

On October 28, 2005, dividends of $7.7 million, or $0.30 per common share outstanding, were paid to shareholders of record on October 14, 2005.

In October 2005, a $14.9 million mezzanine loan was repaid and no gain or loss was recorded. Also, in October 2005, the Company originated $3.4 million of mezzanine loans.

In October 2005, the Company borrowed an additional $24.0 million under one of its repurchase agreements to primarily fund new investments and pay the quarterly dividend.

In October 2005, the Company priced $416 million par value of collateralized debt obligations to be issued by two subsidiaries of the Company, JER CRE CDO 2005-1, Limited and JER CRE CDO 2005-1, LLC (the “2005-1 CDO”). The 2005-1 CDO will issue privately placed notes totaling $276 million to be rated AAA through BBB- (“Investment Grade Bonds”). The Company will initially retain a portion of the BBB- rated notes, all of the non-investment grade rated notes and all of the preferred shares. The 2005-1 CDO includes a ramp facility that will finance up to $46 million par value of additional collateral securities. At issuance, the weighted

JER INVESTORS TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

average cost of borrowing for the Investment Grade Bonds is approximately 83 basis points (excluding fees and expenses) over applicable swaps or LIBOR rates. The transaction is expected to close on or about November 10, 2005.

In connection with the pricing of the 2005-1 CDO, through JER CRE CDO 2005-1, Limited, the Company entered into an amortizing swap with an initial notional balance of $109,976,800 and a final maturity of May 2015. Under the swap, the Company agreed to pay the counterparty a fixed interest rate of 4.943% per annum in exchange for floating payments on the applicable notional amount. In addition, in connection with the pricing of the 2005-1 CDO, the Company effectively terminated or assigned for value the $201 million notional of interest rate swaps outstanding as of September 30, 2005.

SCHEDULE IV

JER INVESTORS TRUST INC. AND SUBSIDIARIES

MORTGAGE LOANS ON REAL ESTATE

December 31, 2004

(In thousands)

Loan Type/ Property Type	Interest Rate	Maturity Date	Periodic Payment Terms	Prior Liens	Principal Amount of Loans	Carrying Amount of Loans	Principal Amount of Loss Subject to Delinquent Principal or Interest
MEZZANINE LOANS:
Multi-family-TX	Libor + 700	2006	Interest Only	75,000	14,865	14,865	—
Multi-family-TX, VA, SC, GA	Libor + 800	2006	Interest Only	822,500	15,000	15,000	—

				$897,500	$29,865	$29,865

11,286,501 Shares of

Common Stock

PROSPECTUS

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee and the NASD fee are estimates.

Securities and Exchange Commission registration fee	$24,071
Printing and engraving expenses	50,000
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Miscellaneous	5,000

Total	$194,071

Item 32.	Sales to Special Parties

N/A

Item 33.	Recent Sales of Unregistered Securities

On April 21, 2004, in connection with the incorporation of JER Investors Trust Inc. (the “Company”), the Company issued 10 shares of common stock, $0.01 par value per share (the “Common Stock”) to Joseph E. Robert, Jr. for $100. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof.

On June 4, 2004, the Company sold 6,083,361 shares of Common Stock for an aggregate price of $84.9 million to Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as initial purchaser, in reliance on Section 4(2) of the Securities Act. FBR then sold such shares of Common Stock to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act. The offering price per share of Common Stock was $15.00.

On June 4, 2004, the Company sold 1,271,600 shares of Common Stock for an aggregate price of $17.7 million to FBR, as initial purchaser, in reliance on Section 4(2) of the Securities Act. FBR then sold such shares of Common Stock to investors outside the United States pursuant to Regulation S under the Securities Act. The offering price per share of Common Stock was $15.00.

On June 4, 2004, the Company sold 2,645,039 shares of Common Stock to a limited number of “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. The offering price per share of Common Stock was $15.00. FBR acted as the placement agent for the Common Stock sold pursuant to Rule 506 and received $2.0 million in placement agent fees from the Company.

The aggregate proceeds to the Company before expenses from the offerings described in the three preceding paragraphs and the aggregate initial purchaser discount/placement agent fee were $140.3 million and $9.3 million, respectively.

On June 16, 2004 the Company sold 1,500,000 shares of its Common Stock to a limited number of “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. The offering price per share of Common Stock was $15.00. FBR acted as placement agent for the Common Stock and received $1.6 million in placement agent fees from the Company. The aggregate proceeds to the Company before expenses from such offering and the aggregate placement agent’s discount were $20.9 million and $1.6 million, respectively.

On June 4, 2004, the Company granted a total of 335,000 restricted shares of Common Stock to JER Commercial Debt Advisors LLC, as manager of the Company, pursuant to the Nonqualified Stock Option and Incentive Award Plan of the Company (the “Incentive Plan”). On June 4, 2004, the Company granted 2,000 restricted shares of Common Stock to each of Daniel J. Altobello, Peter D. Linneman and W. Russell Ramsey, the independent directors of the Company, pursuant to the Incentive Plan. On July 20, 2004, the Company granted 2,000 restricted shares of Common Stock to each of Frank Caufield and James Kimsey when they joined the board of directors of the Company as independent directors pursuant to the Incentive Plan. On September 15, 2005, the Company granted 2,000 restricted shares of Common Stock to each of the independent directors of the Company pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management—Incentive Plan” in this Registration Statement.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in any of the foregoing capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The by-laws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to a proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The charter and by-laws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Company has also agreed to indemnify its directors and executive officers to the maximum extent permitted by Maryland law, and pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 35.	Treatment of Proceeds From Stock Being Registered.

N/A

Item 36.	Financial Statements and Exhibits.

(a) See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement:

(b) The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.†

3.1	Articles of Incorporation of the Registrant.†

3.2	By-laws of the Registrant.†

4.1	Form of Certificate for Common Stock.†

4.2	Registration Rights Agreement, dated June 4, 2004, between Registrant, JER Commercial Debt Advisors LLC and Friedman, Billings, Ramsey & Co., Inc.†

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP relating to the legality of the securities being registered.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*

10.1	Management Agreement, dated June, 2004, between Registrant and JER Commercial Debt Advisors LLC.†

10.2	Nonqualified Stock Option and Incentive Award Plan.†

10.3	Form of Restricted Stock Agreement.†

Exhibit Number	Description

10.4	Services Agreement, dated June 4, 2004, by and among JER Investors Trust Inc., JER Commercial Debt Advisors LLC and J.E. Robert Company, Inc.†

10.5	Advisory Services Letter, dated July 8, 2005.†

21.1	Subsidiaries of the Registrant.†

23.1	Consent of Ernst & Young LLP.

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (contained in Exhibit 5.1).*

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).*

24.1	Powers of attorney.*

†	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-122802), as amended. Such Registration Statement was originally filed with the Securities and Exchange Commission on February 14, 2005.

*	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on November 29, 2005.

JER INVESTORS TRUST INC.

By:	/S/ TAE-SIK YOON
Name: Tae-Sik Yoon
Title: Executive Vice President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph E. Robert, Jr.	Chief Executive Officer and Chairman of the Board (Principal executive officer)	November 29, 2005

* Gene C. McQuown	President	November 29, 2005

* Tae-Sik Yoon	Executive Vice President, Chief Financial Officer and Treasurer (Principal financial officer and principal accounting officer)	November 29, 2005

* Keith W. Belcher	Vice Chairman of the Board and Executive Vice President	November 29, 2005

* Daniel J. Altobello	Director	November 29, 2005

* Peter D. Linneman	Director	November 29, 2005

* W. Russell Ramsey	Director	November 29, 2005

* Frank J. Caufield	Director	November 29, 2005

* James V. Kimsey	Director	November 29, 2005

By:	/s/ Daniel T. Ward
Daniel T. Ward As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.†

3.1	Articles of Incorporation of the Registrant.†

3.2	By-laws of the Registrant.†

4.1	Form of Certificate for Common Stock.†

4.2	Registration Rights Agreement, dated June 4, 2004, between Registrant, JER Commercial Debt Advisors LLC and Friedman, Billings, Ramsey & Co., Inc.†

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP relating to the legality of the securities being registered.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*

10.1	Management Agreement, dated June 4, 2004, between Registrant and JER Commercial Debt Advisors LLC.†

10.2	Nonqualified Stock Option and Incentive Award Plan.†

10.3	Form of Restricted Stock Agreement.†

10.4	Services Agreement, dated June 4, 2004, by and among JER Investors Trust Inc., JER Commercial Debt Advisors LLC and J.E. Robert Company, Inc.†

10.5	Advisory Services Letter, dated July 8, 2005.†

21.1	Subsidiaries of the Registrant.†

23.1	Consent of Ernst & Young LLP.

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (contained in Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).*

24.1	Powers of attorney.*

†	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-122802), as amended. Such Registration Statement was originally filed with the Securities and Exchange Commission on February 14, 2005.
*	Previously Filed.